                                                                   Exhibit 99.1


                               OFFERING CIRCULAR

OFFERING CIRCULAR

                       WALNUT FINANCIAL SERVICES, INC.

                              OFFER TO EXCHANGE
                          ONE SHARE OF COMMON STOCK
                                     FOR
              EACH 4 OUTSTANDING COMMON STOCK PURCHASE WARRANTS
                  WITH AN EXERCISE PRICE OF $3.00 PER SHARE
                  -----------------------------------------
           THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
            5:00 P.M. EST ON DECEMBER 18, 1997, UNLESS EXTENDED.
          THE EXCHANGE OFFER IS CONDITIONED ON, AMONG OTHER THINGS,
                       THE SHAREHOLDERS OF THE COMPANY
                      APPROVING THE EXCHANGE OFFER AND
            A MINIMUM OF 527,083 WARRANTS BEING TENDERED PURSUANT
                           TO THIS EXCHANGE OFFER.
                     SEE "THE EXCHANGE OFFER--CONDITIONS
                           TO THE EXCHANGE OFFER."
                  -----------------------------------------

     Walnut Financial Services, Inc., a Utah corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular (the "Offering Circular") and in the accompanying Letter of Transmittal, to exchange one share (the "Exchange Consideration") of Common Stock, par value $.01 per share (the "Common Stock"), of the Company for each 4 outstanding Common Stock Purchase Warrants having an exercise price of $3.00 per share (the "Warrants") of the Company (the "Exchange Offer"). The value of the Warrants exchanged for Common Stock issued in the Exchange Offer may be below the current net asset value for such Common Stock; therefore, the Company has submitted the Exchange Offer to its stockholders for their approval in order to comply with the Investment Company Act of 1940, as amended (the "1940 Act").

     The expiration date of the Exchange Offer is 5:00 p.m. EST on December 18, 1997 (the "Expiration Date), unless the Expiration Date is extended, in which case the Expiration Date will be the latest date and time to which the Expiration Date is extended.

     The Common Stock is quoted on The Nasdaq National Market (the "Nasdaq Stock Market"). On November 5, 1997, the closing price of the Common Stock reported on The Nasdaq Stock Market was $1.438 per share. The Warrants are not quoted on The Nasdaq Stock Market or any other exchange or quotation system.
No assurance can be given as to the prices at which the Common Stock might be traded, or the trading volume of the Common Stock, following the consummation of the Exchange Offer. See "Market and Trading Information."

     For the year ended December 31, 1996, on a pro forma basis, assuming the Exchange Offer had been consummated on January 1, 1996 and all Warrants had been exchanged, earnings (loss) per share applicable to the Common Stock would have increased from $(0.21) per share to $(0.20) per share. See "Pro Forma Unaudited Financial Information."

     As of the date of this Offering Circular, there are 1,149,924 Warrants outstanding. No members of management currently hold any Warrants, except that Joel S. Kanter, President and Chief Executive Officer of the Company, may be deemed to beneficially own 452,533 Warrants (39.4% of the total number of Warrants outstanding) owned by Windy City, Inc. ("WCI"), the President of which company is Mr. Kanter. WCI has advised the Company that it intends to tender all of its Warrants pursuant to the Exchange Offer. See "The Exchange Offer."

                        ----------------------------

           The date of this Offering Circular is November 7, 1997.

     Tendering Warrantholders will not be obligated to pay transfer taxes or exchange commissions in connection with the Exchange Offer. Tenders are irrevocable, except that Warrants tendered pursuant to the Exchange Offer may be withdrawn prior to the Expiration Date and, if not theretofore accepted for exchange, on or after January 12, 1998, pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Securities Exchange Act of 1934, as amended.

     The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Warrants. Regular employees of the Company, who will not receive additional compensation therefor, may provide information to holders of the Warrants concerning the Exchange Offer.

     The Company has made no arrangements and has no understanding with any independent dealer, salesman or other person regarding the solicitation of tenders hereunder, and no person has been authorized by the Company to give any information or to make any representation in connection with the Exchange Offer other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized. The delivery of this Offering Circular shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

     The Exchange Offer is not being made to, nor will the Company accept tenders from, holders of the Warrants in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE EXCHANGE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO WARRANTHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR WARRANTS. EACH WARRANTHOLDER MUST MAKE THE DECISION WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS.

IN EVALUATING THE EXCHANGE OFFER, WARRANTHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THE FACTORS AS DESCRIBED UNDER THE HEADING "RISK FACTORS" IN THIS OFFERING CIRCULAR.

THE COMMON STOCK TO BE ISSUED IN THE EXCHANGE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMON STOCK TO BE ISSUED IN THE EXCHANGE OFFER (THE "SECURITIES") HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR UNDER ANY STATE SECURITIES LAWS, AND THE SECURITIES ARE BEING OFFERED HEREBY IN RELIANCE ON AN EXEMPTION FROM REGISTRATION RELATING TO EXCHANGE OFFERS. THE SECURITIES AND EXCHANGE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES ARE EXEMPT FROM REGISTRATION. THE SECURITIES WILL BE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.



                              OFFERING CIRCULAR
                              TABLE OF CONTENTS                           PAGE
                              -----------------                           ----
SUMMARY................................................................     1
    The Company........................................................     1
    Purposes and Effects of the Exchange Offer.........................     1
    No Recommendation by Board of Directors............................     2
    Intention of Certain Related Parties...............................     2
    Acceptance Not Mandatory...........................................     2
    The Exchange Offer.................................................     2

RISK FACTORS...........................................................     5

BACKGROUND AND PURPOSES OF THE EXCHANGE OFFER; CERTAIN EFFECTS.........     5
    Purposes and Effects of the Exchange Offer.........................     5
    No Recommendation by Board of Directors............................     6

PRO FORMA UNAUDITED FINANCIAL INFORMATION..............................     6

MARKET AND TRADING INFORMATION.........................................     7

THE EXCHANGE OFFER.....................................................     7
    Description of the Warrants; Ratification of Initial Issuance......     7
    Effect of the Exchange Offer on the Warrantholders.................     8
    Terms of the Exchange Offer........................................     8
    Expiration Date; Extensions; Amendments............................     9
    Procedure for Tendering Warrants...................................    10
    Guaranteed Delivery Procedures.....................................    11
    Assistance.........................................................    11

Acceptance of Warrants for Exchange....................................    12
    Withdrawal Rights..................................................    12
    Conditions to the Exchange Offer...................................    12
    Fractional Shares..................................................    14
    Solicitation of Warrant Holders....................................    14
    Transfer Taxes.....................................................    14
    Certain U.S. Federal Income Tax Considerations.....................    14
    The Exchange Agent.................................................    15


DESCRIPTION OF SECURITIES..............................................    16

EXPERTS................................................................    16

AVAILABLE INFORMATION..................................................    16



LETTER OF TRANSMITTAL..................................................     1
            1.  GUARANTEE OF SIGNATURES................................     4
            2.  DELIVERY OF THIS LETTER OF TRANSMITTAL AND CERTIFICATES
                FOR WARRANTS; GUARANTEED DELIVERY PROCEDURES...........     4
            3.  INADEQUATE SPACE.......................................     5
            4.  WITHDRAWALS OF TENDER..................................     5
            5.  PARTIAL TENDERS........................................     5
            6.  SIGNATURES ON THIS LETTER OF TRANSMITTAL; INSTRUMENTS
                OF TRANSFER AND ENDORSEMENTS...........................     6
            7.  TRANSFER TAXES.........................................     6
            8.  SPECIAL EXCHANGE INSTRUCTIONS AND SPECIAL DELIVERY
                INSTRUCTIONS...........................................     6
            9.  IRREGULARITIES AND WAIVER OF CONDITIONS................     6
            10. MUTILATED, LOST, STOLEN OR DESTROYED WARRANTS..........     7
            11. TAXPAYER INFORMATION AND SUBSTITUTE W-9................     7
            12. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES...........     8

FORM OF NOTICE OF GUARANTEED DELIVERY..................................    14

Exhibit A -- Confidential Private Placement Memorandum, dated
             October 21, 1997                                             A-1


                                   SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Offering Circular. Capitalized terms used and not defined in this summary shall have the respective meanings ascribed to them elsewhere in this Offering Circular. EACH WARRANTHOLDER IS URGED TO READ THIS OFFERING CIRCULAR IN ITS ENTIRETY.

THE COMPANY

     Walnut Financial Services, Inc., a Utah corporation (the "Company"), is a closed-end management investment company, which elected on October 15, 1997 to be regulated as a business development company ("BDC") under the Investment Company Act of 1940, as amended (the "1940 Act"). As such, the Company will be generally required to invest at least 70% of its total assets in certain prescribed "Eligible Assets," which generally include securities of privately-held companies and cash items, government securities and high-quality short-term debt. See "The Company--Government Regulation--BDC Regulation" and "Risk Factors Restrictions on Future Acquisitions" in the PPM (as defined below). Prior to such election, the Company may have been operating as an unregistered investment company. See "Risk Factors--Failure to Comply with the 1940 Act" in the PPM. The Company currently has two primary business focuses:
(i) investing in start-up and early stage development companies and (ii) operating an investment vehicle that specializes in bridge financing to small to medium-sized companies. The Company's goal is to expand its business lines in order to become a single source for the various financing needs of small and medium-sized companies. The Company is actively pursuing the acquisition of additional operating businesses in the financial services industry, particularly in the accounts receivable factoring industry. See "The Company--Recent Developments" in the PPM. Management anticipates that the Company may seek to cease to be a BDC upon the acquisition of additional operating businesses; however, the Company may not change the nature of its business so as to cease to be a BDC unless such change is approved by the Company's shareholders in accordance with the 1940 Act.

     The principal executive offices of the Company are located at 8000 Towers Crescent Drive, Vienna, Virginia 22182, telephone number (703) 448-3771.

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

     The purpose of the Exchange Offer is to eliminate or significantly reduce the number of derivative securities of the Company outstanding. As a BDC, the Company is generally prohibited from having outstanding derivative securities (e.g., options, warrants, etc.) convertible or exchangeable into a number of shares of capital stock in excess of 25% (the "25% Limitation") of the number of then outstanding shares of capital stock. As of November 5, 1997, the Company had 14,659,172 shares of Common Stock outstanding and derivative securities relating to 2,066,876 shares of Common Stock.

     Concurrently with the Exchange Offer, the Company is engaging in a private placement (the "Private Placement") of units (the "Units"), with each Unit consisting of 50,000 shares of Common Stock and 35,000 Class A Redeemable Common Stock purchase warrants (the "Class A Warrants"). In addition, subject to shareholder approval, the Company intends to sell an additional 1,000,000 Class A warrants (the "Initial Class A Warrants") to certain purchasers. The Private Placement is described in the Confidential Private Placement Memorandum dated October 27, 1997 (the "PPM"), a copy of which is attached as Exhibit A to this Offering Circular and made a part hereof. Consummation of the Exchange Offer is one of the conditions to the completion of the Private Placement.

     The Company proposes to offer and sell a minimum of 50 Units and a maximum of 80 Units. The closing of the minimum Private Placement would result in the issuance of 2,500,000 shares of Common Stock and

1,750,000 Class A Warrants. As a result, at the minimum level the Company would have a total number of 17,159,172 shares of Common Stock outstanding and 4,816,876 derivative securities (inclusive of the Initial Class A Warrants), which amount would exceed the 25% Limitation by 527,083 derivative securities. The Closing of the maximum Private Placement would result in the issuance of 4,000,000 shares of Common Stock and 2,800,000 Warrants. As a result, at the maximum level the Company would have 18,659,172 shares of Common Stock outstanding and 5,866,876 derivative securities, which amount would exceed the 25% Limitation by 1,202,083 derivative securities. Accordingly, it is necessary that the Company reduce the number of derivative securities currently outstanding through the Exchange Offer in order to be able to close the Private Placement in compliance with the 25% Limitation. See "Background and Purposes of the Exchange Offer; Certain Effects--Purposes and Effects of the Exchange Offer."

NO RECOMMENDATION BY BOARD OF DIRECTORS

     The Board of Directors of the Company has approved the Exchange Offer. However, neither the Company nor its Board of Directors makes any recommendation to Warrantholders as to whether to tender or refrain from tendering their Warrants. Each Warrantholder must make the decision whether to tender Warrants and, if so, how many Warrants.

INTENTION OF CERTAIN RELATED PARTIES

     Joel S. Kanter, President and Chief Executive Officer of the Company, is the President of Windy City, Inc. ("Windy City"), which is owned by various trusts for the benefit of members of the family of Burton W. Kanter, the Company's Chairman of the Board. Windy City owns 452,533 Warrants (the "Windy City Warrants") and has advised the Company that it intends to tender all of its Warrants. No other director or officer of the Company owns any Warrants. See "The Exchange Offer."

ACCEPTANCE NOT MANDATORY

     Warrantholders are free to exchange or not exchange their Warrants for shares of Common Stock in the Exchange Offer and may tender all or some of their Warrants by properly completing and delivering the Letter of Transmittal, together with their Warrants, to the Exchange Agent.

THE EXCHANGE OFFER

The Exchange Offer.................  One share of Common Stock in exchange for each 4 Warrants tendered.  The Common
                                     Stock issued in the Exchange Offer will
                                     not be registered under the Securities Act
                                     and will not be subject to registration
                                     rights.  The value of the Warrants
                                     exchanged for Common Stock issued in the
                                     Exchange Offer may be below the current
                                     net asset value for such Common Stock;
                                     therefore, the Company has submitted the
                                     Exchange Offer to its stockholders for
                                     their approval in order to comply with
                                     the 1940 Act.

Conditions to
 Exchange Offer....................  The Exchange Offer is conditioned upon, among other things, (i) the Company's
                                     shareholders approving at the Annual
                                     Meeting of Shareholders to be held on
                                     December 18, 1997, and any adjournment
                                     thereof (the "Annual Meeting"), (x) the
                                     Exchange Offer and (y) an extension of the
                                     expiration date of all Warrants to June
                                     30, 2005, and (ii) a minimum of 527,083
                                     Warrants outstanding (45.84%) being
                                     tendered.  See "The Exchange
                                     Offer--Conditions to the Exchange" for a
                                     statement of the other conditions to the
                                     Company's obligation to accept Warrants
                                     tendered pursuant to the Exchange Offer.

Fractional Shares..................  Tendering record holders of Warrants that are accepted for exchange will not receive
                                     fractional shares of Common Stock but
                                     instead will



                                     receive a cash payment in lieu thereof
                                     equal to the product of such fraction
                                     multiplied by the closing bid price for
                                     the Common Stock as reported on The Nasdaq
                                     National Market on the date the Exchange
                                     Agent receives the properly completed
                                     Letter of Transmittal.

Expiration Date....................  The "Expiration Date" of the Exchange
                                     Offer will be 5:00 p.m. EST on December
                                     18, 1997, unless the Exchange Offer
                                     is extended, in which case the term
                                     "Expiration Date" shall mean 5:00 p.m. EST
                                     on the last date to which the Exchange
                                     Offer is extended.  See "The Exchange
                                     Offer--Expiration Date; Extensions;
                                     Amendments."

How to Tender in the
 Exchange Offer....................  A holder electing to tender Warrants in the
                                     Exchange Offer should either (i) complete
                                     and sign the Letter of Transmittal, have
                                     the signatures thereon guaranteed, if
                                     required by Instruction 2 thereof, and
                                     mail or deliver the Letter of Transmittal
                                     with the Warrants and any other required
                                     documents to the Exchange Agent at the
                                     address set forth on the back cover page
                                     of this Offering Circular, or (ii) request
                                     his broker, dealer, commercial bank, trust
                                     company or other nominee to effect the
                                     transaction for him.  Holders will not be
                                     obligated to pay any brokerage
                                     commissions in connection with the
                                     Exchange Offer.

Withdrawal Rights..................  Tendered Warrants may be withdrawn at any time until the Expiration Date and, if
                                     not theretofore accepted for exchange by
                                     the Company, on or after January 12, 1998.
                                     See "The Exchange Offer--Withdrawal
                                     Rights."

Acceptance of  Warrants and
 Delivery of Common Stock..........  Subject to the satisfaction or waiver of all conditions of the Exchange Offer, the
                                     Company    will accept for exchange all
                                     Warrants validly tendered on or prior to
                                     the Expiration Date.  The Common Stock
                                     will be delivered in exchange for the
                                     Warrants accepted in the Exchange Offer
                                     promptly after acceptance on the
                                     Expiration Date.  See "The Exchange
                                     Offer--Terms of the Exchange Offer."

Federal Income Tax
 Considerations....................  For a discussion of certain Federal income tax consequences of the Exchange
                                     Offer to tendering holders and to the
                                     Company, see "Certain Federal Income Tax
                                     Considerations."  However, Warrantholders
                                     are urged to consult with their own tax
                                     advisors as to the specific tax
                                     consequences to them of the Exchange
                                     Offer.

Common Stock.......................  There are 50,000,000 shares of Common
                                     Stock and 1,000,000 shares of Preferred
                                     Stock authorized for issuance, of
                                     which 14,659,172 shares of Common Stock
                                     and no shares of Preferred Stock are
                                     issued and outstanding.  In addition,
                                     options to acquire up to an additional
                                     2,066,876 shares of Common Stock upon the
                                     exercise of options and warrants (not
                                     including the Warrants and the Warrants
                                     which may be issued in the Private
                                     Placement) are outstanding.  The maximum
                                     number of shares of Common Stock offered
                                     for exchange by the Company in the
                                     Exchange Offer, an aggregate of 287,481
                                     shares,


                                     represents approximately 2.0% of
                                     the current number of shares of Common
                                     Stock.  See "Description of Securities."

Market and
 Trading Information...............  The outstanding Common Stock are quoted on The Nasdaq Stock Market.  The Warrants
                                     are not quoted on The Nasdaq National
                                     Market or on any other exchange or
                                     quotation system. The Common Stock
                                     issuable in the Exchange  Offer will be
                                     quoted on The Nasdaq National Market,
                                     subject to official notice of issuance,
                                     under the symbol "WNUT".  On November 5,
                                     1997, the closing quotation reported on
                                     The Nasdaq Stock Market for the Common
                                     Stock was $1.438.  NO ASSURANCE CAN BE
                                     GIVEN CONCERNING THE PRICES AT WHICH THE
                                     COMMON STOCK MIGHT BE TRADED OR THE
                                     TRADING VOLUME OF THE COMMON STOCK
                                     FOLLOWING THE CONSUMMATION OF THE EXCHANGE
                                     OFFER.

                                     Quotations on The Nasdaq National Market reflect interdealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. WARRANTHOLDERS ARE URGED TO
                                     OBTAIN CURRENT MARKET INFORMATION WITH
                                     RESPECT TO THE COMMON STOCK. See "Market and Trading Information."

Exchange Agent.....................  Corporate Stock Transfer, Inc. is the
                                     exchange agent (the "Exchange Agent") for
                                     the Exchange Offer.

Failure to Participate in
 Exchange Offer....................  Holders of the Warrants who do not
                                     exchange their Warrants for shares of
                                     Common Stock in the Exchange Offer
                                     will be entitled to receive shares of
                                     Common Stock upon exercise of the
                                     Company's Warrants upon the same terms and
                                     conditions as are currently contained in
                                     the Warrants, subject to the extension of
                                     the expiration date of the Warrants to
                                     June 30, 2005.  See "The Exchange
                                     Offer--Description of the Warrants" and
                                     "--Effect of the Exchange Offer on the
                                     Warrantholders."

Further Information................  Requests for additional copies of this
                                     Offering Circular, the Letter of
                                     Transmittal or any other documents
                                     furnished herewith should be directed to
                                     the Exchange Agent at its address and
                                     telephone number set forth on the back
                                     cover page of this Offering Circular.  For
                                     further information concerning the
                                     Exchange Offer, contact the Exchange Agent
                                     or Joel S. Kanter, President and Chief
                                     Operating Officer, Walnut Financial
                                     Services, Inc., 8000 Towers Crescent
                                     Drive, Suite 1070, Vienna, Virginia 22182,
                                     (703) 448-3771.

Use of Proceeds....................  There will be no cash proceeds to the
                                     Company from the Exchange Offer.

Risk Factors.......................  Investment in the securities of the
                                     Company involves a high degree of risk,
                                     including, but not limited to, risks
                                     relating to the Company's




                                     failure to comply, and ongoing compliance, with the 1940 Act, as well as risks resulting from the Company's financial condition, the financial condition of the Company's portfolio companies, changes in the Company's industry, numerous competing entities in the Company's industry, and the Company's growth strategy. See "Risk Factors."

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION THAT WARRANTHOLDERS TENDER OR REFRAIN FROM TENDERING THEIR WARRANTS, AND NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION ON BEHALF OF THE COMPANY. THIS IS A MATTER FOR EACH WARRANTHOLDER TO DETERMINE AFTER CONSULTATION WITH HIS ADVISORS, INCLUDING TAX ADVISORS, ON THE BASIS OF HIS OWN FINANCIAL POSITION AND REQUIREMENTS. SEE "THE EXCHANGE OFFER--CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS."

                                RISK FACTORS

     THERE ARE SUBSTANTIAL RISK FACTORS INVOLVING INVESTMENT IN THE COMMON STOCK OFFERED HEREBY AND IN THE WARRANTS. CERTAIN OF THOSE RISK FACTORS ARE SET FORTH IN THE PPM UNDER THE HEADING "RISK FACTORS," WHICH SECTION DOES NOT PURPORT TO SET FORTH EVERY RISK FACTOR ASSOCIATED WITH SUCH INVESTMENT. EACH WARRANTHOLDER SHOULD CAREFULLY CONSIDER SUCH RISKS INHERENT IN, AND AFFECTING THE BUSINESS OF, THE COMPANY BEFORE MAKING A DECISION TO TENDER WARRANTS FOR COMMON STOCK. WARRANTHOLDERS ARE ADVISED TO DISCUSS THE POTENTIAL BENEFITS AND ASSOCIATED RISKS OF TENDERING WARRANTS WITH THEIR INVESTMENT, TAX AND LEGAL ADVISORS.

     THIS OFFERING CIRCULAR AND THE PPM CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE RESULTS OF OPERATIONS AND BUSINESSES OF THE COMPANY. THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED, PROJECTED, FORECAST, ESTIMATED OR BUDGETED IN SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:
(i) HEIGHTENED COMPETITION, INCLUDING SPECIFICALLY THE INTENSIFICATION OF PRICE COMPETITION, THE ENTRY OF NEW COMPETITORS AND THE FORMATiON OF NEW FINANCIAL SERVICES AND PRODUCTS BY EXISTING OR NEW FINANCIAL SERVICE PROVIDERS; (ii) ADVERSE STATE AND FEDERAL LEGISLATION AND REGULATION; (iii) GENERAL MARKET DECLINE OR OTHER EVENTS WHICH ADVERSELY AFFECT THE STOCK MARKET IN GENERAL OR THE COMPANY'S PORTFOLIO COMPANIES IN PARTICULAR; (iv) INABILITY TO CONSUMMATE STRATEGIC ACQUISITIONS AND/OR EXPANSION PLANS; (v) LOSS OF KEY EXECUTIVES; (vi) CHANGES IN INTEREST RATES; (vii) GENERAL ECONOMIC AND BUSINESS CONDITIONS WHICH ARE LESS FAVORABLE THAN EXPECTED; AND (viii) UNANTICIPATED CHANGES IN INDUSTRY TRENDS.

       BACKGROUND AND PURPOSES OF THE EXCHANGE OFFER; CERTAIN EFFECTS

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

     The purpose of the Exchange Offer is to eliminate or significantly reduce the number of derivative securities of the Company outstanding. The Warrants are derivative securities, and those tendered in the Exchange Offer will be retired by the Company. As a BDC, the Company is generally prohibited from having outstanding derivative securities (e.g., options, warrants, etc.) convertible or exchangeable into a number of shares of capital stock in an amount that would exceed the 25% Limitation. Under certain circumstances, which are not currently present, a BDC may be prohibited from having outstanding derivative securities convertible or exchangeable into a number of shares of capital stock in excess of 20% of the number of then outstanding shares of capital stock. See "Term of the Offering--Closing Conditions" in the PPM. As of November 5, 1997, the Company had 14,659,172 shares of Common Stock outstanding and derivative securities relating to 2,066,876 shares of Common Stock.

     Concurrently with the Exchange Offer, the Company is engaged in the Private Placement of Units with each Unit consisting of 50,000 shares of Common Stock and 35,000 Class A Warrants. Consummation of the Exchange Offer is one of the conditions to the completion of the Private Placement. The Private Placement is described in the PPM, which is attached hereto as Exhibit A and made a part hereof. The Company proposes to offer and sell a minimum of 50 Units and a maximum of 80 Units. The closing of the minimum Private Placement would result in the issuance of 2,500,000 shares of Common Stock and 1,750,000 Class A Warrants. As a result, at the minimum level the Company would have a total number of 17,159,172 shares of Common Stock outstanding and 4,816,876 derivative securities, which amount would exceed the 25% Limitation by 527,083. The Closing of the maximum Private Placement will result in the issuance of 4,000,000 shares of Common Stock and 2,800,000 Warrants. As a result, at the maximum level the Company would have 18,659,172 shares of Common Stock outstanding and 5,866,876 derivative securities, which amount would exceed the 25% Limitation by 1,202,083 shares. Accordingly, it is necessary that the Company reduce the number of derivative securities currently outstanding in order to be able to close the Private Placement in compliance with the 25% Limitation.

     The Company may, in the future, purchase Warrants in private transactions, through tender offers or otherwise. However, Rule 13e-4 under the Exchange Act prohibits the Company from making any purchases of shares of Common Stock or Warrants until 10 business days after the Expiration Date, other than pursuant to the Exchange Offer. Any purchases the Company may choose to make may be on the same terms as, or on terms more or less favorable to holders than, the terms of the Exchange Offer. Any possible future purchases by the Company will depend on numerous factors, including the market price of the Warrants, the results of the Exchange Offer, the Company's business and financial condition and general economic and market conditions.

     SHARES OF COMMON STOCK ISSUED IN EXCHANGE FOR WARRANTS IN THE EXCHANGE OFFER WILL BE DEEMED RESTRICTED STOCK UNDER THE SECURITIES ACT AND CANNOT BE RESOLD UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITY ACT IS AVAILABLE. SHARES OF COMMON STOCK ISSUED IN EXCHANGE FOR WARRANTS IN THE EXCHANGE OFFER WILL NOT BE SUBJECT TO ANY REGISTRATION RIGHTS.

NO RECOMMENDATION BY BOARD OF DIRECTORS

     The Board of Directors of the Company has approved the Exchange Offer. However, neither the Company nor its Board of Directors makes any recommendation to Warrantholders as to whether to tender or refrain from tendering their Warrants. Each Warrantholder must make the decision whether to tender Warrants and, if so, how many Warrants.

                  PRO FORMA UNAUDITED FINANCIAL INFORMATION

     The Pro Forma Unaudited Earnings Per Share and Book Value Per Share set forth below for the year ended December 31, 1996 and the six months ended June 30, 1997 and 1996 are based on the historical financial statements of the Company and have been prepared to give effect to the Exchange Offer as if it had been consummated on January 1, 1996 with respect to the fiscal year comparison and with respect to the nine month comparison. The information provided that gives effect to the Exchange Offer assumes that holders of Warrants elect to exchange into Common Stock the minimum number of Warrants required hereunder, on the one hand, and all Warrants, on the other hand. The Company's full audited financial statements are included in the PPM, attached as Exhibit A to, and made a part of, this Offering Circular.


                                   FISCAL YEAR ENDED DECEMBER 31, 1996            SIX MONTHS ENDED JUNE 30, 1997
                                   -----------------------------------            ------------------------------
                                      ACTUAL              PRO FORMA                ACTUAL              PRO FORMA
Earnings (Loss) Per Share......       (0.21)                                       (0.04)
   Assuming Minimum Tender
    (131,770 shares) (1).......                             (0.21)                                       (0.03)

Assuming Maximum Tender
    (287,481 shares) (2).......                             (0.20)                                       (0.03)

Book Value Per Share...........        0.98                                         0.95
   Assuming Minimum Tender
    (131,770 shares) (1).......                              0.98                                         0.94

Assuming Maximum Tender
    (287,481 shares) (2).......                              0.97                                         0.93


---------------------

(1) Assumes that holders of 527,083 (45.84%) of the Warrants outstanding elect to exchange their Warrants for Common Stock.

(2) Assumes that holders of 1,149,924 (100%) of the Warrants outstanding elect to exchange their Warrants for Common Stock.


                        MARKET AND TRADING INFORMATION

     As of the date hereof, there are 1,149,924 Warrants outstanding, all with an exercise price of $3.00. The Warrants are not quoted on The Nasdaq Stock Market or any exchange or other quotation system. All Warrants are currently "out of the money," based on the closing stock price as of November 5, 1997 of $1.438 per share. Information concerning the number of outstanding shares of Common Stock, the market on which Common Stock trades and quarterly price information is set forth in the PPM under the heading "Description of Securities--Market Price of Common Stock."

                              THE EXCHANGE OFFER

DESCRIPTION OF THE WARRANTS; RATIFICATION OF ISSUANCE

     There are 1,149,924 currently outstanding Warrants, all of which are subject to the Exchange Offer. The Warrants were issued in two phases, and have substantially similar terms, except for different expiration dates. All Warrants give the holder the right to purchase one share of Common Stock, subject to certain anti-dilution adjustments, for $3.00 per share. The Windy City Warrants expire June 30, 1998, with the remaining 697,391 Warrants (the "Universal Warrants") expiring June 17, 2001. It is a condition to this Exchange Offer that the shareholders of the Company approve at the Annual Meeting an extension of the expiration date of the Warrants to June 30, 2005 (the "Extension Condition"). There can be no assurance, however, that the Extension Condition will be met. Nevertheless, Warrantholders should act as though the Extension Condition will be satisfied when considering whether to tender Warrants because the Company is not permitted to waive the Extension Condition. See "--Conditions to the Exchange Offer."

     The Universal Warrants were issued pursuant to and are governed by that certain Warrant Agreement (Universal) dated as of June 17, 1996 (the "Universal Agreement"). The Universal Agreement provides that, from and after June 17, 1997, the Universal Warrants may be redeemed, at the option of the Company, at a price of $0.10 per Warrant; provided, however, that redemptions shall not be permitted unless (i) the closing bid price for shares of Common Stock for 20 of the 30 trading days prior to the date of the redemption notice exceeds
$4.50 per share and (ii) the Common Stock which would be issued upon the exercise of a Warrant shall be registered under the Securities Act. This last requirement is important because the Warrantholder shall have the right to exercise his Warrants until 5:00 p.m. on the date preceding the redemption date. The redemption date must be at least 30 days following the date of the redemption notice.

     The Windy City Warrants were issued pursuant to a subscription agreement, which provides for a $3.00 exercise price and an expiration date of June 30, 1998.

     The Windy City Warrants are owned by Windy City, the president of which is Joel S. Kanter, the president and chief executive officer of the Company.
Windy City has advised the Company that it intends to tender all of the Windy City Warrants pursuant to the Exchange Offer.

     At the Annual Meeting, the Company is seeking approval of the extension and ratification by the Company's shareholders of the issuance of the Warrants because the presence of such outstanding Warrants may otherwise be in violation of the 1940 Act. The purpose of the ratification by shareholders is to comply with the capital structure provisions of the 1940 Act applicable to a BDC, which require shareholder approval in certain circumstances. If such approval is not obtained, the Warrants will nonetheless remain outstanding and would be in violation of the 1940 Act.

EFFECT OF THE EXCHANGE OFFER ON THE WARRANTHOLDERS

     Upon acceptance of the tendered Warrants by the Company, the Warrantholders will receive one share of Common Stock for each 4 Warrants tendered. Warrantholders who do not participate in the Exchange Offer will retain the right to purchase 1 share of Common Stock at an exercise price of $3.00 per Warrant, which price will remain subject to the adjustment provisions, if any, of the governing warrant agreement. The expiration date of Warrants that are not tendered into the Exchange Offer will be extended to June 30, 2005, assuming the Extension Condition is met.

TERMS OF THE EXCHANGE OFFER

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange one share of Common Stock for each 4 Warrants tendered.

     The Company will accept any Warrants validly tendered and not withdrawn prior to 5:00 p.m. EST on the Expiration Date. Warrants that are not accepted for exchange will be returned as promptly as practicable after the Expiration Date. Warrantholders may tender all or a portion of their Warrants pursuant to the Exchange Offer.

     If the Company should increase or decrease the number of shares of Common Stock offered in exchange for the Warrants in the Exchange Offer, such changed consideration would be paid with regard to all Warrants accepted in the Exchange Offer. If the consideration is so changed, the Exchange Offer will remain open at least ten business days from the date the Company first gives notice, by public announcement or otherwise, of such increase or decrease.

     As of November 5, 1997, 1,149,924 Warrants were outstanding and there were approximately 50 registered Warrantholders. Only holders or owners of Warrants (or such Warrantholder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining Warrantholders entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Offering Circular, none of such holders is an affiliate (as defined in Rule 405 under the Securities Act) of the Company, except that Windy City owns 452,533 Warrants and has advised the Company that it intends to tender all of its Warrants pursuant to the Exchange Offer.

     Warrantholders do not have any appraisal or dissenters' rights under the Revised Business Corporation Act of the State of Utah or otherwise in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     The Company shall be deemed to have accepted validly tendered Warrants when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for tendering Warrantholders for the purposes of receiving the Common Stock from the Company.

     If any tendered Warrants are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Warrants will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Tendering Warrantholders will not be required to pay brokerage commissions or fees with respect to the exchange of Warrants for Common Stock pursuant to the Exchange Offer. The Company will pay all charges and expenses in connection with the Exchange Offer. The Company will also pay all transfer taxes, if any, applicable to the transfer and exchange of Warrants pursuant to the Exchange Offer. If, however, Warrants not exchanged are to be delivered to, or are to be issued in the name of, any person other than the registered Warrantholder, or if tendered Warrants are recorded in the name of any person other than the person signing the Letter of Transmittal, then the amount of such transfer taxes (whether imposed on the registered Warrantholder or any other person) will be payable by the tendering Warrantholder. See "--Transfer Taxes."

     Although the Company has no plan or intention to do so, it reserves the right in its sole discretion to purchase or make offers for any Warrants that remain outstanding after the consummation of the Exchange Offer. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m. EST on December 18, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m. EST on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right in its sole discretion, (i) to delay accepting any Warrants, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under "Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a supplement to this Offering Circular that will be distributed to the registered Warrantholders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Warrantholders, if the Exchange Offer would otherwise expire during such five to ten business day period. If the Company amends the terms of the Exchange Offer to improve the consideration for the Warrants, the Company will give such improved consideration to all tendering Warrantholders, including Warrantholders who have previously tendered Warrants.

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall not have an obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely public disclosure.

PROCEDURE FOR TENDERING WARRANTS

     The tender by a Warrantholder as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Warrantholder and the Company upon the terms and subject to the conditions set forth in this Offering Circular and in the accompanying Letter of Transmittal. Except as set forth below, a Warrantholder who wishes to tender Warrants for exchange pursuant to the Exchange Offer must transmit such Warrants, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth herein on or prior to 5:00 p.m. EST on the Expiration Date.

     THE METHOD OF DELIVERY OF WARRANTS, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE WARRANTHOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     A signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, need not be guaranteed if the Warrants surrendered for exchange pursuant thereto (i) are tendered by a registered Warrantholder of the Warrants who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) are tendered by an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or is otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If Warrants are registered in the name of a person other than a signer of the Letter of Transmittal, the Warrants surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a stock power, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Warrantholder, with the signature thereon guaranteed by an Eligible Institution. The term "registered Warrantholders" as used herein with respect to the Warrants means any person in whose name the Warrants are registered on the books of the registrar for the Warrants.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Warrants tendered for exchange will be determined by the Company in its sole, reasonable discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Warrants not properly tendered or to reject any particular Warrants which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Warrants either before or after the

Expiration Date. The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Warrants for exchange must be cured within such reasonable period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Warrants for exchange but shall not incur any liability for failure to give such notification. Tenders of the Warrants will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, stock power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of such person's authority to so act must be submitted.

     Any beneficial owner whose Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Warrants in the Exchange Offer should contact such registered Warrantholder promptly and instruct such registered Warrantholder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender directly, such beneficial owner must, prior to completing and executing the Letter of Transmittal and tendering Warrants, make appropriate arrangements to register ownership of the Warrants in such beneficial owner's name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

GUARANTEED DELIVERY PROCEDURES

     Warrantholders who wish to tender their Warrants but whose Warrants are not immediately available or who cannot deliver their Warrants and Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Warrants according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Warrantholder, (ii) prior to the Expiration Date, the Exchange Agent must have received from the Warrantholder and the Eligible Institution a properly completed and duly executed Letter of Transmittal and a Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Warrantholder, the certificate number or numbers of the tendered Warrants, stating that the tender is being made thereby and guaranteeing that, within three business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Warrants and any other required documents will be deposited by the Eligible Institution with the Exchange Agent, and
(iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Warrants in proper form for transfer must be received by the Exchange Agent within three business days after the Expiration Date. Any Warrantholder who wishes to tender Warrants pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Warrants prior to 5:00 p.m. EST on the Expiration Date. Failure to complete the guaranteed delivery outlined above will not, of itself, affect the validity or effect a revocation of any Letter of Transmittal properly completed if executed by a holder who attempted to use the guaranteed delivery process.

ASSISTANCE

     All tendered Warrants, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of this Offering Circular, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

By Registered or Certified Mail:         By Facsimile: (303) 592-8821


CORPORATE STOCK TRANSFER, INC.           Confirmed by Telephone: (303) 595-3300
370 17th Street                          (Originals of all documents submitted by facsimile should be
Suite 2350                               sent promptly by hand, overnight courier, or registered or
Denver, Colorado  80202                  certified mail.)
Attention:  Carylyn Bell


ACCEPTANCE OF WARRANTS FOR EXCHANGE

     Upon satisfaction or waiver of all conditions to the Exchange Offer and following the Expiration Date, the Company will promptly accept all Warrants properly tendered, and will immediately thereafter issue the appropriate number of corresponding shares of Common Stock to eligible Warrantholders. For purposes of the Exchange Offer, the Company shall be deemed to have accepted Warrants that are tendered for exchange when, and if, the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuances of Common Stock for Warrants that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Warrants, a properly completed and duly executed Letter of Transmittal, and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Warrants are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Warrant certificates are submitted for a greater number than the holder desires to exchange, such unaccepted or nonexchanged Warrants or substitute Warrants evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

     Tenders of the Warrants may be withdrawn at any time prior to 5:00 p.m. EST on the Expiration Date and, if not theretofore accepted for exchange by the Company, on or after January 12, 1998.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth herein. Any such notice of withdrawal must (i) specify the name of the person having deposited the Warrants to be withdrawn ("Depositor"), (ii) identify the Warrants to be withdrawn (including the Warrant certificate number or numbers and number of Warrants), and (iii) be signed in the same manner required for the Letter of Transmittal by which such Warrants were tendered. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. The Warrants so withdrawn, if any, will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Warrants which have been tendered for exchange but which are withdrawn will be returned to the Warrantholder without cost to such Warrantholder as soon as practicable after withdrawal. Warrants properly withdrawn may be re-tendered by following the procedures described under "--Procedure for Tendering Warrants" at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue the Common Stock in exchange for, any Warrants and may terminate or amend the Exchange Offer if, any time before the Expiration Date, any of the following events shall occur, which occurrence, in the sole judgment of the Company and regardless of the circumstances (including any action by the Company) giving rise to any such events, makes it inadvisable to proceed with the Exchange Offer:

           (i) there shall be threatened, instituted, or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (a) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (b) resulting in a material delay in the ability of the Company to accept for exchange some or all of the Warrants pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any domestic or foreign government or governmental authority that, in the reasonable judgment of the Company, might directly or indirectly result in any of the consequences referred to in clauses (a) or (b) above, or would otherwise in the reasonable judgment of the Company make it inadvisable to proceed with the Exchange Offer;

           (ii) there shall have occurred (a) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (b) a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;

           (iii) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operation, prospects, plans, strategies, development projects or existing or contemplated financing arrangements of the Company that, in the reasonable judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have adverse significance with respect to the value of the Warrants or the Common Stock;

           (iv) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby;

           (v) the shareholders of the Company shall not have approved the extension of the expiration date for all Warrants to June 30, 2005 at the Annual Meeting;

           (vi) the shareholders of the Company shall not have approved the Exchange Offer at the Annual Meeting; or

           (vii) less than 527,083 (45.84%) of the Warrants outstanding have been properly tendered pursuant to the Exchange Offer.

      If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Warrants and return all tendered Warrants to the tendering holders, (ii) extend the Exchange Offer and retain all Warrants tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such Warrants (see "--Withdrawal Rights"), or (iii) except for the condition set forth in clause
(v) above, waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Warrants which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a supplement to this Offering Circular that will be distributed to the registered Warrantholders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Warrantholders, if the Exchange Offer would otherwise expire during such five to ten business day period.

      The Company expects that the foregoing conditions will be satisfied. The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding upon all parties.

FRACTIONAL SHARES

     No fractional shares of Common Stock will be issued as a result of the Exchange Offer. Each holder of a fractional interest in shares of the Company's Common Stock will be entitled to receive a cash payment in lieu of such fractional amount based on the current market price of a share of Common Stock. The current market price will be determined as follows: (i) if the shares of the Company's Common Stock are listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq Stock Market, the current market price shall be the last reported sale price of the shares of the Company's Common Stock on the last business day prior to the date of exchange or, if no such sale is made on such day, the average of the closing bid and asked prices for such day; or (ii) if the shares of Common Stock are not so listed or admitted to trading and bid and asked prices are not so reported, the current market price or current value shall be an amount determined in a reasonable manner by the Board of Directors of the Company.

     As soon as practicable after the determination of the amount of cash, if any, to be paid to the holder of shares of Common Stock with respect to any fractional share interests, the Exchange Agent shall distribute in cash the amount payable to such fractional holder.

SOLICITATION OF WARRANT HOLDERS

     The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokers, dealers and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Warrants, and in handling or forwarding tenders for their customers.

     The cash expenses to be incurred by the Company in connection with the Exchange Offer are estimated to be approximately $75,000, which include registration fees, listing fees, fees to the Exchange Agent and warrant agent, accounting, legal and printing fees, and associated expenses.

TRANSFER TAXES

     The Company will pay all transfer taxes, if any, applicable to the exchange of Warrants pursuant to the Exchange Offer. If, however, tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal or if a transfer tax is imposed for any reason other than the exchange of Warrants pursuant to the Exchange Offer, the amount of any such transfer tax (whether imposed on the registered Warrant holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted, the amount of such transfer tax will be billed directly to such tendering holder.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     THE FOLLOWING DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER AND DOES NOT CONSIDER ALL POTENTIAL TAX EFFECTS OF THE EXCHANGE OFFER OR THE TAX CONSEQUENCES TO A PARTICULAR WARRANTHOLDER IN LIGHT OF SUCH WARRANTHOLDER'S PERSONAL CIRCUMSTANCES. THIS DISCUSSION ALSO DOES NOT ADDRESS THE U.S. FEDERAL

INCOME TAX CONSEQUENCES TO WARRANTHOLDERS (AND UNDERLYING COMMON STOCK) NOT HELD AS CAPITAL ASSETS OR TO WARRANTHOLDERS SUBJECT TO SPECIAL TREATMENT, SUCH AS NON-U.S. PERSONS, DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, WARRANTHOLDERS OWNING AT LEAST 10% OF THE VOTING POWER OF THE COMPANY AND WARRANTHOLDERS WHO ACQUIRED THEIR INTERESTS PURSUANT TO THE EXERCISE OF OPTIONS OR SIMILAR DERIVATIVE SECURITIES OR OTHERWISE AS COMPENSATION, NOR PROVIDE AN ANALYSIS OF ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY, OR FOREIGN JURISDICTION. THIS DISCUSSION IS BASED ON CURRENT PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), CURRENT AND PROPOSED TREASURY REGULATIONS PROMULGATED THEREUNDER, AND ADMINISTRATIVE AND JUDICIAL DECISIONS AS OF THE DATE HEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. ACCORDINGLY, WARRANTHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OFFER TO THEM.

      The exchange of Warrants for shares of Common Stock will result in the following federal income tax consequences to participating Warrantholders:

           1. A participating Warrantholder will recognize gain or loss equal to the excess of (a) the sum of the fair market value of the shares of Common Stock received in the Exchange Offer and any cash received in lieu of a fractional share of Common Stock over (b) the participating Warrantholder's tax basis in the Warrants exchanged therefor;

           2. Such gain or loss will be capital gain or loss and will generally be a long term capital gain or loss if the Warrantholder has held the Warrant for more than one year at the time of exchange. Pursuant to recently enacted legislation, with respect to any capital asset sold or exchanged after July 29, 1997 and which has been held for more than eighteen months, capital gains will be subject to tax at a rate of twenty percent. With respect to any capital asset sold or exchanged after that date which has been held for more than twelve months but less than eighteen months, capital gains will remain subject to tax at a rate of twenty-eight percent;

           3. The tax basis of the shares of Common Stock received in the Exchange Offer will be equal to the fair market value of such shares of Common Stock received in the Exchange Offer; and

           4. The holding period for the shares of Common Stock received in the Exchange Offer will commence on the day following the consummation of the Exchange Offer.

      Foreign Warrantholders will not be subject to tax as a result of the exchange of Warrants for Common Stock to the extent that such exchange gives rise to capital gains not effectively connected to a United States trade or business.

THE EXCHANGE AGENT

      Corporate Stock Transfer, Inc. has been appointed as Exchange Agent for the Exchange Offer. Corporate Stock Transfer, Inc. also acts as warrant agent with respect to the Warrants. All correspondence in connection with the Exchange Offer and the Letters of Transmittal should be addressed to the Exchange Agent, as follows:

      Corporate Stock Transfer, Inc.
      370 17th Street
      Suite 2350
      Denver, Colorado 80202
      Attention:  Carylyn Bell

                          DESCRIPTION OF SECURITIES

     For a complete discussion of the Company's outstanding securities, including the Common Stock being offered in exchange for Warrants in the Exchange Offer, see the section entitled "Description of Securities" in the PPM. That section also contains a discussion of outstanding registration rights in the Company's securities.

                                   EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and for the year then ended have been included in the PPM attached hereto and made a part hereof in reliance upon the report of Richard A. Eisner & Company, LLP, independent auditors, given upon the authority of said firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files proxy statements, reports and other information with the Securities and Exchange Commission (the "SEC"). This filed material can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and in New York, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web Site address which contains reports, proxy and information statements and other information regarding the registrants that file electronically with the SEC. The address of such site is http://www.sec.gov.

     The Company has filed with the SEC an Issuer Tender Offer Statement on
Schedule 13E-4 (together with any amendments thereto, the "Tender Offer Schedule") under the Exchange Act with respect to the Warrants to be exchanged for Common Stock. Copies of the Tender Offer Schedule are available from the SEC upon payment of prescribed rates. Statements contained in this Offering Circular relating to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Tender Offer Schedule or such other document, each such statement being qualified in all respects by such reference.

     The shares of Common Stock are listed on The Nasdaq Stock Market. Reports and other information concerning the Company may be inspected at The Nasdaq Stock Market.

     Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, Warrant certificates and any other required documents should be sent by each holder or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at the address set forth below:

                The Exchange Agent for the Exchange Offer is:
                        CORPORATE STOCK TRANSFER, INC.


By Mail, Hand Delivery or Overnight Carrier:       By Facsimile Transmission: (303) 592-8821
Corporate Stock Transfer, Inc.                     (For Eligible Institutions Only)
370 17th Street
Suite 2350                                         Confirm Facsimile by Telephone: (303) 595-3300
Denver, Colorado  80202                            (For Confirmation Only)
Attention:  Carylyn Bell


                                                          EXHIBIT A TO THE
                                                          OFFERING CIRCULAR



Name:  _______________                                    Copy No: _____________


                           WALNUT FINANCIAL SERVICES, INC.
                   _______________________________________

                   CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM
                   _______________________________________

                           PRIVATE PLACEMENT OF UNITS

                         $2,500,000 MINIMUM - 50 UNITS
                         $4,000,000 MAXIMUM - 80 UNITS

         Walnut Financial Services, Inc., a Utah corporation (the "Company"), has elected, as of October 15, 1997, to be regulated as a "business development company" as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), specializing in the financing of and investment in small to medium-sized companies. The Company is furnishing this Confidential Private Placement Memorandum (this "Memorandum") on a confidential basis. This Memorandum relates to the Company's proposed offering and sale (the "Offering") of a minimum of $2,500,000, and a maximum of $4,000,000, of units (the "Units") at $50,000 per Unit (the "Offering Price"), being made pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. Each Unit consists of 50,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), (subject to adjustment as required by the 1940 Act; see "TERMS OF THE OFFERING--Adjustments to Units") and 35,000 Class A Redeemable Common Stock purchase warrants (a "Class A Warrant", and collectively, the "Class A Warrants"). Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock for a period of five years at an initial exercise price of $1.50. Under certain circumstances, the Class A Warrants are redeemable by the Company. See "DESCRIPTION OF SECURITIES--Warrants." SEE "RISK FACTORS" FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE UNITS. The closing of the Offering is subject to and contingent upon the satisfaction of certain conditions, including, without limitation, the approval of the Company's stockholders. See "TERMS OF THE OFFERING--Closing Conditions." The Company is offering the Units only to accredited investors and reserves the right to reject any subscription in whole or in part or to terminate the Offering.

      THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED
       BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS MEMORANDUM.  ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                                     -------------------------------------------------------------------------------
                                                     Price to              Commission and            Proceeds to
                                                     Investors          Expense Allowance(1)         Company(2)
------------------------------------------------------------------------------------------------------------------------------------
     Per Unit                                        $   50,000                  $  6,500           $    43,500
------------------------------------------------------------------------------------------------------------------------------------

     Total Minimum                                   $2,500,000                  $325,000            $2,175,000
------------------------------------------------------------------------------------------------------------------------------------
     Total Maximum                                   $4,000,000                  $520,000            $3,480,000
------------------------------------------------------------------------------------------------------------------------------------


(1) The Company has agreed to pay to Walsh Manning Securities, LLC (the "Placement Agent") a commission equal to 10% of the Offering Price and a non-accountable expense allowance equal to 3% of the Offering Price. See "PLAN OF DISTRIBUTION."

(2) Before deducting other expenses of the Offering payable by the Company, including legal, accounting and other expenses, estimated to be $200,000. See "THE OFFERING--Use of Proceeds."
                   _______________________________________

                         WALSH MANNING SECURITIES, LLC
                   _______________________________________
                                October 27, 1997

         THIS MEMORANDUM AND THE INFORMATION CONTAINED HEREIN IS CONFIDENTIAL AND HAS BEEN TRANSMITTED IN CONNECTION WITH THE OFFERING OF UNITS. THIS MEMORANDUM CONSTITUTES AN OFFER ONLY IF A NAME APPEARS IN THE APPROPRIATE SPACE ON THE COVER PAGE OF THIS MEMORANDUM AND THEN ONLY TO SUCH NAMED OFFEREE. THE COMPANY MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS
OF THE INFORMATION CONTAINED HEREIN.   ANY DISTRIBUTION OF THIS MEMORANDUM TO
ANY OTHER PERSON (EXCEPT THOSE INDIVIDUALS RETAINED BY SUCH PERSON TO ADVISE SUCH PERSON WITH RESPECT TO THE OFFERING) IS UNAUTHORIZED, AND ANY REPRODUCTION OF THIS MEMORANDUM IN WHOLE OR IN PART OR THE DISCLOSURE OF ANY OF ITS CONTENTS WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY IS PROHIBITED.

         NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS MEMORANDUM CONCERNING THE OFFERING, AND IF MADE, SUCH REPRESENTATIONS MUST NOT BE RELIED UPON. THE COMPANY MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.

         THE OFFEREE, BY ACCEPTING DELIVERY OF THIS MEMORANDUM, AGREES TO RETURN THIS MEMORANDUM AND ALL DOCUMENTS FURNISHED HEREWITH TO THE COMPANY, 8000 TOWERS CRESCENT DRIVE, SUITE 1070, VIENNA, VIRGINIA 22182, ATTENTION:
JOEL S. KANTER, IF THE OFFEREE DOES NOT PURCHASE ANY OF THE UNITS OR IF THE OFFERING IS TERMINATED.

         THIS MEMORANDUM CONTAINS SUMMARIES, BELIEVED BY THE COMPANY TO BE ACCURATE, OF CERTAIN DOCUMENTS, BUT ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE DOCUMENTS. ANY OR ALL SUCH DOCUMENTS ARE EITHER INCLUDED HEREIN OR WILL BE FURNISHED TO QUALIFIED PROSPECTIVE INVESTORS AT NO CHARGE UPON REQUEST. SUCH REQUESTS SHOULD BE DIRECTED TO THE COMPANY, 8000 TOWERS CRESCENT DRIVE, SUITE 1070, VIENNA, VIRGINIA 22182, TELEPHONE: (703) 448-3771, ATTENTION: JOEL S. KANTER.

         IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. NONE OF THE UNITS, THE COMMON STOCK OR THE WARRANTS HAS BEEN RECOMMENDED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE UNITS OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS, IN RELIANCE ON THE EXEMPTION FROM REGISTRATION RELATING TO TRANSACTIONS NOT INVOLVING ANY PUBLIC OFFERING. THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, AND IN COMPLIANCE WITH CERTAIN RESTRICTIONS SET FORTH HEREIN. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. NO PERSON SHOULD INVEST IN THE UNITS OFFERED HEREBY WHO IS NOT IN A POSITION TO LOSE HIS ENTIRE INVESTMENT. (SEE "RISK FACTORS.") INVESTORS WILL BE REQUIRED TO MAKE REPRESENTATIONS WITH RESPECT TO THEIR NET WORTH AND INCOME AND TO REPRESENT, AMONG OTHER THINGS, THAT THEY ARE FAMILIAR WITH AND UNDERSTAND THE TERMS OF THE OFFERING. (SEE "INVESTOR SUITABILITY STANDARDS.")

         EXCEPT AS MAY OTHERWISE BE DETERMINED BY THE COMPANY, THIS MEMORANDUM IS BEING DELIVERED, AND OFFERS AND SALES OF SECURITIES HEREUNDER SHALL BE MADE ONLY, TO RESIDENTS OF THE FOLLOWING STATES: ARIZONA, CALIFORNIA, CONNECTICUT, DELAWARE, THE DISTRICT OF COLUMBIA, FLORIDA, ILLINOIS, MARYLAND, NEW JERSEY, NEW YORK, PENNSYLVANIA, RHODE ISLAND AND TEXAS.

         THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH AN OFFER OR SOLICITATION IS NOT AUTHORIZED.


ARIZONA RESIDENTS

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE ARIZONA CORPORATION COMMISSION OR THE STATE OF ARIZONA, NOR HAS THE ARIZONA CORPORATION COMMISSION OR THE STATE OF ARIZONA PASSED UPON THE ACCURACY OF OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CONNECTICUT RESIDENTS

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE CONNECTICUT CORPORATION COMMISSION OR THE STATE OF CONNECTICUT, NOR HAS THE CONNECTICUT CORPORATION COMMISSION OR THE STATE OF CONNECTICUT PASSED UPON THE ACCURACY OF OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FLORIDA RESIDENTS

         PURSUANT TO SECTION 517.06(11)(a)(S) OF THE FLORIDA STATUTE, FLORIDA INVESTORS HAVE A THREE DAY RIGHT OF RECISION. IF A FLORIDA RESIDENT HAS EXECUTED A SUBSCRIPTION AGREEMENT, HE MAY ELECT, WITHIN THREE BUSINESS DAYS AFTER SIGNING THE SUBSCRIPTION AGREEMENT, TO WITHDRAW FROM THE SUBSCRIPTION AGREEMENT AND RECEIVE A FULL REFUND AND RETURN (WITHOUT INTEREST) OF ANY MONEY PAID BY HIM AND HIS NOTES. A FLORIDA RESIDENTS WITHDRAWAL WILL BE WITHOUT ANY FURTHER LIABILITY TO ANY PERSON. TO ACCOMPLISH SUCH WITHDRAWAL, A FLORIDA RESIDENT NEED ONLY SEND A LETTER OR TELEGRAM TO THE COMPANY AT THE ADDRESS SET FORTH IN THIS MEMORANDUM INDICATING HIS INTENTION TO WITHDRAW. SUCH LETTER OR TELEGRAM MUST BE SENT AND POSTMARKED PRIOR TO THE END OF THE AFOREMENTIONED THIRD BUSINESS DAY. IF A FLORIDA RESIDENT SENDS A LETTER, IT IS PRUDENT TO SEND IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO INSURE THAT IT IS RECEIVED AND ALSO TO EVIDENCE THE TIME AND DATE WHEN IT IS MAILED. SHOULD A FLORIDA RESIDENT MAKE THIS REQUEST ORALLY, HE SHOULD ASK FOR WRITTEN CONFIRMATION THAT HIS REQUEST HAS BEEN RECEIVED.

                                                    TABLE OF CONTENTS
                                                                                                                      PAGE
                                                                                                                      ----
MEMORANDUM SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Recent Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Selected Financial Information for Walnut Financial Services, Inc. . . . . . . . . . . . . . . . . . . . . . . 3
         Securities Offered . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Terms of the Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Investor Suitability Standards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Failure to Comply with the 1940 Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Restrictions on Future Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Need for SEC Exemptive Relief  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Possible Violations of the SBA Regulations by Walnut Capital . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Investments in Privately-Owned Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Investments in Small-Cap Public Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Illiquidity of Portfolio Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Potential Need for Additional Investments in
           Portfolio Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Dependence on Public Offering Market or Availability
           of Strategic Buyers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Risks Related to Concentrations of Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Transfer Restrictions; Limits on Change of Control; Preferred Stock  . . . . . . . . . . . . . . . . . . . .  11
         Risks of Leverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Discretionary Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Dependence Upon Key Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Differences In Financial Statement Presentations
           Relating to Walnut Capital and UPLP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         No Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Listing on Nasdaq; Volatility of Trading . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Indemnification of Officers and Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Immediate Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Risks Related to the Accounts Receivable Factoring Business  . . . . . . . . . . . . . . . . . . . . . . . .  15
         Disclosure Relating to Low-Priced Stocks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Background Prior to the Business Combination   . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Walnut Capital and The Business Combination  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Walnut Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         UPLP and Universal Bridge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Walnut Funds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Walnut Consulting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20


                                                     TABLE OF CONTENTS
                                                                                                                     PAGE
                                                                                                                     ----

         Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Recent Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 Pacific Financial Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 Sale of NFS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Government Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 BDC Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 SBA Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

DILUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Results of Operations for the Fiscal
          Six-Months Ended June 30, 1997 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Results of Company and Walnut Capital Operations for
                   the Three and Six Months Ended June 30, 1997 and 1996  . . . . . . . . . . . . . . . . . . . . . .  30
                 Results of NFS Operations for the Three and
                  Six Months Ended June 30, 1997 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Results of Operations for the Fiscal Year
          Ended December 31, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 Results of Walnut Capital Operations for the Fiscal
                  Years Ended December 31, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 Results of NFS Operations for the Fiscal Year Ended
                  December 31, 1996 and the Period from February 28, 1995 through
                  December 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 Results of Company Operations for the Fiscal Years Ended
                  December 31, 1996 and the Period February 28, 1995 through
                  December 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Results of Operations for the Fiscal Years Ended December 31, 1995
          and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Results of Walnut Capital Operations for the Fiscal Years Ended December 31, 1995
                  and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Results of NFS Operations for the Period from February 28, 1995 to December 31, 1995 . . . . . . . .  34
                 Results of Company Operations for the Period from February 28, 1995 to
                  December 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Liquidity and Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Liquidity and Capital Resources of Walnut Capital  . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Liquidity and Capital Resources of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Officers and Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36


                                                    TABLE OF CONTENTS
                                                                                                                      PAGE
                                                                                                                      ----

         Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Options and Other Awards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 Employment Agreements with Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Class A Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Market Price of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Stock Plans and Other Derivative Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 The Original 1994 Stock Plan and the Amended 1994 Stock Plan . . . . . . . . . . . . . . . . . . . .  47
                 The 1987 Stock Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 The 1989 Stock Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 Other Derivative Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 Registration Rights of Holders of Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 Registration Rights of Other Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Restrictions on Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 Placement Agent Lock Up  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 Tax-Related Transfer Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

TERMS OF THE OFFERING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Closing Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Adjustments to Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Restrictions on Transferability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Representations to be Made by All Investors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

INVESTOR SUITABILITY STANDARDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56


                               TABLE OF EXHIBITS

Exhibit

A        Unaudited Financial Information

                 o        Consolidated Balance Sheets at June 30, 1997 and June 30, 1996
                 o        Consolidated Statements of Operations for the Six Months Ended June 30, 1997 and 1996
                 o        Notes to Consolidated Financial Statements

B        Audited Financial Information for the Company

                 o        Opinion of Richard A. Eisner & Company, LLP
                 o        Consolidated Balance Sheets at December 31, 1996 and 1995
                 o        Consolidated Statements of Operations for the Years Ended December 31, 1996, 1995 and 1994
                 o        Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31,
                          1996, 1995, 1994 and 1993
                 o        Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1995 and 1994
                 o        Notes to Consolidated Financial Statements


C        Subscription Documents, including: Instructions to Investors, Confidential Purchaser Questionnaire,
         Subscription Agreement and Supplemental Signature Page to Registration Rights Agreement

D        Warrant Agreement

E        Registration Rights Agreement

F        Company Organizational Chart

--------------------------------------------------------------------------------

                               MEMORANDUM SUMMARY

         The following summary is qualified in its entirety by the more detailed information, the financial information and statements, and the notes thereto, appearing elsewhere in, and the exhibits to, this Confidential Private Placement Memorandum (this "Memorandum").

THE COMPANY

         Walnut Financial Services, Inc., a Utah corporation (the "Company"), is a closed-end management investment company, which elected on October 15, 1997 to be regulated as a business development company ("BDC") under the Investment Company Act of 1940, as amended (the "1940 Act"). As such, the Company will be generally required to invest at least 70% of its total assets in certain prescribed "Eligible Assets" as described below which generally include securities of privately-held companies and cash items, government securities and high-quality short-term debt. See "THE COMPANY--Government Regulation--BDC Regulation" and "RISK FACTORS--Restrictions on Future Acquisitions." Prior to such election, the Company may have been operating as an unregistered investment company. See "RISK FACTORS--Failure to Comply with
the 1940 Act."   The Company currently has two primary business focuses: (i)
investing in start-up and early stage development companies and (ii) operating an investment vehicle that specializes in bridge financing to small to medium-sized companies. The Company's goal is to expand its business lines in order to become a single source for the various financing needs of small and medium-sized companies. The Company is actively pursuing the acquisition of additional operating businesses in the financial services industry, particularly in the accounts receivable factoring industry. See "THE COMPANY--Recent Developments." Management anticipates that the Company may seek to cease to be a BDC upon the acquisition of additional operating businesses; however, the Company cannot change the nature of its business so as to cease to be a BDC unless such change is approved by the Company's stockholders in accordance with the 1940 Act.

         The Company engages in the investment business primarily through its wholly-owned subsidiary, Walnut Capital Corp., a Delaware corporation ("Walnut Capital"). Walnut Capital is licensed as a small business investment company (an "SBIC") specializing in investments in early stage companies, and is regulated by the United States Small Business Administration (the "SBA"). Walnut Capital has been making investments since 1984 and, to date, has invested over $35 million in portfolio companies. Walnut Capital's portfolio companies are located throughout the United States in numerous industries and in initial investment amounts ranging from $50,000 to approximately $500,000 and may take the form of debt, equity or some combination thereof. A significant portion of Walnut Capital's investments are currently concentrated in the health care industry. The Company also pursues its investment activities through its wholly-owned subsidiary, Walnut Funds, Inc., a Delaware corporation ("Walnut Funds"), which has an indirect ownership interest in and indirectly provides investment management services to Walnut Growth Partners Limited Partnership, an Illinois limited partnership ("Walnut Growth"), a $30 million investment fund.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         The Company pursues bridge financings and other smaller investments indirectly through its wholly-owned subsidiary Universal Bridge Fund, Inc., a Delaware corporation ("Universal Bridge"). Universal Bridge owns 50% of the outstanding general partnership interests and approximately 83% of the limited partnership interests of Universal Partners, L.P., an Illinois limited partnership ("UPLP"). In addition to its primary investment focuses, the Company has begun to provide certain consulting services to governmental and quasi-governmental agencies and banks, insurance companies and securities firms through its wholly-owned subsidiary, Walnut Consulting, Inc., a Delaware corporation ("Walnut Consulting"). See "THE COMPANY--Walnut Consulting."

RECENT DEVELOPMENTS

         The Company is currently negotiating to acquire all of the issued and outstanding capital stock of Pacific Financial Services Corp., a Washington corporation ("Pacific Financial"), based in the Seattle metropolitan area and engaged in the accounts receivable factoring business. It is anticipated that the aggregate purchase price for such stock will be $3,000,000, payable in cash ($900,000), in the form of Common Stock ($900,000), and in the form of promissory notes issued by Pacific Financial and guaranteed by the Company ($1,200,000). See "THE COMPANY--Recent Developments" for a description of additional terms and conditions relating to the acquisition of Pacific Financial. Management believes that the addition of Pacific Financial's accounts receivable factoring business to the Company's other financing businesses will allow the Company to provide valuable additional services to its portfolio companies and other small to medium-sized companies. The Company expects to close the acquisition of Pacific Financial during this fiscal year; however, there can be no assurance that such closing will occur during fiscal 1997 or at all.

         On September 29, 1997, the Company sold its wholly-owned subsidiary, NFS Services, Inc., a Delaware corporation ("NFS"), to an entity controlled by NFS's management for $150,000 paid in the form of a subordinated five-year promissory note. As a condition to closing, NFS was required to pay to the Company $850,000 in satisfaction of an intercompany receivable. In connection with such sale, the Company entered into an agency agreement with NFS whereby the Company is entitled to receive a significant portion of the gross profit margin achieved by NFS's consulting line of business. See "THE COMPANY--Recent Developments." NFS had been engaged in the business of providing consulting and assets recovery services to securities firms, banks and others. As a result of such sale, the Company is no longer engaged in the asset recovery business, but will remain involved in the consulting business through an on-going agency relationship between the Company and NFS.

         The Company intends to initiate a private exchange offer (the "Exchange Offer") to the current holders of warrants to purchase up to 1,149,924 shares of Common Stock at an exercise price of $3.00 per share. Pursuant to the Exchange Offer, each such holder will have the right to elect to exchange each of his unexercised warrants for .25 shares of Common Stock.
If all such holders elect to accept the Exchange Offer, an additional 287,481 shares of restricted Common Stock will be issued. Such Exchange Offer will be conducted in compliance with the 1940 Act. The exchange of at least 527,083 of such warrants is required in order to close the minimum Offering. See "TERMS OF THE OFFERING--Closing Conditions."


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RISK FACTORS

         THE PURCHASE OF THE UNITS OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN THE TOTAL LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS."

SELECTED FINANCIAL INFORMATION FOR WALNUT FINANCIAL SERVICES, INC.

         The selected financial data for the Company for the five-year period ended December 31, 1996 and for the six- month periods ended June 30, 1997 and 1996, respectively, is presented below. The information for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 is derived from the audited financial statements of the Company as of and for the five years then ended. The information for the periods ended June 30, 1997 and 1996 is derived from the Company's unaudited financial statements. The data should be read in conjunction with the audited and unaudited financial statements, related notes and other financial information of the Company for such periods included elsewhere in this Memorandum. Because of its recent election to be regulated as a BDC, the Company's future financial statements will be presented in a different manner in order to comply with the 1940 Act. Furthermore, the election of BDC status may affect the historical presentation of financial statements for prior periods.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                          Six-Month Period
                                           Ended June 30,                                 Year Ended December 31,
                                    --------------------------- --------------------------------------------------------------------
                                        1997           1996           1996          1995         1994*        1993*        1992*
                                    ------------   ------------  -------------  ------------ ------------ ------------ -------------
                                                                       (in thousands, except share data)
Income Statement Data:

    Income from recovery
    services and operational
    support                         $   598         $    868     $  2,044       $   2,034     $      0     $     0      $     0

    Investment income                    55               32           96             500         186          265          502

    Other income                          0                0            0               0         257            0            0
                                    ------------   ------------  -------------  ------------ ------------ ------------ -------------

    Operating income                    653              900        2,140           2,534         443          265          502
                                    ------------   ------------  -------------  ------------ ------------ ------------ -------------
    Operating expense(1)              2,216            1,712        4,779           4,342         722          751          721

    Interest expense                    652              921        2,003           1,840       1,594        1,500        1,349
                                    ------------   ------------  -------------  ------------ ------------ ------------ -------------

    Loss before taxes and
    realized and  unrealized
    gains/(losses)                   (2,249)           1,733       (4,642)         (3,648)     (1,873)      (1,986)      (1,568)

    Income tax benefit                  540              694        1,413           1,438         725          729          576

    Realized gain/(loss) on
    sale of securities,  net of
    tax                               4,188              788        1,791           2,845         637         (181)         886
                                    ------------   ------------  -------------  ------------ ------------ ------------ -------------

    Income(loss) before
    unrealized gains                  2,479             (251)      (1,438)            635        (511)      (1,438)        (106)

    Unrealized gain/(loss) on
    investments, net of tax          (2,992)           1,530       (1,527)         (2,602)      2,811       (3,583)      (4,674)
                                    ------------   ------------  -------------  ------------ ------------ ------------ -------------

    Net income/(loss)               $  (513)        $  1,279     $ (2,965)         (1,967)    $  2,300     $ (5,021)    $(4,780)
                                    ============   ============ ==============  ============ ============ ============ =============

    Earnings/(loss) per share       $  (.04)        $    .09     $   (.21)      $    (.15)    $    .28     $   (.62)

    Weighted average shares           14,616,687       14,298,173   14,247,099   12,747,656      8,353,860   8,130,213
    outstanding
-------------------------

(1) For the six month periods ended June 30, 1997 and June 30, 1996 and for the fiscal year ended December 31, 1996, the line item "Operating expense" includes provision for credit losses of $0, $0 and $178,000, respectively, and write off of goodwill of NFS of $800,000, $0 and $1,100,000, respectively.

* Includes the results of operations of Walnut Capital only (see Footnotes 1 and 2 to the audited financial statements included elsewhere herein).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                                December 31,
                                                      --------------------------------------------------------------------
                                     June 30, 1997        1996          1995         1994*         1993*         1992*
                                 -------------------  ------------  ------------  ------------  ------------  ------------
                                                                        (in thousands)
   Balance Sheet Data:

     Total assets                  $   26,322          $ 33,198       $ 36,064      $ 33,132      $ 28,458     $  35,184
                                 ==================   =============  ===========   ===========   ============  ===========
     Current liabilities                9,735           14,353         11,387        10,187          6,137         4,499
     Long-term liabilities(1)           2,322            4,070          9,278        10,680         13,107        16,500


     Minority interest                    391              387
     Stockholders' equity              13,874           14,388         15,399        12,265          9,214        14,185
                                 -------------------  ------------  ------------  ------------  ------------   -----------

     Total liabilities
      and stockholders'
      equity                       $   26,322          $ 33,198       $ 36,064      $ 33,132      $ 28,458     $  35,184
                                 ==================   =============  ===========   ===========   ============  ===========

-------------------------------------------
(1)  Includes non-current deferred tax liability
 * Includes the results of operations of Walnut Capital only (see Footnotes 1 and 2 to the audited financial statements included elsewhere herein).

SECURITIES OFFERED

   The Company, through Walsh Manning Securities, LLC (the "Placement Agent"), is offering pursuant to this Memorandum a minimum of 50, and a maximum of 80, Units at $50,000 per Unit. Each Unit consists of 50,000 shares of Common Stock and 35,000 Class A Warrants, subject to adjustment as required by the 1940 Act.
See "TERMS OF THE OFFERING--Adjustments to Units."   Each Class A Warrant
entitles the holder to acquire one share of Common Stock at an initial exercise price of $1.50. Class A Warrants are not exercisable, without the consent of the Placement Agent, for the first 12 months after the date of the initial closing of the Offering (the "Initial Closing Date") and expire on October 15, 2002. See "DESCRIPTION OF SECURITIES--Warrants." The Class A Warrants will be evidenced by warrant certificates issued pursuant to the Class A Warrant Agreement between the Company and Corporate Stock Transfer, Inc. in the form attached hereto as Exhibit D. Purchasers of Units shall be prohibited from transferring, selling or otherwise disposing of the Common Stock or the Class A Warrants constituting the Units, or the Common Stock underlying the Class A Warrants, for a period of 18 months after the Initial Closing Date without the consent of the Placement Agent. See "DESCRIPTION OF SECURITIES--Restriction on Transfer" and "--Registration Rights."

   Upon the closing of the Offering, a total of 17,159,172 shares of Common Stock will be outstanding if the minimum number of Units is sold in the Offering and 18,659,172 shares of Common Stock will be outstanding if the maximum number of Units is sold in the Offering. The total number of outstanding shares of Common Stock may be increased by up to 287,481 shares in the event that the Exchange Offer is accepted in full. An additional 2,750,000 shares of Common Stock (3,800,000 shares if the maximum


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

number of Units is sold in the Offering) will be reserved for issuance upon exercise of the Class A Warrants, including 1,000,000 Class A Warrants intended to be sold to certain investors contemporaneously with the Offering. See "PLAN OF DISTRIBUTION." In addition, as of the date hereof, 2,066,876 shares of Common Stock are reserved and may be issued upon the exercise of options and other derivative securities currently outstanding (exclusive of the Class A Warrants); however, it is a condition to closing that at least 527,083 derivative securities be cancelled. See "DESCRIPTION OF SECURITIES--Stock Plans and Other Derivative Securities" and "TERMS OF THE OFFERING--Closing Conditions."

   The Common Stock is listed on The Nasdaq National Market under the symbol WNUT. The Common Stock constituting a part of the Units and the Common Stock underlying the Class A Warrants will also be listed on The Nasdaq National Market, subject to issuance. It is not intended that the Class A Warrants will be listed for trading on The Nasdaq National Market or any other exchange or quotation system. For information regarding high and low quotations and trading prices for the Common Stock, see "DESCRIPTION OF SECURITIES--Market Price of Common Stock." The Company has paid no cash dividend since its inception and it is unlikely that any cash dividend will be paid in the future. See "DESCRIPTION OF SECURITIES--Dividends."

   The Units, including the Common Stock and the Class A Warrants, and the Common Stock underlying the Class A Warrants, have not been registered under federal or state securities laws and are being offered and sold in reliance on exemptions from such registration requirements and such laws. Holders of Units will have certain registration rights with respect to the Common Stock, including the Common Stock underlying the Class A Warrants.

TERMS OF THE OFFERING

   The Company has engaged the Placement Agent as the exclusive placement agent for the Offering. The Company has agreed to pay at closing the Placement Agent a sales commission equal to 10%, and a non-accountable expense allowance equal to 3%, of the Offering Price for each Unit sold in the Offering. In addition, upon the exercise of any Class A Warrant issued in the Offering, the Company is required to pay the Placement Agent a warrant solicitation fee equal to 5% of the applicable exercise price.

   It is a requirement under the 1940 Act that the stockholders approve the Offering. The Company intends to hold a meeting of its stockholders on December 17, 1997 to vote on the approval of the Offering, among other things. In order to comply with certain provisions of the 1940 Act related to the maximum amount of derivative securities that a BDC may have outstanding, the closing of the sale of the minimum number of Units is contingent upon the cancellation of at least 527,083 derivative securities of the Company currently outstanding. In addition, the closing of the sale of the maximum number of Units is contingent upon the cancellation of at least an additional 675,000 derivative securities of the Company currently outstanding or the issuance of additional Common Stock. See "TERMS OF THE OFFERING--Closing Conditions."

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                                       6

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USE OF PROCEEDS

   The net proceeds from the sale of the Units offered hereby are estimated to be $2,175,000 if the minimum number of Units is sold and $3,480,000 if the maximum number of Units is sold (after payment of the aggregate compensation to the Placement Agent, but before payment of other expenses associated with the Offering, including, without limitation, legal, accounting and printing, estimated to be $200,000). Such proceeds do not include the net proceeds generated upon the exercise of any of the Class A Warrants, which would be $2,493,750 for the Class A Warrants issued in the minimum Offering and $3,990,000 for the Class A Warrants issued in the maximum Offering. Approximately $1.2 million of the net proceeds may be used to consummate the acquisition of Pacific Financial. The remaining net proceeds will be added to the Company's working capital. The Company may use its working capital for (i) investment by Walnut Capital or UPLP in new portfolio companies; (ii) acquisitions of additional operating businesses in the financial services industry, particularly factoring, but which may also include businesses relating to asset-based lending, equipment leasing and financial and management consulting; (iii) debt repayment or restructuring, including partial repayment of certain debentures outstanding to an affiliate of the SBA or the Company's margin and other loans; or (iv) payment of operating expenses. See "USE OF PROCEEDS."

INVESTOR SUITABILITY STANDARDS

   The Units will be offered to a limited number of accredited investors. Unless otherwise specifically approved by the Company, all purchasers must be accredited investors within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act. See "INVESTOR SUITABILITY STANDARDS." Subscription Documents are attached hereto as Exhibit C.

ADDITIONAL INFORMATION

   Copies of agreements and documents referred to herein, as well as copies of the Company's 1996 Annual Report (which includes the Company's Form 10-K for the fiscal year ended December 31, 1996) and the Company's most recent Form 10-Q for the fiscal quarter ended June 30, 1997, are available at no charge from the Company upon request. Requests should be directed to the Company, 8000 Towers Crescent Drive, Suite 1070, Vienna, Virginia 22182, Attention:
Joel S.  Kanter, Telephone: (703) 448-3771.

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                                       7

                                  RISK FACTORS

   THERE ARE SUBSTANTIAL RISK FACTORS INVOLVING INVESTMENT IN THE UNITS OFFERED HEREBY AND UNITS SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. THE FOLLOWING LISTS CERTAIN OF THOSE RISK FACTORS, BUT DOES NOT PURPORT TO SET FORTH EVERY RISK FACTOR ASSOCIATED WITH SUCH INVESTMENT. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS INHERENT IN, AND AFFECTING THE BUSINESS OF, THE COMPANY AND THE OFFERING BEFORE MAKING AN INVESTMENT DECISION. POTENTIAL INVESTORS WHO WISH TO DO SO SHOULD DISCUSS THE POTENTIAL BENEFITS AND ASSOCIATED RISKS OF SUCH INVESTMENT WITH THEIR INVESTMENT, TAX AND LEGAL ADVISORS.

   THIS MEMORANDUM CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE RESULTS OF OPERATIONS AND BUSINESSES OF THE COMPANY. THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED, PROJECTED, FORECAST, ESTIMATED OR BUDGETED IN SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (i) HEIGHTENED COMPETITION, INCLUDING SPECIFICALLY THE INTENSIFICATION OF PRICE COMPETITION, THE ENTRY OF NEW COMPETITORS AND THE FORMATION OF NEW FINANCIAL SERVICES AND PRODUCTS BY EXISTING OR NEW FINANCIAL SERVICE PROVIDERS; (ii) ADVERSE STATE AND FEDERAL LEGISLATION AND REGULATION; (iii) GENERAL MARKET DECLINE OR OTHER EVENTS WHICH ADVERSELY AFFECT THE STOCK MARKET IN GENERAL OR THE COMPANY'S PORTFOLIO COMPANIES IN PARTICULAR; (iv) INABILITY TO CONSUMMATE STRATEGIC ACQUISITIONS AND/OR EXPANSION PLANS; (v) LOSS OF KEY EXECUTIVES; (vi) CHANGES IN INTEREST RATES; (vii) GENERAL ECONOMIC AND BUSINESS CONDITIONS WHICH ARE LESS FAVORABLE THAN EXPECTED; AND (viii) UNANTICIPATED CHANGES IN INDUSTRY TRENDS.

FAILURE TO COMPLY WITH THE 1940 ACT

   When the Company engaged in the Business Combination (as hereinafter defined) in February 1995, management did not intend that the Company would operate as an investment company subject to regulation under the 1940 Act. To the extent that the Company could have been deemed to be an investment company, pending the acquisition of additional operating businesses after the Business Combination, the Company relied on Rule 3a-2 under the 1940 Act, which generally provides that an issuer is deemed not to be engaged in the business of investing, reinvesting, owning holding or trading in securities for a one-year period provided that the issuer has a bona fide intent to be engaged in a business other than that of investing, reinvesting, owning, holding or trading in securities. Upon the expiration of such one-year period (February 27, 1996), and until the Company, Walnut Capital, Walnut Funds and Universal Bridge elected to become regulated as BDCs under the 1940 Act (October 15, 1997), the Company and certain of its subsidiaries may be deemed to have been unregistered "investment companies" as defined by the 1940 Act. If it is determined that the Company operated as an unregistered investment company, then the Company and its officers and directors could be subject to various monetary and other penalties for violating the Federal securities laws, which penalties could materially adversely affect the financial condition of the Company. In addition, certain sanctions could be imposed if the Securities and Exchange Commission ("SEC") were to bring an enforcement action against the Company or its officers and directors, which may result in the inability of current management to continue in such position. Management can make no prediction as to whether the SEC will begin an enforcement action or require the Company to take or refrain from taking certain actions.

RESTRICTIONS ON FUTURE ACQUISITIONS

   As long as the Company is a BDC, the Company will be prohibited from acquiring assets which do not qualify as "Eligible Assets" (see "THE COMPANY--Government Regulation--BDC Regulation") above certain thresholds. Accordingly, the Company may be prohibited from consummating the acquisition of additional operating companies consistent with its business strategy of becoming a more full-service financial service provider to small and medium-sized companies unless the Company terminates its BDC status. The Company cannot cease to be regulated as a BDC without the requisite vote of stockholders as provided in the 1940 Act. Therefore, the Company's ability to pursue its strategic business goals may be delayed or significantly compromised by the Company's BDC status.

NEED FOR SEC EXEMPTIVE RELIEF

   In general, the 1940 Act prohibits the Company from co-investing and otherwise participating in joint transactions with its wholly-owned BDC subsidiaries (Walnut Capital, Walnut Funds and Universal Bridge) and other companies, that are or may be deemed to be affiliates of the Company, including, without limitation, certain entities in which the Kanter family has an ownership interest or managerial control (collectively, the "Company Affiliates"). The Company and certain Company Affiliates have from time to time made investments in the same portfolio companies. The Company intends to file an application with the SEC seeking exemptive relief to permit, among other things, such co-investment and joint transactions. Co-investment allows the Company to participate in larger financings in which the Company might otherwise be unable to participate. The Company will not make any additional co-investments unless and until exemptive relief is granted by the SEC. There is no assurance that the SEC will grant such relief and, if not so granted, the Company will be unable to co-invest with its BDC subsidiaries or any of the Company Affiliates.

   The Company also intends to seek exemptive relief from the SEC to permit the Company, Walnut Capital, Walnut Funds and Universal Bridge to operate as one company for certain purposes of the 1940 Act and to report solely on a consolidated basis for purposes of the Securities Exchange Act of 1934, as amended (the "1934 Act"). Such relief would entitle such entities to engage in certain inter-company transactions and gain relief from limitations relating to its ability to issue senior securities (to the extent not prohibited by the SBA). However, there can be no assurance that such exemptive relief will be granted.

   In addition, the Company intends to seek SEC confirmation that UPLP is not an investment company. There can be no assurance that the SEC will confirm such position and, as a result, UPLP may be required to elect to be regulated as a BDC, or register as an investment company under the 1940 Act.

POSSIBLE VIOLATIONS OF THE SBA REGULATIONS BY WALNUT CAPITAL

   The SBA has alleged that Walnut Capital has violated a number of the technical requirements of the Small Business Investment Act of 1958, as amended (the "SBIA"), or the regulations promulgated thereunder. See "THE COMPANY--Government Regulation--SBA Regulation" for a detailed discussion of such allegations. If the SBA determined to declare a default under such regulations and Walnut Capital failed to cure such default, then the SBA would have the right to declare $4 million debentures currently outstanding from Walnut Capital to an affiliate of the SBA (the "SBA Debentures") immediately due and payable. In such event, Walnut Capital would be required to sell some of its portfolio securities, or otherwise raise capital, to repay the $4 million SBA Debentures. In addition, the SBA completed a regular periodic examination of Walnut Capital in April 1997 but has not yet issued its report to Walnut Capital. There can be no assurance that such report will not contain any SBA findings of material violations by Walnut Capital.

INVESTMENTS IN PRIVATELY-OWNED COMPANIES

   The portfolio of UPLP and Walnut Growth consists and is expected to consist primarily of investments in small-to- medium-sized privately-owned businesses. In addition, many of Walnut Capital's investments are in such companies. There is generally no publicly available information about such companies, and the Company must rely on the diligence of its management to obtain information in connection with the Company's investment decisions. Typically, such companies depend for their success on the management talents and efforts of one person or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on their company. Moreover, such companies frequently have less diverse product lines and market shares than their competition. These companies may be more vulnerable to economic downturns and often need substantial additional capital to expand or compete. Such companies may also experience substantial variations in operating results. Therefore, investment in small to medium-sized privately-owned businesses involves a high degree of business and financial risk, which can result in substantial losses.

INVESTMENTS IN SMALL-CAP PUBLIC COMPANIES

   A number of the investments of Walnut Capital, UPLP and Walnut Growth may be in securities of small-cap public companies and may involve greater risks than investments in larger public companies because these securities may have limited marketability and, thus, may be more volatile. Since small-cap public companies often have fewer shares outstanding than larger companies, it may be more difficult for the Company to buy or sell significant amounts of such shares without an unfavorable impact on prevailing prices. In addition, small-cap companies are typically subject to a greater degree of change in earnings and business prospects than are larger, more established public companies. There is typically less publicly available information concerning small-cap companies than for larger, more established ones. Securities of issuers in "special situations" also may be more volatile, since the market value of these securities may decline in value if the anticipated benefits do not materialize. Companies in "special situations" include, but are not limited to, companies involved in an acquisition or consolidation; reorganization; recapitalization; merger, liquidation of cash, securities or other assets; a tender or exchange offer; a breakup or workout of a holding company; or litigation which, if resolved favorably, would improve the value of the companies' securities. Although investing in securities of small-cap public companies or special situations offers potential for above-average returns if the companies are successful, the risk exists that the companies will not succeed and the prices of the companies' shares could significantly decline in value. Therefore, an investment in the Company may involve a greater degree of risk than an investment in other companies or funds that seek capital appreciation by investing in better-known, larger companies.


ILLIQUIDITY OF PORTFOLIO INVESTMENTS

   Many of the investments of the Company, especially those made by UPLP and Walnut Growth, are securities acquired directly from small, privately-owned companies. The Company's portfolio securities are often subject to restrictions on resale or otherwise have no established trading market. The illiquidity of many of the Company's portfolio securities may adversely affect the ability of the Company to dispose of such securities in a timely manner and at a fair price at times when the Company deems it necessary or advantageous.

POTENTIAL NEED FOR ADDITIONAL INVESTMENTS IN PORTFOLIO COMPANIES

   Following its initial investments in portfolio companies, the Company anticipates that it may be called upon to provide additional funds to portfolio companies or have the opportunity to increase investments in successful operations. There is no assurance that the Company will make follow-up investments or that the Company will have sufficient funds to make such investments. Any decision by the Company not to make follow-up investments or its inability to make them may have a substantial impact on portfolio companies in need of such an investment, may result in a diminution of any rights or privileges granted by a portfolio company in connection with the Company's earlier investment, or may result in a missed opportunity for the Company to increase its participation in a successful operation.

DEPENDENCE ON PUBLIC OFFERING MARKET OR AVAILABILITY OF STRATEGIC BUYERS

   The success of the investment strategy of the Company will be affected in large part by the state of the securities markets in general and the market for public financings in particular. Changes in the securities markets and general economic conditions, including economic downturns, fluctuations in interest rates, the availability of credit, inflation and other factors, may affect the value of the Company's investments. The market for initial public offerings is cyclical in nature and, accordingly, there can be no assurance that the securities markets will be receptive to initial public offerings, particularly those of small-cap companies. Any adverse change in the market for public offerings could have a material adverse effect on the Company and could severely limit the Company's ability to realize its investment objectives. The availability of strategic buyers for the companies in which the Company invests may also fluctuate from time to time. Such availability will also be affected by the state of the securities markets and general economic conditions.

RISKS RELATED TO CONCENTRATIONS OF INVESTMENTS

   The Company, on a consolidated basis, has significant holdings of investments in the health care industry. In particular, at August 31, 1997, its holdings of HealthCare COMPARE Corp. accounted for approximately $8.6 million, and holdings of other health care portfolio companies accounted for approximately $6.3 million, of the Company's approximately $26 million of total assets at that date (approximately 33% and 24%, respectively, or an aggregate of approximately 57% of total assets). As a result, the assets of the Company are subject to the risk of a decrease in the stock price of either HealthCare COMPARE Corp. or health care companies generally which may result (i) directly from negative events affecting said company, (ii) from negative events affecting the health care industry generally, or (iii) from a general decline in stock prices.

TRANSFER RESTRICTIONS; LIMITS ON CHANGE OF CONTROL; PREFERRED STOCK

   In an attempt to maintain the use of the Company's consolidated Tax Attributes (as hereinafter defined), certain transfers of Common Stock to a transferee who, as a result of the transfer, will own more than 4.5% of the outstanding Common Stock have been restricted until December 31, 1998, with certain exceptions. The Board, upon receipt of an opinion of counsel or other evidence satisfactory to the Board and upon such conditions as the Board may direct, may exempt a proposed transferee from this restriction. See "DESCRIPTION OF SECURITIES--Restrictions on Transfer." In addition, each investor in the Offering will be prohibited from selling or otherwise transferring their Units (or the Common Stock or Class A Warrants underlying such Units) for a period of 18 months after the Initial Closing Date without the consent of the Placement Agent. As a result, investors will be required to maintain their investment in the Company for such period, whether or not it may be economically advantageous to sell or transfer their investment prior to the expiration of such period.

   The transfer restrictions, as well as the ability of the Company to issue additional Common Stock or preferred shares (which may have rights and preferences senior to the Common Stock), may discourage a change of control of the Company and may also (i) deter tender offers for the Common Stock, which offers may be advantageous to shareholders, and (ii) limit the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of Common Stock in excess of 5% of the outstanding shares of Common Stock or otherwise effect a change of control of the Company.

   The Company's Articles of Incorporation, as amended (the "Articles"), authorize the Board to issue up to 1,000,000 shares of preferred stock, no par value per share ("Preferred Stock"), and to establish the preferences and rights (including the right to vote and the right to convert into Common Stock) of any Preferred Stock issued. The power to issue Preferred Stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders' interest. No Preferred Stock is currently issued or outstanding, and the Company has no current plans to issue any Preferred Stock. The amount and terms of any Preferred Stock issued may be limited by the 1940 Act.

RISKS OF LEVERAGE

   The Company and its subsidiaries intend to continue to borrow funds from and issue senior debt securities to banks or other lenders up to the limit permitted by the 1940 Act. When such borrowings occur, the providers of these funds will have fixed dollar claims on the Company's consolidated assets superior to the claims of the holders of the Company's Common Stock. Any increase in the value of the Company's consolidated investments would cause its consolidated net asset value attributable to Common Stock to increase more sharply than it otherwise would, had the borrowings not occurred. Decreases in the value of the consolidated investments below their value at the time of acquisition, however, would cause the Company's consolidated net asset value attributable to Common Stock to decline more sharply than it otherwise would if the senior funds had not been borrowed. Similarly, any increase in the Company's consolidated income in excess of consolidated interest payable on the borrowed funds would cause its net income to increase more than it would without the leverage, while any decrease in its consolidated income would cause net income to decline more sharply than it would had the funds not been borrowed for investment. Moreover, the costs of borrowing may exceed the income from the portfolio securities purchased with the borrowed funds, and a decline in net asset value may result if the investment performance of the additional securities purchased fail to cover the Company's costs of borrowing to purchase these additional securities. Such a decline in net asset value could negatively affect the Company's ability to make common stock dividend payments. Also, if asset coverage for a class of senior security representing indebtedness declines to less than 200%, the Company may be required to sell a portion of its investments when it may be disadvantageous to do so in order to comply with the 1940 Act.

   Leverage is thus generally considered a speculative investment technique. The ability of the Company to achieve its investment objective may depend in part on its continued ability to main a leveraged capital structure by borrowing from banks or other lenders on favorable terms, and there can be no assurance that such leverage can in fact be maintained. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources" for a description of the terms of the Company's indebtedness.

DISCRETIONARY USE OF PROCEEDS

   Management intends to use approximately $1.2 million of the net proceeds from the sale of the Units offered hereby in connection with the acquisition of Pacific Financial and to add the remaining net proceeds to the Company's working capital. The Company may use its working capital for (i) investment by Walnut Capital or UPLP in new portfolio companies; (ii) acquisitions of additional operating businesses in the financial services industry which may include businesses relating to asset-based lending, equipment leasing and financial and management consulting; (iii) debt repayment or restructuring, including partial repayment of the SBA Debentures currently outstanding or the Company's margin loans, its American National Bank and Trust Company of Chicago ("ANB") loan or The Holding Company ("THC") loan; or (iv) payment of operating expenses. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION--Liquidity and Capital Resources." The ANB loan is guaranteed by Mr. Burton W. Kanter and Mr. Joel S. Kanter, who are directors and officers of the Company. If the Board determines to use some or all of the net proceeds of the Offering to pay down the ANB loan, Messrs. Kanter may be relieved of some or all of their contingent liabilities arising in connection with their respective provision of certain guarantees of said loan.

DEPENDENCE UPON KEY PERSONNEL

   The Company is largely dependent upon the efforts of the officers and directors of the Company, primarily Burton W. Kanter, Chairman of the Board of the Company, and Joel S. Kanter, President and Chief Executive Officer of the Company. Although both Messrs. Kanter have entered into employment agreements with the Company, Mr. Burton W. Kanter is not obligated to devote his full time to the Company. The Company has obtained "key person" life insurance in the amount of $1 million on the life of Mr. Burton W. Kanter and $4 million on the life of Joel S. Kanter (however, $2 million of such life insurance will expire in the short term). The loss of the services of such key personnel could have a material adverse effect on the Company's ability to successfully achieve its business objectives. See "MANAGEMENT--Employment Agreements."

DIFFERENCES IN FINANCIAL STATEMENT PRESENTATIONS RELATING TO WALNUT CAPITAL AND UPLP

   The operations of Walnut Capital and UPLP consist primarily of acquiring, holding and selling securities of its "investment" or "portfolio" companies.
In connection with the preparation of its periodic financial statements, Walnut Capital values its portfolio of securities based on a set of valuation guidelines promulgated by the SBA (the "Valuation Policies") and UPLP values its portfolio using generally the same guidelines. For a discussion of the Valuation Policies, see "THE COMPANY--Government Regulation--SBA Regulation." In addition, generally accepted accounting principles require that Walnut Capital and UPLP "mark-to-market" any of its investment securities which are publicly traded at the time of valuation (the "GAAP Requirements"). As such, operations of Walnut Capital and UPLP are reported as a combination of "realized" gains and losses, and "unrealized" gains and losses which are determined in accordance with the Valuation Policies and the GAAP Requirements. Therefore, there may be a substantial differential between the Company's consolidated "realized" results as reported on the periodic statement of cash flows, which will not reflect these unrealized gains and losses, and those reported for financial accounting purposes on the Company's consolidated periodic statement of income and expenses which will reflect these unrealized gains and losses. General economic and market conditions and particular conditions relating to the portfolio companies of Walnut Capital and UPLP may, therefore, substantially affect the Company's consolidated operating results as reported on the Company's consolidated periodic statement of income and
expenses.   Further, as a result of Walnut Capital's status as an SBIC, certain regulations promulgated by the SBA may prohibit Walnut Capital from capitalizing on short-term gain.

COMPETITION

   Each of Walnut Capital, UPLP and Walnut Growth engages in the business of investing in companies through debt and equity participation. Consequently, each of Walnut Capital, UPLP and Walnut Growth competes for investment opportunities with other venture capital companies, banks and other lenders and private investors. Many of such entities are significantly larger than the Company and have greater resources. As a result of this competition, the Company may from time to time be precluded from making otherwise attractive investments on terms considered to be prudent in light of the risks assumed.

NO DIVIDENDS

   The Company has paid no cash dividends since its inception and it is unlikely that any cash dividend will be paid in the future. The declaration in the future of any cash or stock dividends will be at the discretion of the Board depending upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors. Restrictions related to Walnut Capital's status as an SBIC impedes the payment of intercompany dividends, therefore, making more unlikely that the Company will be in a position to pay cash dividends in the future.

LISTING ON NASDAQ; VOLATILITY OF TRADING

   None of the Units, the Common Stock or the Class A Warrants constituting part of the Units, or the Common Stock underlying the Class A Warrants, is registered under the Securities Act or any state securities laws and, accordingly, is not freely tradeable without registration, exemption from registration or other compliance with the federal and applicable state securities laws. The Common Stock is listed on The Nasdaq National Market under the symbol WNUT. The Class A Warrants are not, and are not contemplated to be, listed on The Nasdaq National Market or any other market.

   The Common Stock is traded on a limited basis and, as a result, trades of a large volume could adversely affect the price of the Common Stock. Pursuant to the terms of the Company's agreement with the Placement Agent, the Company is obligated to register all of the Common Stock issued in connection with the Offering (including the Common Stock underlying the Class A Warrants). In addition, approximately 10,000,000 shares of Common Stock issued in connection with the Business Combination and/or the 1995 Private Placement (as hereinafter defined) are available for resale under Rule 144 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), and/or have various registration rights attendant to them. See "DESCRIPTION OF SECURITIES--Registration Rights." As a result, large amounts of Common Stock will be available for resale without restriction. Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for Common Stock. No prediction can be made regarding the effect that future sales of Common Stock will have on the market price of shares.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Company's Articles and Bylaws include provisions that obligates the Company to indemnify to the fullest extent not prohibited by law any current or former officer or director who is made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Company), by reason of the fact that the person is or was a director, officer, employee, fiduciary or agent of the Company, or a fiduciary with respect to any employee benefit plan of the Company, or serves or served at the request of the Company as a director, officer, employee or agent or as a fiduciary of an employee benefit plan of another corporation, joint venture, trust or other enterprise, subject to certain limitations imposed by the 1940 Act. The Articles expressly provide that such right is not exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries included in any statute, bylaw, agreement, general or specific action of the Board of Directors or other document or arrangement.

IMMEDIATE DILUTION

   Purchasers in the Offering will experience immediate dilution of $0.08 per share in the net tangible book value of their shares if either the minimum or the maximum number of Units is sold in the Offering (assuming that no Class A Warrants are exercised). In the event all of the Class A Warrants are exercised, purchasers in the Offering will experience dilution of $0.24 per share in the net tangible book value of their shares of Common Stock if the minimum number of Units is sold in the Offering, and $0.23 per share if the maximum number of Units is sold in the Offering. See "DILUTION."

RISKS RELATED TO THE ACCOUNTS RECEIVABLE FACTORING BUSINESS

   Upon the consummation of the Pacific Financial Transaction (see "THE COMPANY--Recent Developments"), the Company will engage in the business of accounts receivable factoring receivables. The financial failure of a client or its customers or the failure of the Company to recover under personal guarantees from the client's principals or from other forms of security may adversely affect the Company's ability to fully recover amounts due. Accordingly, losses may result if the Company is unable to recover under personal guarantees from the client's principals or from other forms of security. To the extent the Company comes into possession of collateral as a result of a client's or customer's default, the Company will attempt to dispose of such collateral. There can be no assurances that the Company will be able to dispose of the repossessed collateral, or if the collateral can be disposed of, at the recorded value. Within the receivables financing industry, the Company will compete with numerous banks and financing companies that serve small to medium- sized businesses. Many of these competitors have greater financial and other resources than the Company. In addition, the Company has no experience in the accounts receivable factoring business and, as a result, may experience difficulties in assimilating such business into its overall operations.

DISCLOSURE RELATING TO LOW-PRICED STOCKS

   The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on The Nasdaq Stock Market system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and the monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, holders of the Company's securities may find it more difficult to sell their securities.

                                  THE COMPANY

GENERAL

   The Company is a closed-end management investment company, which elected on October 15, 1997 to be regulated as a BDC under the 1940 Act. As such, the Company will, among other requirements, be required to invest at least 70% of its total assets in certain prescribed "Eligible Assets," as defined below, which generally include securities of privately-held companies and cash items, government securities and high-quality short-term debt. See "THE COMPANY--Governmental Regulation--BDC Regulation." The Company currently has two primary business focuses: (i) investing in start-up and early stage development companies, and (ii) operating an investment vehicle that
specializes in bridge financing to small to medium-sized companies.   The
Company engages in its investment business (x) through its wholly-owned subsidiary, Walnut Capital, which was formed in 1980 for the purpose of operating as an SBIC, and (y) through Walnut Funds, which has an ownership interest in and provides investment management services to Walnut Growth, a $30 million investment fund. The Company pursues its bridge financings through its wholly-owned subsidiary, Universal Bridge, which owns 50% of the outstanding general partnership interests and approximately 83% of the limited partnership interests of UPLP, an investment vehicle established in 1994. The Company has begun to engage in the human resources and quality assurance consulting business through its wholly-owned subsidiary, Walnut Consulting. An organizational chart of the Company is included in this Memorandum at Exhibit
F. Management anticipates that the Company may seek to cease to be a BDC upon the acquisition of additional operating businesses; however, the Company may not change the nature of its business so as to cease to be a BDC unless such change is approved by the Company's shareholders in accordance with the 1940 Act. As a result of the technical nature of the 1940 Act, the Company's wholly-owned subsidiaries, Walnut Capital, Walnut Funds and Universal Bridge, also have each elected to be regulated as a BDC.

   BACKGROUND PRIOR TO THE BUSINESS COMBINATION. The Company was organized under the laws of the State of Utah on June 26, 1984 under the name DNE Corporation. For the period 1984 through 1988, the Company engaged in manufacturing operations. After December 1988, the Company ceased all operations and converted its assets to cash and cash equivalents. During the period December 1988 to March 1992, the Company did not engage in operations. In March 1992, the Company acquired NFS and commenced its asset recovery business.

   WALNUT CAPITAL AND THE BUSINESS COMBINATION. Prior to February 27, 1995, Walnut Capital was a privately held investment company managed by members of the Company's current management. On February 27, 1995, the former shareholders of Walnut Capital acquired the Company in a reverse acquisition (the "Business Combination"). The holders of shares of Walnut Capital $.10 par value common stock ("Walnut Common Stock") exchanged each share of Walnut Common Stock for 111.327 shares of the Company's Common Stock. As a result of the Business Combination, the Company issued

8,826,009 shares of Common Stock in exchange for all of the outstanding Walnut Common Stock and may have inadvertently become an unregistered investment company. See "RISK FACTORS--Failure to Comply with the 1940 Act."

WALNUT CAPITAL

   Walnut Capital was incorporated on September 18, 1980 and maintains offices in Chicago, Illinois and Vienna, Virginia. Since 1984, Walnut Capital has invested in more than 100 start-up and early stage development companies (collectively, the "portfolio companies", individually, a "portfolio company"). Once an investment is made, Walnut Capital's principal objective is to assist the management of the portfolio company by utilizing the extensive experience and breadth of professional contacts of Walnut Capital's officers, directors and consultants. Walnut Capital takes an active approach toward assisting a portfolio company's management to meet and exceed business objectives in order to enhance the potential return on Walnut Capital's investment. Walnut Capital's officers, directors and consultants maintain contacts throughout the U.S. and international business and financial communities and are dedicated to introducing the management of portfolio companies to additional business contacts and sources of financing. Walnut Capital's officers, directors and consultants provide extensive technical, operational and managerial assistance in a wide variety of industries, and maintain an array of sales and marketing contacts in the domestic and international business communities.

   Subject to various restrictions established pursuant to the SBIA and the 1940 Act, Walnut Capital does not maintain a specific investment policy to guide its investment choices. Rather, management reviews investment opportunities and seeks to identify and select the best among them. However, Walnut Capital, as a BDC, may not acquire any asset other than "Eligible Assets" unless, at the time the acquisition is made, Eligible Assets represent at least 70% of the Company's total assets (other than certain assets necessary for its operation, such as office furniture, equipment and facilities). See "THE COMPANY--Government Regulation--BDC Regulation" for a description of "Eligible Assets." In general, Walnut Capital seeks to maintain a diversified portfolio of companies from various industries and various geographic locations. Walnut Capital also seeks to invest in companies with original or exclusive technology or expertise, and in companies that have the potential for revenue and earnings growth sufficient to become a candidate for a public offering within five years. Accordingly, Walnut Capital's portfolio companies are located throughout the United States and in numerous industries. Initial investment amounts range from $50,000 to $500,000, and may take the form of debt, equity or some combination thereof. The amount currently invested in each such company ranges from $25,000 to approximately $2,000,000 and takes the form of debt, equity or some combination thereof as indicated below. Walnut Capital has the contractual right to appoint a member of, or an observer to, the boards of directors of a number of such companies. In addition, Walnut Capital currently has a representative on the board of directors of an additional number of such companies although Walnut Capital has no contractual right to continue such representation. Walnut Capital's representative on the board of directors of a portfolio company may receive options to purchase securities of the portfolio company if such options are provided pursuant to a plan covering all directors. There can be no assurance that Walnut Capital's representative to the board of directors of such companies can influence or affect policy with respect to such companies or that said representative will continue to be elected to the boards of directors of such companies. As of June 30, 1997, Walnut Capital held equity securities with a fair market value of approximately $20.5 million, with a cost basis of approximately $13.7 million, and as of such date, approximately 69% of the fair market value of Walnut Capital's equity securities were concentrated in the healthcare industry. As of June 30, 1997, Walnut Capital's debt securities were valued at $825,000, with a cost basis of approximately $1.3 million. Below is a list of certain of Walnut Capital's investments, divided into business categories, which constitute those investments of Walnut Capital currently valued at approximately $50,000 or more, as of June 30, 1997:

 I.     BIO-TECHNOLOGY COMPANIES                             IV.    MEDICAL AND HEALTH PRODUCTS COMPANIES
        ------------------------                                    -------------------------------------

        Cell Therapeutics, Inc.(1)(4)                               Greystone Medical Corp.(1)(2)(4)
        Titan Pharmaceuticals, Inc.(1)(4)                           I-Flow Corporation(1)(2)(4)
        VaxGen, Inc.(1)                                             Med Images, Inc.(1)(2)
                                                                    Optiva Corporation(1)
 II.    COMPUTER AND HIGH-TECH COMPANIES                            Osteoimplant Technology, Inc. (1)(2)(4)
        --------------------------------

        Nhancement Technology Corp.(1)(4)
        J.L. Wickham Co., Inc.(1)(2)                         V.     SERVICE-RELATED AND LOW-TECH COMPANIES AND
        Logic Devices Incorporated (1)(2)(4)                        OTHER INVESTMENTS
        SoftKat, Inc. (2)(3)                                        -----------------
        ThermoInformation Solutions, Inc.(1)
                                                                    Clean America Corporation(3)(4)
                                                                    Consolidated Technology Group, Inc. (1)(4)
 III.   HEALTH CARE COMPANIES                                       Foster & Gallagher, Inc.(3)(5)
        ---------------------                                       Jenna Lane, Inc. (1)(4)
                                                                    Linters Inc.(1)
        American Psych Systems, Inc.(1)                             TransGlobal Services(1)(4)
        GranCare, Inc.(1)(2)(4)                                     Vision III Imaging, Inc. (1)(2)
        HealthCare COMPARE Corp.(1)(2)(4)
        Ivonyx Group Services, Inc.(1)
        Mental Health Management, Inc.(1)(4)


____________________
(1)   Investment in the form of equity only.
(2)   Walnut Capital representative on the board of directors.
(3)   Investment in the form of a combination of equity and debt.
(4)   Publicly traded.
(5)   Held through an interest in Knox Liquidating Partnership, L.P.


UPLP AND UNIVERSAL BRIDGE

         On June 17, 1996, Universal Bridge purchased approximately 83% of the limited partnership interests and 50% of the general partnership interests of UPLP and, in connection therewith, the Company issued 801,974 shares of Common Stock, together with five-year warrants to purchase an additional 697,391 shares of Common Stock at an exercise price of $3.00, to certain of the former partners of UPLP. The remaining 50% of the outstanding general partnership interests is indirectly owned by Windy City, Inc., a Company Affiliate ("Windy City"). See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." In general, UPLP specializes in bridge financing to and other investments in small to medium-sized companies. UPLP targets investments that will provide significant return of capital from a known repayment source (such as a proposed initial public offering) within a six to eighteen month time frame. UPLP was formed in 1994 and has invested approximately $5 million in portfolio companies since its inception.

         As of June 30, 1997, UPLP held equity securities with a fair market value of approximately $1.5 million, with a cost basis of approximately $900,000. As of June 30, 1997, UPLP's debt securities were valued at approximately $490,000 with a cost basis of $770,000. Below is a list of certain of UPLP's investments, divided into business categories, which in the aggregate constitute the principal investments of UPLP as of June 30, 1997:

 I.      BIO-TECHNOLOGY COMPANIES
         ------------------------
         Cellegy Pharmaceuticals, Inc.(1)(2)
         Innapharma, Inc. (3)                               V.      MEDICAL AND HEALTH PRODUCTS COMPANIES
                                                                    -------------------------------------
         SunPharm Corporation(1)(2)
                                                                    Osteoimplant Technology, Inc. (1)(4)
 II.     COMMUNICATIONS AND MEDIA COMPANIES                         Thermedics Corporation, Inc.(2)
         ----------------------------------

         Amplidyne, Inc.(4)                                 VI.     SERVICE-RELATED AND LOW-TECH COMPANIES AND
                                                                    ------------------------------------------
         Kideo Productions, Inc.(1)(2)                              OTHER INVESTMENTS
                                                                    -----------------
         Touch Tone America, Inc.(1)(2)
                                                                    Country Star Restaurants(1)(2)
III.     COMPUTER AND HIGH-TECH COMPANIES                           IDF International, Inc.(1)(4)
         --------------------------------
                                                                    Jenna Lane, Inc. (1)(2)
         Software Publishing Company (1)(2)                         Kat-Man-Du Entertainment(3)
         Daleen Technologies, Inc.(3)                               New World Coffee, Inc. (1)(2)
         Didax On-Line, Inc.(4)                                     Ragar Corporation(1)(2)
         Intratel Group, Ltd.(4)                                    Vintage Group(3)
         Javelin Systems(1)(2)                                      Weitzer Homebuilders, Inc.(1)(4)
         Multimedia Games, Inc.(1)(2)
         Palomar Electronics(3)                             VII.    BASIC INDUSTRY
                                                                    --------------
         ThermoLyte Corporation(2)
         VictorMaxx Technologies, Inc.(1)(2)                        Clean America Corporation(1)(4)
                                                                    Delta-Omega Technologies, Inc.(1)(2)
IV.      HEALTH CARE COMPANIES                                      Industrial Flexible Materials, Inc.(1)(2)
         ---------------------
                                                                    Nuecol Corporation(2)
         American HealthChoice, Inc.(1)(4)                          Thermo Euro Tech, N.V. (2)
         Complete Wellness Centers, Inc.(1)(2)
         Greystone Medical Corp.(2)

___________________
         (1) Publicly traded.
         (2) Investment in form of equity only.
         (3) Investment in form of debt only.
         (4) Investment in form of a combination of equity and debt.


WALNUT FUNDS

         Walnut Funds owns a 40% interest in WGP Management Company, Inc. (the "Management Company") and a 40% interest in Walnut GP, L.L.C. (the "General Partner"), the 1% sole general partner of Walnut Growth. The General Partner is entitled to a portion of the gains on the investment made by Walnut Growth. The Teachers' Retirement System of the State of Illinois is the 99% sole limited partner and is obligated to provide nearly all of the capital for Walnut Growth. The Management Company provides investment management and other services to the General Partner and receives management fees. Walnut Growth was formed in October 1996 to provide initial financing to early stage and small companies and has currently invested approximately $4.5 million. In addition, as a result of Walnut Growth's institutional venture capital capabilities, the Company, through co-investments with Walnut Growth, is now able to participate in larger financings to more mature early-stage companies typically available to the institutional financing market.

WALNUT CONSULTING

         Walnut Consulting was formed in January 1997 to provide various consulting services. Its current clients include three municipal governmental agencies for which Walnut Consulting provides human resources and quality assurance consulting services. It had insignificant revenues during the first six months of 1997; however, Walnut Consulting will be responsible for the agency relationship established with NFS. See "THE COMPANY--Recent Developments." In addition, Walnut Consulting will continue to expand its existing human resources and quality assurance consulting business to geographically contiguous governmental agencies and quasi-governmental agencies.

COMPETITION

         Each of Walnut Capital, UPLP and Walnut Growth engages in the business of investing in companies through debt and equity participation. Consequently, each of Walnut Capital, UPLP and Walnut Growth competes for investment opportunities with other venture capital companies, banks and other lenders and private investors. Many of such entities are significantly larger than the Company and have greater resources. However, typically Walnut Capital, UPLP and/or Walnut Growth work directly with management of the investee companies and experiences no direct competition once an initial investment has been made.

EMPLOYEES

         As of September 30, 1997, Walnut Capital employed three people and the Management Company employed one person. None of the employees of Walnut Capital or the Management Company are represented by any collective bargaining agreements and the Company believes that the relationship of Walnut Capital and the Management Company with their respective employees is good. The Company has two employees, Burton W. Kanter, Chairman of the Board, and Joel S.
Kanter, President and Chief Executive Officer.

PROPERTY

         The Company and Walnut Capital lease their office space in Vienna, Virginia from Windy City. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"

RECENT DEVELOPMENTS

         PACIFIC FINANCIAL ACQUISITION. The Company is currently negotiating the terms of an acquisition agreement with the stockholders of Pacific Financial (the "Pacific Financial Stockholders"), in connection with the acquisition by the Company of all of the issued and outstanding capital stock of Pacific Financial or substantially all of the assets and liabilities of Pacific Financial (the "Pacific Financial Transaction"). It is anticipated that the aggregate purchase price in connection with the Pacific Financial Transaction will be $3,000,000 payable to the Pacific Financial Stockholders as follows: (a) $900,000 paid in cash at closing; (b) $900,000 in the form of the Company's Common Stock determined by dividing $900,000 by the average closing bid price for the Company's Common Stock reported on the Nasdaq National Market for the five trading days immediately preceding the closing (not to exceed $2.75 per share); (c) $300,000 in the form of one-year promissory notes, bearing interest at a rate of 8% per annum; and (d) $900,000 in the form of four-year promissory notes, bearing interest at a rate of 8% per annum. Each of the promissory notes will be issued by Pacific Financial and guaranteed by the Company. The maturity of all or a portion of the principal of the four-year promissory notes may be extended for an additional year in the event certain accounts receivable of Pacific Financial are not fully or timely collected. In addition, the Company will have certain offset rights under the promissory notes in the event of uncollected accounts receivable. The closing of the Pacific Financial Transaction is subject to the satisfaction of various conditions, including the repayment of approximately $600,000 of notes owed by Pacific Financial to certain of the Pacific Financial Stockholders and their affiliates. The Company anticipates that such repayment may be made by provision to Pacific Financial of equity capital or debt financing from the Company or arranged by the Company on such terms as the Company deems appropriate. The Pacific Financial Stockholders will receive registration rights with respect to the Company's Common Stock issued in the Pacific Financial Transaction similar to those to which a purchaser in this Offering will receive.

         Management intends to close the Pacific Financial Transaction irrespective of whether the minimum number of Units is sold hereunder; however, if the minimum number of Units are sold, the Company intends to use approximately $1.2 million of the net proceeds in connection with the Pacific Financial Transaction. Although the documentation relating to the Pacific Financial Transaction is nearly final, no definitive purchase agreement has been executed. Accordingly, there can be no assurance that the Pacific Financial Acquisition will be consummated on the terms described herein or at all.

         SALE OF NFS. On September 29, 1997, the Company consummated the sale of all of the issued and outstanding capital stock of NFS to an entity (the "NFS Buyer") controlled by Mr. Eugene Scalercio, the Chief Executive Officer of NFS and former Director of the Company, for an aggregate purchase price of $150,000 in the form of a subordinated five- year note made by NFS Buyer. The Company will recognize into income the proceeds of such note when collected. The Company and, in the event that no event of default under such note shall have occurred and be continuing, NFS Buyer each have the right to require the Company to convert the note into a 15% equity ownership in NFS. As a condition to closing, NFS was required to pay to the Company $850,000 in satisfaction of an intercompany receivable. In connection with such sale, the Company and NFS entered into an agency agreement whereby the Company is entitled to 25% of the gross profit margin obtained by NFS in its consulting business (but not its asset recovery business). In addition, in the event that the Company provides working capital support or advances to NFS in connection with any consulting arrangement, NFS is obligated to provide such services for a negotiated commission. Pursuant to the agency agreement, Mr. Scalercio has agreed to not compete with NFS with respect to the consulting business for a period of three years and the NFS Buyer has likewise agreed not to compete for a period of ten years. During the term of the note, NFS is prohibited from declaring or paying any dividends or other distributions, acquiring or issuing any of its equity securities, merging or consolidating, liquidating, dissolving or effecting any form of reorganization, making any investments, incurring certain indebtedness, selling more than 5% of its assets or taking certain other actions without the Company's approval. Prior to the sale of NFS, the Company granted to Mr. Scalercio options to purchase 70,000 shares of Common Stock at an exercise price of $1.81 per share pursuant to the Company's 1994 Incentive Stock Option Plan.

GOVERNMENT REGULATION

         BDC REGULATION. On October 15, 1997, each of the Company, Walnut Capital, Walnut Funds and Universal Bridge elected to become regulated as BDCs under the 1940 Act. Being regulated as a BDC imposes certain limitations upon the operations of the Company. The following is a brief description of the 1940 Act as it relates to BDCs and is qualified in its entirety by reference to the full text of the 1940 Act and the rules thereunder.

         Generally, to be eligible to elect BDC status, a company must engage in the business of furnishing capital and offering significant managerial assistance to companies that do not have ready access to capital through conventional financial channels. Such portfolio companies are termed "eligible portfolio companies." More specifically, in order to qualify as a BDC, a company must (i) be a domestic company; (ii) have registered a class of its securities or have filed a registration statement with the Commission pursuant to Section 12 of the 1934 Act; (iii) operate for the purpose of investing in the securities of certain types of eligible portfolio companies, namely less seasoned or emerging companies and businesses suffering or just recovering from financial distress; (iv) offer to extend significant managerial assistance to such eligible portfolio companies; (v) have a majority of directors who are not "interested persons" (as defined in the 1940 Act); and (vi) file (or, under certain circumstances, intend to file) a proper notice of election with the SEC.

         An eligible portfolio company generally is a United States company that is not an investment company and that (i) does not have a class of securities registered on an exchange or included in the Federal Reserve Board's over-the-counter margin list; (ii) is actively controlled by a BDC and has an affiliate of a BDC on its board of trustees or directors; or (iii) meets such other criteria as may be established by the SEC. Control under the 1940 Act is presumed to exist where a BDC owns more than 25% of the outstanding voting securities of the eligible portfolio company.

         Making available significant managerial assistance by a BDC means any arrangement whereby a BDC, through its directors, trustees, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations, or business objectives and policies of a portfolio company. It is expected that one of the officers or employees of the Company, Walnut Capital or Walnut Funds will offer to serve on the board of directors of each private company in which the Company, Walnut Capital, Walnut Funds or Universal Bridge invests and, if such offer is not accepted, will offer to enter into a consulting contract with the management of each such private portfolio company. In such capacity, such person will offer his or her substantial experience in strategic management and, if requested, will lend his or her assistance in arranging financings, managing relationships with financing sources, recruiting management personnel, and evaluating acquisition and divestiture opportunities. Such person will be able to call on the experience of the other directors and officers of the Company, if needed.

         The 1940 Act prohibits or restricts companies subject to the 1940 Act from investing in other investment companies. Moreover, the 1940 Act limits the type of assets that a BDC may acquire to certain prescribed Eligible Assets unless, at the time the acquisition is made, Eligible Assets represent at least 70% of the value of the BDC total assets (other than non-investment assets necessary or appropriate to its operations as a BDC). "Eligible Assets" include (i) privately acquired securities of companies that were eligible portfolio companies at the time the BDC acquired the securities; (ii) securities of bankrupt or insolvent companies; (iii) securities of eligible portfolio companies controlled by a BDC; (iv) securities received in exchange for or distributed in or with respect to any of the foregoing; and (v) cash items, government securities and high-quality short-term debt. The 1940 Act also places restrictions on the nature of the transactions in which, and the persons from whom, securities can be purchased in order for the securities to be considered Eligible Assets. Such restrictions include limiting purchases to transactions not involving a public offering and the requirement that securities be acquired directly from either the portfolio company or its officers, directors or affiliates.

         Many of the transactions involving an investment company and its affiliates (as well as affiliates of those affiliates) which would otherwise be prohibited without the prior approval of the SEC under the 1940 Act are permissible for a BDC. However, certain transactions involving certain persons related to the Company, including its directors, officers and employees, may still require the prior approval of the SEC. In general, (i) any person who owns, controls or holds power to vote more than 5% of the Company's outstanding shares of Common Stock; (ii) any director, executive officer or general partner of that person; and (iii) any person who directly or indirectly controls, is controlled by, or is under common control with, that person, must obtain the prior approval of a majority of the company's disinterested directors and, in some situations, the prior approval of the Commission, before engaging in certain transactions involving the Company or any company controlled by the Company. The 1940 Act generally does not restrict transactions between the Company and its eligible portfolio companies.

         Having elected to be regulated as a BDC, the Company may not change the nature of its business so as to cease to be, or withdraw its election as, a BDC unless authorized by "the vote of a majority of its outstanding voting securities" as determined in accordance with the 1940 Act. A BDC may change the nature of its business so as to cease being a BDC (and in connection therewith withdraw its election to be treated as a BDC) only if authorized by its stockholders. Management expects that the Company, in the future, will seek to no longer be subject to the 1940 Act; however, there can be no assurance that the Company will become eligible to no longer be subject to the 1940 Act or that the requisite stockholder approval will be obtained.

         The 1940 Act prohibits an investment company such as the Company from knowingly participating in a joint transaction with an affiliate of any director or investment adviser to the investment company. Accordingly, the Company may not, without exemptive relief from the SEC, participate in a joint transaction with the Company Affiliates. The Company has currently co-invested with Company Affiliates and intends to submit an exemptive application to the Commission to permit such co-investment in the future. The Company believes that it will be advantageous for the Company to co-invest with the Company Affiliates where such investment is consistent with the investment objective, strategies and other pertinent factors to the Company. The Company believes that co-investment by the Company and any Company Affiliates will afford the Company the ability to achieve greater diversification and, together with any Company Affiliates, the opportunity to exercise greater influence on the portfolio companies in which the Company and any Company Affiliates invest together. Accordingly, the application will seek an exemptive order permitting the Company and any Company Affiliates to invest together in the same portfolio companies where appropriate. If the exemptive relief is granted, it is expected that the Company and Company Affiliates will invest together in proportion to their respective amounts of capital available for investment where such is consistent with their respective investment objective, strategies and other pertinent factors. It is expected that exemptive relief permitting co-investment will be granted only upon the conditions, among others, that before a co-investment transaction is effected, the independent directors of the Company will review such co-investment. In the future, it is expected that prior to committing to a co-investment, a "required majority" (as defined in Section 57(o) of the 1940 Act) of the independent directors of the Company will conclude that (i) the terms of the proposed transaction are reasonable and fair to the Company and its stockholders and do not involve overreaching of the Company and its stockholders on the part of any person concerned; (ii) the transaction is consistent with the interests of the stockholders of the Company and is consistent with the investment objective and policies of the Company; and (iii) the investment by the Company Affiliate co-investor would not disadvantage the Company in making its investment, maintaining its investment position, or disposing of such investment and that participation by the Company would not be on a basis different from or less advantageous than that of the Company Affiliate co-investor. There is no assurance that the application for exemptive relief will be granted by the SEC. Accordingly, there is no assurance that the Company will be permitted to co-invest with any Company Affiliates. See "RISK FACTORS--Need for SEC Exemptive Relief."

         In addition to asset and income qualifications, a BDC is restricted as to the amount of leverage that it can incur. Generally, a BDC may not issue any class of senior security representing an indebtedness unless, immediately after such issuance or sale, it will have an asset coverage of at least 200%. "Asset coverage" of a class of senior security representing an indebtedness of an issuer means the ratio which the value of the total assets of such issuer, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness of such issuer. Currently, the Company is in compliance with the asset coverage requirements.

         The 1940 Act imposes certain capital structure requirements on BDC, such as an overall 25% limit on the amount of derivative securities a BDC can have outstanding. In general, the amount of voting securities that would result from the exercise of all outstanding warrants, options, and rights to subscribe to, convert to, or purchase voting securities of a BDC at the time of issuance is not permitted to exceed 25% of the outstanding voting securities of the BDC. If, however, these outstanding derivative securities have been issued predominantly to management personnel as a component of their compensation, then a somewhat more restrictive upper limit may apply to the aggregate amount of derivative securities a BDC can have outstanding. In particular, if the amount of voting securities that would result from the exercise of all outstanding warrants, options, and rights issued to a BDC's directors, officers, employees, and general partners pursuant to an executive compensation plan would exceed 15% of the outstanding voting securities of the BDC, then the total amount of voting securities that would result from the exercise of all outstanding warrants, options, and rights at the time of issuance is not permitted to exceed 20% of the outstanding voting securities of the BDC.

         Prior to October 15, 1997, the Company may have been operating as an unregistered investment company. From and after the Business Combination, the Company had relied on an exemption from the registration, filing and operating requirements imposed by the 1940 Act provided by Rule 3a-2 promulgated by the SEC under the 1940 Act. The Company's one-year exemption period expired on February 27, 1996 and from such date the Company may be deemed to have been an unregistered investment company. See "RISK FACTORS--Failure to Comply with the 1940 Act." The Board of Directors of the Company had resolved that the Company's business purpose is to be an operating company through its subsidiaries and not to be engaged in activities which would require the Company to registered as an investment company; however, the Company has determined to elect BDC status in order to comply with the 1940 Act pending the consummation of significant acquisitions of operating companies. The Company will then seek to cease to become a BDC, subject to stockholder approval. See "RISK FACTORS--Restrictions on Future Acquisitions."

         The Company also intends to seek exemptive relief from the SEC to permit the Company, Walnut Capital, Walnut Funds and Universal Bridge to operate as one company for certain purposes of the 1940 Act and to report solely on a consolidated basis for purposes of the 1934 Act. See "RISK FACTORS--Need for SEC Exemptive Relief."

         SBA REGULATION. Walnut Capital is licensed to operate as a SBIC under the SBIA, and is subject to regulation by the SBA. A number of the regulations are discussed below and reference is made to Part 13 of the Code of Federal Regulations ("CFR") for the full text of the regulations promulgated under the SBIA. SBICs are subject to periodic examination by the SBA staff for purposes of determining compliance with the SBA regulations. As an SBIC, Walnut Capital has received financial assistance from the SBA through the SBA's purchase of certain debentures from Walnut Capital.

         Under the SBIC program, Walnut Capital generally is permitted to make loans only to, or purchase securities only of, those small businesses which qualify as "Small Concerns". A "Small Concern", as defined in the SBA Act and the SBA regulations, is a business concern that is independently owned and operated and which is not dominant in its field of operation. In addition, a small business will qualify as a Small Concern only if, at the time of Walnut Capital's investment, either (i) it has a net worth, together with any affiliates, of $18 million or less and an average net income after Federal income taxes for the preceding two years of $6 million or less (average net income to be computed without benefit of any carryover loss), or (ii) it satisfies alternative criteria under the SBA regulations that focus on the industry in which the business is engaged and the number of persons employed by the business or its gross revenue. The SBA regulations prohibit an SBIC from providing funds to a Small Concern for certain purposes, such as for certain purchases of securities and real estate.

         Under the SBA regulations, loans to Small Concerns under the SBIC program generally must have a minimum maturity of five years. Short-term financing is permissible if the financing is (a) in contemplation of long-term financing of the Small Concern by Walnut Capital or a group including Walnut Capital equal to at least the amount of the short-term financing and the term for such short-term financing is no more than one year, (b) to protect prior investments by Walnut Capital, or (c) to finance certain ownership changes.
The aggregate annual interest rate and other financing costs Walnut Capital may charge Small Concerns under the SBIC program is limited by the SBA regulations. As of June 30, 1997, the maximum rate relating to annual financing costs allowable under the SBA regulations was 15% for straight loans and 14% for loans containing an equity component.

         In addition to providing funds to a Small Concern in the form of debt, an SBIC can provide equity funding to a Small Concern. An SBIC can also acquire options or warrants to purchase equity securities as long as such instruments do not expire later than six years from the termination of the SBIC's financing of the Small Concern by prepayment or maturity. Redemption of such equity securities, options or warrants can be required only after the first five years and only pursuant to a formula based on book value and/or earnings and not a redemption price which is a fixed dollar amount. Any equity financing redeemable in a manner other than as described in the foregoing sentence will be deemed to be a loan rather than an equity investment and, therefore, will be subject to the various limitations mentioned in the preceding paragraphs.

         The SBA regulations restrict the amount of control an SBIC can exercise in connection with a Small Concern. A presumption of control exists whenever an SBIC and its associates (as defined in the SBA regulations), or two or more SBICs, control, (i) in the case of a Small Concern with fewer than 50 shareholders, 50% or more of the outstanding voting securities and, (ii) in the case of a Small Concern with 50 or more stockholders, more than 25% or a block of 20% or more which is as large or larger than the largest other outstanding block of voting securities. Temporary control is permitted whenever such control is reasonably necessary for the protection of the SBIC's investment. However, a plan to relinquish such control within a reasonable period (not to exceed seven years) must be submitted to the SBA, and any extension of such period must have prior SBA approval.

         The SBA regulations limit the dollar amount of Walnut Capital's investments in and loans to any single Small Concern and the affiliates of the Small Concern to 20% of Walnut Capital's common stock and additional paid-in capital ("Private Capital").

         The SBA regulations require that financing by certain entities deemed to be affiliates of Walnut Capital cannot be on terms more favorable than the terms on which Walnut Capital has participated in the financing of a Small Concern. The burden is on Walnut Capital to show that its terms are at least as favorable as those extended to the affiliate, and the transactions which are subject to this burden of proof are those extended contemporaneously with Walnut Capital's financing or within six months before or after the financing extended by Walnut Capital.

         Based on the Valuation Policies, Walnut Capital's loans are valued based on the value of the collateral, the borrower's ability to make payments, the borrower's capitalization and profitability, and other pertinent factors. Generally, the fair values assigned are amounts that are currently expected to be realized in the ordinary course of business assuming that the loans will be held to maturity. Therefore the fair value of loans, as determined in good faith by the Board of Directors of Walnut Capital, correspond to cost unless adverse factors lead to a determination of fair value at a lower amount, in which case the fair value assigned is based on the anticipated liquidation value of the collateral.
Based on the Valuation Policies, the fair value of securities owned, as determined in good faith by the Board of Directors of Walnut Capital, is based on the liquidity of, existing market price for, and the anticipated sale price of, the securities, taking into account standard discounts relating to restricted securities and available trading volumes, as applicable. In determining market price, the Board of Directors of Walnut Capital refers either to the most recent bid price at which such securities were traded on a national exchange or automated quotation system or, in the case of privately-held companies, the price at which such securities were most recently sold by the issuer in its last round of equity financing. The reduction in fair value, if any, resulting from an assessment of the loans and securities owned by Walnut Capital is reflected in Walnut Capital's reserve for unrealized losses.

         SBA regulations prohibit purchasing securities of any company unless the proceeds of the subject transaction inure to the benefit of the issuer thereof. As such, Walnut Capital is effectively prohibited from making temporary investment divestiture and reacquisition decisions based solely on prevailing economic and market conditions. As a result, Walnut Capital can sell its investment holdings only at such time as it makes a decision that permanent divestiture of the subject investment is desirable. Therefore, the applicable regulations may cause Walnut Capital to make long-term investment decisions which are contrary to short-term prevailing economic and market circumstances. This regulatory structure, therefore, discourages profit taking except in the context of complete investment divestiture, and, therefore, encourages SBICs in general, and Walnut Capital in particular, to operate unprofitably despite the appreciation of securities which must be held until a final divestiture decision is made. Currently, management believes it is in the best interest of the Company not to completely divest of most of Walnut Capital's investments. These restrictions on Walnut Capital may substantially limit the ability of the Company to pay dividends in the future or operate profitability. In addition, the SBA regulations require that SBICs maintain a ratio of undistributed realized earnings (as defined by the SBA regulations to exclude unrealized gains and losses) to capital stock and surplus of not more than 50%.

         The SBA has issued a finding that the Company has violated Section 107.903(b)(1) and (d) by financing an Associate (as defined in the SBIA) and paying fees to an Associate. The Company has provided information to the SBA to show that such findings are inaccurate. Additionally, the SBA has issued a finding that the Company has violated CFR Section 107.501(b)(1), (3) and (4) by not seeking prior approval of the SBA for management services provided by Associates. The Company believes that such findings are inaccurate and current SBA regulations no longer require prior approval in such circumstances.

         The last examination report issued to Walnut Capital by the SBA is dated May 14, 1996 and covered the 14-month period ended February 28, 1995. Another SBA examination covering the period from March 1, 1995 until February 28, 1997 was completed in April 1997. A written report is expected to be issued by the SBA in the near future. Management believes that the SBA's findings, if any, from this examination will not have a material affect on Walnut Capital or the Company as a whole. To date, the SBA has not declared or threatened to declare a default under the SBA Debentures with respect to any of its findings; however, there can be no assurance that the SBA will be willing to further refrain from declaring an event of default under the SBA Act and it is likely that the SBA will continue to deem these issues to be open until fully resolved to the SBA's satisfaction, irrespective of any continuing discussions with respect thereto between the SBA and Walnut Capital's management. If such a default were declared, Walnut Capital would have 15 days to cure such default. Failure to cure the default would give the SBA the right to accelerate the maturity of the SBA Debentures. Based on the market price as of September 30, 1997, management believes that Walnut Capital could sell approximately

65,000 shares of HealthCare COMPARE Corp. (representing approximately 43% of the Company's consolidated holdings in such company) or liquidate all or a portion of its holdings in other investments in order to repay such SBA Debentures. If Walnut Capital were fail to repay the SBA Debentures, the SBA would have the right to petition a court to appoint a receiver for Walnut Capital's assets in accordance with Section 311(c) of the SBIA. After appointment of a receiver and liquidation of assets to repay the SBA Debentures and other debt of Walnut Capital, the Company would be entitled to any remaining assets of Walnut Capital realized upon such liquidation.

                                USE OF PROCEEDS

         The net proceeds from the sale of the Units offered hereby are estimated to be $2,175,000 if the minimum number of Units is sold and $3,480,000 if the maximum number of Units is sold (after payment of the aggregate compensation to the Placement Agent, but before payment of other expenses associated with the Offering, including, without limitation, legal, accounting and printing, estimated to be $200,000). Such proceeds do not include the proceeds generated upon the exercise of any of the Class A Warrants, which would be $2,493,750 for the Class A Warrants issued in the minimum Offering and $3,990,000 for the Class A Warrants issued in the maximum Offering. Approximately $1.2 million of the net proceeds will be used in connection with the Pacific Financial Transaction and the remaining $975,000 ($2,280,000 if the maximum number of Units are sold) will be added to the Company's working capital. The Company may use its working capital for (i) investment by Walnut Capital or UPLP in new portfolio companies; (ii) acquisitions of additional operating businesses in the financial services industry which may include businesses relating to asset-based lending, equipment leasing and financial and management consulting; (iii) debt repayment or restructuring, including partial repayment of the walnut Debentures or the Company's margin loans or line of credit; or (iv) payment of operating expenses. If the Board determines to use some or all of the net proceeds of the Offering to pay down the Company's $2,025,000 loan from ANB, Mr. Joel S. Kanter and Mr. Burton W. Kanter may be relieved of some or all of their contingent liabilities arising in connection with their respective guarantees of said line of credit. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." Such repayment would reduce the Company's overall interest expenses.

                                    DILUTION

         At June 30, 1997, the tangible net book value of the Company prior to the Offering was $13,811,254 or approximately $0.94 per share of Common Stock. Tangible net book value per share of Common Stock represents the amount of total tangible assets of the Company less total liabilities (after adjustment for minority interest), divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the minimum number of Units offered hereby and application of the net proceeds therefrom and assuming no Class A Warrants are exercised, the pro forma tangible net book value of the Company will be $15,786,254 or $0.92 per share of Common Stock. Assuming all Class A Warrants are exercised, the pro forma tangible net book value of the Company will be $18,280,004 or $0.97 per share of Common Stock. This represents an immediate decrease to current stockholders in the tangible net book value per share of Common Stock of $0.02 assuming no Class A Warrants are exercised and an immediate increase of $0.03 assuming all Class A Warrants are exercised. This also represents an immediate dilution to purchasers of Units in the Offering in tangible net book value per share of Common Stock of $0.08 or $0.24. The following table illustrates this dilution.


Assuming Minimum Number of Units, but No Class A Warrants Exercised
Price Paid Per Share(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $1.00
         Net book value prior to the Offering                                                       $0.94
         Decrease attributable to purchasers of Units in the Offering (2)                           $0.02
                                                                                                    -----
Pro forma net book value after the Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $0.92
Dilution per share of Common Stock to purchasers of Units . . . . . . . . . . . . . . . . . . . . . . . . $0.08
                                                                                                          =====
Assuming Minimum Number of Units, and All Class A Warrants Exercised

Price Paid Per Share  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $1.21
         Net book value prior to the Offering                                                       $0.94
         Increase attributable to purchasers of Units in the Offering(2)(3)                         $0.03
                                                                                                    -----
Pro forma net book value after the Offering and Exercise of Class A Warrants  . . . . . . . . . . . . . . $0.97
                                                                                                          -----
Dilution per share of Common Stock to purchasers of Units . . . . . . . . . . . . . . . . . . . . . . . . $0.24
                                                                                                          =====



         After giving effect to the sale by the Company of the maximum number of Units offered hereby and application of the net proceeds therefrom and assuming no Class A Warrants are exercised, the pro forma tangible net book value of the Company will be $17,091,254, or $0.92 per share of Common Stock. Assuming all Class A Warrants are exercised, the pro forma tangible net book value of the Company will be $21,081,254 and $0.98 per share of Common Stock. This represents an immediate decrease to current stockholders in the tangible net book value per share of Common Stock of $0.02 assuming no Class A Warrants are exercised and an immediate increase of $0.04 assuming all Class A Warrants are exercised. This also represents an immediate dilution to purchasers of Units in the Offering in tangible net book value per share of Common Stock of $0.08 or $0.23, respectively. The following table illustrates this dilution.


Assuming Maximum Number of Units, but No Class A Warrants Exercised
Price Paid Per Share(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $1.00
         Net book value prior to the Offering                                                       $0.94
         Decrease attributable to purchasers of Units in the Offering (2)                           $0.02
                                                                                                    -----
Pro forma net book value after the Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $0.92
                                                                                                          -----
Dilution per share of Common Stock to purchasers of Units . . . . . . . . . . . . . . . . . . . . . . . . $0.08
                                                                                                          =====
Assuming Maximum Number of Units, and All Class A Warrants Exercised

Price Paid Per Share  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $1.21
         Net book value prior to the Offering                                                       $0.94
         Increase attributable to purchasers of Units in the Offering(2)(3)                         $0.04
                                                                                                    -----
Pro forma net book value after the Offering and Exercise of Class A Warrants  . . . . . . . . . . . . . . $0.98
                                                                                                          -----
Dilution per share of Common Stock to purchasers of Units . . . . . . . . . . . . . . . . . . . . . . . . $0.23
                                                                                                          =====


--------------------------

(1) This price assumes that there is no value attributed to the Class A Warrants constituting part of the Units.
(2) After taking into account commissions and expenses payable to the Placement Agent, and other estimated costs of the Offering.
(3)  Includes net proceeds resulting from the exercise of all Class A Warrants

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company on a consolidated basis as of June 30, 1997, and as adjusted to give effect to the Offering, on a pro forma basis. The information set forth in the following table should be read in conjunction with the combined financial statements and notes thereto included elsewhere in this Memorandum and contained in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."

                                                    June
                                                   30, 1997
                                                ---------------

                                                                   Pro Forma As Adjusted       Pro Forma As
                                                  Historical             (Minimum)          Adjusted (Maximum)
                                                ---------------   -----------------------  ----------------------
                                                                       (in thousands)
Long-term Debt:

  SBA Debentures                            $     2,000,000       $        2,000,000       $    2,000,000
                                            ------------------    ---------------------    ----------------------
Stockholders' equity:
   Common Stock, $0.01 par value                    146,167                  171,167              186,167
   (17,116,687 shares currently issued
   and outstanding; 17,116,687 shares
   as adjusted for minimum Offering;
   18,616,657 shares as adjusted for
   maximum Offering)(1)

   Paid-in capital                               15,030,269               16,980,269           18,270,269
Retained deficit                                 (1,302,228)              (1,302,228)          (1,302,228)
                                            ------------------    ---------------------    ----------------------

Shareholders' equity                             13,874,208               15,849,208           17,154,208
                                            ------------------    ---------------------    ----------------------

Total capitalization                        $    15,874,208       $       17,849,208       $   19,154,208
                                            ==================    =====================    ======================

_____________________
(1) Does not include up to 2,800,000 shares of Common Stock which may be issued upon the exercise of the Class A Warrants or other Common Stock which may be issued upon the exercise of outstanding options or warrants.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        On September 29, 1997, the Company sold its wholly-owned subsidiary NFS. See "THE COMPANY--Recent Developments--Sale of NFS." As a result, for future periods, the operating results of NFS will not be included in the Company's consolidated financial statements. Investors should not rely on the revenue or other results of NFS described below or reflected in the financial statements attached hereto as Exhibits A and B. If NFS had been sold as of January 1, 1997, the Company's consolidated net income/(loss) would have been for the three months and six months ended June 30, 1997, $652,692 and $(382,739), respectively, as compared to actual results of $521,978 and $(513,453), respectively, which include the results of NFS.

        Because of its recent election to be regulated as a BDC, the Company's future financial statements will be presented in a different manner in order to comply with the 1940 Act. Furthermore, the election of BDC status may affect the historical presentation of financial statements for prior periods.

        The following discussion is made with reference to the condensed consolidated unaudited financial statements of the Company attached hereto as Exhibit A.

RESULTS OF OPERATIONS FOR THE FISCAL SIX MONTHS ENDED JUNE 30, 1997 AND 1996

         RESULTS OF COMPANY AND WALNUT CAPITAL OPERATIONS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996. The Company and Walnut Capital had aggregate realized gains of $4,138,700, net of tax, for the six-month period ended June 30, 1997, compared to a realized gain of $788,000, net of tax, for the same period in 1996. Both the 1997 and 1996 gains were primarily attributable to sales of securities of HealthCare COMPARE Corp.; however, during the six-month period ended June 30, 1997, Walnut Capital sold more shares of HealthCare COMPARE Corp. than for the prior period in order to repay certain debentures issued by Walnut Capital to an affiliate of the SBA (the "Walnut Debentures") which matured in April 1997. Realized gains for the quarter ended June 30, 1997 were $692,100, net of tax, compared to $345,000 for the same period in 1996.

         Aggregate unrealized losses for the Company and Walnut Capital for the six-month period ended June 30, 1997 were $2,984,000, net of tax. This compares with unrealized gains of $1,535,000, net of tax, for same period in 1996. The losses in 1997 resulted primarily from a decrease in portfolio company share values, primarily health care companies. The gains in 1996 resulted primarily from an increase in the value of various health care portfolio shares, most notably HealthCare COMPARE Corp. For the quarter ended June 30, 1997, unrealized gains were $1,126,500, net of taxes, compared to unrealized losses of $154,000, net of taxes, for the same period last year.
The increase for the quarter is primarily attributable to the increase in value of the Company's portfolio, primarily the health care companies.

         Aggregate interest expense decreased at Walnut Capital and the Company by $222,000 to $607,000 for the six-month period ended June 30, 1997. This compares to interest expense of $829,000 for the same period in 1996. Interest expense consists of two major components: (i) interest paid to the SBA with respect to the Walnut Debentures and (ii) interest paid on margin accounts and bank lines. For the quarter ended June 30, 1997 interest expense for Walnut Capital and the Company was $247,000 compared to $394,000 for the same period in 1996. The reduction in interest expense in 1997 is attributable to reduced bank debt and margin payable to brokers and the repayment of $4,000,000 of the Walnut Debentures in April 1997.

         Aggregate general and administrative expenses at Walnut Capital and the Company declined by $158,000 to $567,000 for the six-month period ended June 30, 1997. Such expenses at Walnut Capital decreased $88,000 to $248,000. Such expenses at the Company were $318,000 for the period ended June 30, 1997, compared to $389,000 for the same period in 1996. The decrease in expenses at both Walnut Capital and the Company were due to lower personnel costs. Additionally the Company recorded an expense of $800,000 to reflect a re-evaluation of the book value of NFS. This re-evaluation occurred due to a contemplated sale to management of 100% of the stock of NFS. Upon such sale, an agency relationship between the Company and NFS will be established with respect to the consulting business of NFS, whereby the Company will be entitled to a significant portion of the gross margin generated by such consulting business. This newly developed agency relationship results in a change from the Company's and NFS's prior structure. The Company will retain the rights to this consulting business under the new proposed structure.

         For the six-month period ended June 30, 1997, consolidated net loss for the Company was $513,400 compared with a profit of $1,279,000 for the same period in 1996. Such net loss resulted from lower net income at the Company's subsidiaries. For the three-month period ended June 30, 1997, consolidated net income for the Company was $522,000, compared with a loss of $345,000 for the same period in 1996. The favorable results for the 1997 period were due to higher subsidiary net income primarily at Walnut Capital.

         As of June 30, 1997, Walnut Capital had outstanding a promissory note to a third party representing principal owed of $494,000. The note was issued in connection with an acquisition by Walnut Capital of a limited partnership interest in Knox Liquidating Partnership, L.P., which, in turn, has an ownership interest in a catalog company known as Foster & Gallagher, Inc. Such note accrues interest at 8% per annum. As of January 31, 1997, $381,000 of the principal had been repaid. The remaining principal of $494,000 is due on July 31, 1997.

         RESULTS OF NFS OPERATIONS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996. During the six months ended June 30, 1997, revenue for NFS was $601,500. Revenue for such period was derived from operational support ($232,800), recovery services ($365,700) and other ($3,000). During the six months ended June 30, 1996, revenue for NFS was $874,000. Revenue for such period was derived from operational support ($535,000), recovery services ($333,000) and other ($6,000). The reductions in revenue for both the six-month period and the three-month period were due to lower sales activity at NFS.

         During the three months ended June 30, 1997, revenue for NFS was $259,600. Revenue for such period was derived from operational support ($33,500), recovery services ($225,700) and other ($400). During the three months ended June 30, 1996, revenue for NFS was $433,000, derived from operational support ($316,000), recovery services ($114,000) and other ($3,000). The reductions in revenue for both the six-month period and the three-month period was due to lower sales activity at NFS.

         For the six months ended June 30, 1997, 75% of the revenue from operational support came from two clients: Chase ($119,500 or 51%) and Radix Systems ($55,200 or 24%). For the same six-month period, 68% of revenue from recovery services came from two clients: DBL Liquidating Trust ($191,000 or 52%) and Chemical/Chase Bank ($56,900 or 16%). For the six months ended June 30, 1996, 91% of the revenue from operational support came from three clients:
Citibank N.A. ($188,000 or 35%). Key Investments ($142,000 or 27%) and Chase Manhattan ($155,000 or 29%). For the same six-month period, 40% of revenue from recovery services came from two clients: DBL Liquidating Trust ($90,000 or 27%) and Merrill Lynch ($42,000 or 13%).

         For the three months ended June 30, 1997, 90% of the revenue from operational support came from one client, Radix Systems ($30,200). For the same three-month period, 96% of revenue from recovery services came from two clients: DBL Liquidating Trust ($77,000 or 68%) and Chemical/Chase Bank ($33,000 or 28%). For the three months ended June 30, 1996, 65% of the revenue from operational support came from three clients: Citibank N.A. ($56,000 or 18%), Key Investments ($67,000 or 21%) and Chase Manhattan ($82,000 or 26%). For the same three month period, 37% of revenue from recovery services came from one client: Merrill Lynch ($42,000).

         For the six months ended June 30, 1997, cost of services was $732,700 or 122% of revenues. General and administrative expenses were $60,000. For the six months ended June 30, 1996, cost of services was $859,000 or 98% of revenues. General and administrative expenses for such period were $125,000. For the three months ended June 30, 1997, cost of services was $346,700 or 134% of revenues. General and administrative expenses for that period were $36,000. For the three months ended June 30, 1996, cost of services were $464,000 or 107% of revenues, and general and administrative expenses for the period were $37,000. The increases in the cost of services relative to the percentage of revenues for both the six-month period and the three-month period were due to decreases in revenues with a stable amount of fixed costs.

         The following discussion is made with reference to the condensed consolidated audited financial statements of the Company attached hereto as Exhibit B.

RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED DECEMBER 31, 1996 AND 1995

         RESULTS OF WALNUT CAPITAL OPERATIONS FOR THE FISCAL YEARS ENDED DECEMBER 31, 1996 AND 1995. Walnut Capital had realized gain income of $1,561,000 net of tax, for the year ended December 31, 1996, compared to $2,845,000, net of tax, for the year ended December 31, 1995. The realized gains result predominately from the sale of shares of HealthCare COMPARE Corp. which produced approximately $2.2 million of realized gains in the current period.

         Interest expense decreased $478,000 to $1,217,466 during the year ended December 31, 1996, representing a 28% decrease under interest expense during the year ended December 31, 1995. Interest expense consists of two components: (1) interest paid to the SBA with respect to the SBA Debentures ($731,000 and $1,027,000 for 1996 and 1995, respectively), and (ii) interest paid on margin accounts and bank lines ($483,000 and $665,000 for 1996 and 1995, respectively). The decrease in SBA interest expense was the result of repayment to the SBA of a $4 million debenture on September 1, 1995.

         General and administrative expense increased $64,000 to $770,000 during the year ended December 31, 1996, representing a 9% increase over operating expense during the year ended December 31, 1995.

         Unrealized losses, net of unrealized gains, for the year ended December 31, 1996 were approximately $1.4 million, net of tax, as compared to unrealized losses for the year ended December 31, 1995 of approximately $2.6 million, net of tax. The change is due to a lesser decline in market value of several of Walnut Capital's larger holdings in 1996 as compared to 1995.

         RESULTS OF NFS OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 AND THE PERIOD FROM FEBRUARY 28, 1995 TO DECEMBER 31, 1995. During the period from January 1, 1996 to December 31, 1996, revenues for NFS were $2,122,000. Revenue was derived from recovery services ($887,000), operational support ($1,157,000) and other ($78,000).

         For such 12 month period, revenue from recoveries was $887,000 of which 56% was derived from three clients (Chemical Bank, $188,000, or 21%, DBL, $167,000, or 19%, and Merrill Lynch, $145,000, or 16%). Operational support revenue was $1,157,000 of which 84% was derived from three clients (Chase Bank $512,000, or 44%, Citibank, N.A., $210,000, or 18%, and Key Investments, $255,000, or 22%).

         For the ten month period ended December 31, 1995, cost of services was $2,450,000. This amount included an increase in reserve for non-realization of two products recorded as Work in Progress. This reserve was due to a change in the status of the customers' expectations of the completion of projects. NFS management will continue to pursue the collection of these items valued at $815,000, even though their ultimate collectibility cannot be assured. General and administrative expenses were $610,000 for the period.

         NFS incurred a charge to operations of $1,100,000 in 1996 representing a write-down of NFS's goodwill, which resulted from the Company's continuing re-evaluation of the asset recovery business of NFS. Such write-down was made in accordance with FAS 121.

         RESULTS OF COMPANY OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 AND THE PERIOD FROM FEBRUARY 28, 1995 THROUGH DECEMBER 31, 1995. The Company had interest income of $37,000 and general and administrative cost of $881,000 for the year ended December 31, 1996 as compared to $8,000 and $575,000, respectively, in the ten month period ended December 31, 1995. Consolidated net loss for the Company was $2.96 million for the year ended December 31, 1996 as compared to net loss of $1.97 million in the ten month period ended December 31, 1995.

RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED DECEMBER 31, 1995 AND 1994

         RESULTS OF WALNUT CAPITAL OPERATIONS FOR THE FISCAL YEARS ENDED DECEMBER 31, 1995 AND 1994. Walnut Capital had realized gain income of $2,895,000, net of tax, for the twelve months ended December 31, 1995, compared to $636,000, net of tax, for the twelve months ended December 31, 1994. The increase in realized gains results predominately from the sale of shares of HealthCare COMPARE Corp. which produced approximately $5.3 million of realized gains in the current period.

         Investment and other income increased $2,000 to $445,000 for the twelve months ended December 31, 1995. The results for 1995 included realization of interest income from prior years on debt securities which was simultaneously converted to an equity position. The results for 1994 included conversion to equity securities of an income producing partnership investment.

         Interest expense decreased $64,000 to $1,529,000 during the twelve months ended December 31, 1995, representing a 4% decrease under interest expense during the twelve months ended December 30, 1994. Interest expense consists of two components: (1) interest paid to the SBA with respect to the SBA Debentures ($1,529,000 and $1,593,000 for 1995 and 1994, respectively), and
(ii) interest paid on margin accounts and bank lines ($504,000 and $424,000 for 1995 and 1994, respectively). The decrease in SBA interest expense was the result of repayment of a $4 million debenture on September 1, 1995, while the increase in margin and bank line interest was due to a rise in interest rates.

         General and administrative expense decreased $16,000 to $706,000 during the twelve months ended December 31, 1995, representing a 2% decrease under operating expense during the twelve months ended December 31, 1994.

         Unrealized losses for the twelve months ended December 31, 1995 were approximately $2.65 million, net of tax, versus unrealized gains for the twelve months ended December 31, 1994 of approximately $2.8 million, net of tax. The change is due to the decline in market value of several of Walnut Capital's larger holdings.

         RESULTS OF NFS OPERATIONS FOR THE PERIOD FROM FEBRUARY 28, 1995 TO DECEMBER 31, 1995. During the period from February 28, 1995 to December 31, 1995, revenues for NFS were $2,081,439. Revenue was derived from recovery services ($312,581), operational support ($1,763,319) and other ($5,539).

         For such ten month period, revenue from recovery services was $312,581 of which 54% was generated from predominately two clients (Chemical Bank, $117,990, or 38%, and Citibank, N.A., $51,525, or 16%). Operational support revenue was $1,763,319 of which 90% was derived from three clients (Citibank, N.A., $1,120,847, or 64%, Chemical Bank, $246,789, or 14%, and Key Investments, $215,214, or 12%).

         For such ten month period, cost of services was $2,450,000. This amount included an increase in reserve for non-realization of two products recorded as Work in Progress. This reserve was due to a change in the status of the customers' expectations of the completion of projects. NFS management will continue to pursue the collection of these items valued at $815,000, even though their ultimate collectibility cannot be assured. General and administrative expenses were $610,034 for the period.

         RESULTS OF COMPANY OPERATIONS FOR THE PERIOD FROM FEBRUARY 28, 1995 TO DECEMBER 31, 1995. During the ten months from February 28, 1995 to December 31, 1995, the Company had interest income of approximately $7,845 and general and administrative expenses of approximately $575,483. Consolidated net loss for the Company was $1.9 million for the twelve months ended December 31, 1995 compared to net income of $2.3 million for the twelve months ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

         LIQUIDITY AND CAPITAL RESOURCES OF WALNUT CAPITAL. Walnut Capital has historically obtained capital from three primary sources: (i) borrowing through the SBA Debentures, (ii) other borrowings, including margin loans, and
(iii) sales of portfolio securities. As part of the SBIC program, Walnut Capital has, from time to time, issued $12 million of SBA Debentures to an affiliate of the SBA. On September 1, 1995, debentures in the principal amount of $4 million were repaid and on April 1, 1997 debentures in the amount of $4 million were repaid. SBA Debentures in the principal amount of $4 million were outstanding as of September 30, 1997. The amounts, maturities and interest rates of such SBA Debentures are set forth below:

                       Principal Balance        Date Issued         Maturity         Interest Rate
                       ------------------    -----------------   ---------------  ------------------
                            2,000,000             06/08/88          06/01/98             9.80%

                            2,000,000             09/27/89          09/01/99             8.80%

Interest on the SBA Debentures is paid semi-annually, and principal is due at maturity. Payment of the SBA Debentures is guaranteed by the SBA. Walnut Capital has been current in all of its interest payments on the SBA Debentures. Walnut Capital repaid SBA Debentures in the amount of $4,000,000 due at April 1, 1997, in accordance with their terms. Additionally, Walnut Capital reduced its broker margin account by $1.99 million to $3.47 million. The source of funds was primarily the sale of

HealthCare COMPARE Corp. securities, creating a realized capital gain, pre-tax, of approximately $6 million in the first quarter.

         The SBA Debentures prohibit the distribution of earnings or other assets of Walnut Capital to the Company, except for distributions made out of undistributed realized earnings computed in accordance with SBA regulations. For so long as any indebtedness under the SBA Debentures remains outstanding, Walnut Capital is prohibited from repurchasing or converting any of its equity (but not debt) securities or paying dividends (including dividends to the Company) without the consent of the SBA. In addition, Walnut Capital is prohibited from incurring any secured indebtedness, except for the $5,765,000 of secured indebtedness that was outstanding at April 8, 1994. There are no limitations on the amount of unsecured indebtedness Walnut Capital can incur. As of September 30, 1997, the SBA Debentures could not be prepaid without payment of a prepayment penalty of approximately $110,000. Management does not currently intend to issue any additional debentures to the SBA or its affiliates.

         In April 1997, Walnut Capital received an unsecured loan from THC in the amount of $400,000. The loan bears interest, which is payable upon maturity, at a rate of 9.5% per annum and matures on October 31, 1997. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." As of August 31, 1997, Walnut Capital had approximately $3 million outstanding under its margin loans.

         LIQUIDITY AND CAPITAL RESOURCES OF THE COMPANY. On August 31, 1995, the Company established a $4 million line of credit with ANB. This credit line has been replaced with a term loan having an outstanding balance as of September 30, 1997 of $2,025,000. This loan requires quarterly principal payments of $250,000, plus interest. This loan bears interest at ANB's base rate plus 2% (10.25% as of September 30, 1997), matures on June 30, 1999 and is personally guaranteed by two Directors of the Company.

CERTAIN TAX MATTERS

         The Company is taxed as a "C" corporation and, unlike many BDCs, has not elected, and does not intend to elect, to qualify for pass-through tax treatment under Subchapter M of the Code.

         Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), substantially limits "trafficking" in loss corporations solely for their net operating loss carryovers, capital loss carryforwards, tax credit carryovers, and built-in losses (collectively, "Tax Attributes").
Specifically, Section 382 requires any corporation that has Tax Attributes and undergoes an "ownership change" to carry a portion of its Tax Attributes forward to later years. Despite the existence of sufficient income in any year to absorb its pre-change Tax Attributes, if so required by the Code, the corporation may offset only a portion of that income by those attributes, limited on an annual basis to (a) the value of the loss corporation as of the "change date" multiplied by (b) the long-term tax-exempt rate.

         A corporation is subject to limitation under Section 382 of the Code only if it experiences an ownership change. An ownership change occurs if (a) the corporation has Tax Attributes (whether carried forward or occurring currently), and (b) immediately after the "testing date," (i) the percentage of stock owned by its "five-percent stockholders" has (ii) increased by more than fifty (50) percentage points over (iii) the lowest percentage of stock that such stockholders owned at any time in the testing period.

         For such purposes, a testing date includes any date, such as the closing date of the Business Combination, on which there is a shift in the ownership of the loss corporation's stock among its five-percent stockholders or upon which the corporation issues or a five-percent stockholder transfers certain options to purchase or sell loss corporation stock. Further, a testing period is a "rolling" three year period preceding a testing date but commences, in no event, earlier than the first day of the taxable year in which the corporation has Tax Attributes. Finally, a five-percent stockholder is generally any person who owns, directly or indirectly, five percent or more of the corporation's stock at any time in the testing period. Constructive ownership rules apply to attribute ownership of shares from stockholders of record to their ultimate beneficial owners when determining a corporation's five-percent stockholders.

         The Company and its consolidated subsidiaries other than Walnut Capital most likely experienced an ownership change under Section 382 as a result of the Business Combination. In an attempt to avoid further restrictions upon the use of the Company's consolidated Tax Attributes as a result of future testing dates, the Company amended its Articles of Incorporation (as amended, the "Articles") to impose certain transfer restrictions. Such restrictions are designed to prohibit transfers by and among five-percent stockholders. However, there is no assurance that the Company will nonetheless be limited in its ability to apply its Tax Attributes.


                                   MANAGEMENT

OFFICERS AND DIRECTORS

         The Company's current executive officers and directors are as follows:

            Name                         Age                         Position
------------------------------ --------------------- --------------------------------------
Burton W. Kanter*                        67             Chairman of the Board
Joel S. Kanter*                          40             President, Chief Executive Officer
                                                        and Director
William F. Burge, III                    54             Director
Gene E. Burleson*                        56             Director
Solomon A. Weisgal                       70             Director
Albert Morrison                          60             Director
Earl Chapman                             72             Director
Joshua S. Kanter*                        34             General Counsel and Secretary
Robert F. Mauer                          42             Treasurer

______________
* These individuals are, or may be deemed to be, "interested persons" of the Company as that term is defined in Section 2(a)(19) of the 1940 Act.

         BURTON W. KANTER. Mr. Kanter has served as Chairman of the Board of Directors of the Company since February 27, 1995. He has been a director of Walnut Capital since 1983, and was the President of Walnut Capital between 1987 and February 27, 1995, and Treasurer of Walnut Capital from January 1994 until February 27, 1995. Mr. Kanter is of counsel to Neal Gerber & Eisenberg, a Chicago, Illinois law firm. From 1961 through 1985, Mr. Kanter was a partner in the law firm of Kanter & Eisenberg or its predecessor firms. He is the author of numerous articles and a frequent lecturer in the field of Federal income taxation, and founder and senior editor of the nationally known column in the Journal of Taxation called "Shop Talk." He is a member of the faculty of the University of Chicago Law School. He is a director of numerous companies, including the following public companies: HealthCare COMPARE Corp., Channel America, Inc., Power-Cell, Inc., Scientific Measurement Systems, Inc., and Logic Devices Incorporated. He is a member of the Board of Directors or the Board of Trustees of: the

Midwest Film Center of the Chicago Art Institute, the Chicago International Film Festival, and the Museum of Contemporary Art of Chicago. He is also on the advisory board of the Wharton School of the University of Pennsylvania Real Estate Center and the University of Chicago Annual Tax Conference. Mr. Kanter is the father of Joel S. Kanter and Joshua S. Kanter.

         JOEL S. KANTER. Mr. Kanter has been a Director and the President of the Company since February 27, 1995 and has been the Chief Executive Officer of the Company since April 15, 1996. From 1988 to February 27, 1995, Mr. Kanter was a consultant to Walnut Capital. Mr. Kanter has served as President of Windy City, Inc. ("Windy City"), a privately held investment firm, since July 1986. From 1978 through 1979, Mr. Kanter served as a Legislative Assistant to Congressman Abner J. Mikva (D-Ill.) specializing in Judiciary Committee affairs. From 1980 through 1982, Mr. Kanter served as a Special Assistant to the National Association of Attorneys General, representing that organization's positions in the criminal justice and environmental arenas. From 1982 through 1984, Mr. Kanter served as Staff Director of the House Subcommittee on Legislative Process chaired by Congressman Gilles D. Long (D-La.). In that capacity, he also lent assistance to the House Democratic Caucus which was also chaired by Congressman Long. From 1985 through 1986, Mr. Kanter served as Managing Director of The Investors' Washington Service, an investment advisory company specializing in providing advice to large institutional clients regarding the impact of federal legislative and regulatory decisions on debt and equity markets. Clients of The Investors' Washington Service included Amoco Oil, AT&T, Bankers Trust, Citicorp, Chase Manhattan Bank, Chrysler Corporation, General Motors, J.C. Penney, and others. Mr. Kanter currently serves on the Boards of Directors of GranCare, Inc., I-Flow Corporation, Osteoimplant Technology, Inc., Encore Medical Corporation and Vitalink Pharmacy Services, Inc., each of which is a publicly-held company, as well as a number of private concerns. Mr. Kanter is the son of Burton W. Kanter and the brother of Joshua S. Kanter.

         WILLIAM F. BURGE, III. Mr. Burge has been a Director of the Company since February 27, 1995. Mr. Burge has been a director of Walnut Capital since 1992. Since 1987, Mr. Burge has been Chairman of the Houston Metropolitan Transit Authority Board of Directors. He is on the Board of Directors of Wallis State Bank former Trustee of the University of Houston Foundation and Tartan Corp. Recently, he was appointed Vice-Chairman of Harris County-Houston Sports Authority. He was also appointed to the Honorary Advisory Board of the International Business College of Dalian, China. He is also a Board member and past Chairman of the West Houston Association. Since 1980, he has been a Board member of Sky Ranch and Vice Chairman of the Harris County Housing Finance Corporation. Since 1970, Mr. Burge has served as Managing Director and Vice Chairman of the Board of Directors of Mitsubishi Estate Company Associates, USA, as well as President and Managing Director of Ayrshire Corp. He also has experience in commercial and residential real estate development in Houston, Dallas, New York, New Orleans, Atlanta and Los Angeles. He is on the advisory board of the Wharton School of the University of Pennsylvania Real Estate Center and a member of the Urban Land Institute.

         GENE E. BURLESON. Mr. Burleson has been a Director of the Company since June 1996. Mr. Burleson has been Chairman of the Board of GranCare, Inc. since 1994. Following the merger of GranCare, Inc.'s pharmacy operations with Vitalink Pharmacy Services, Inc., he served as Chief Executive Officer of Vitalink Pharmacy Services, Inc. from February 1997 to August 1997. His previous experience included serving as President and Chief Executive Officer of American Medical International, Inc. ("American"). Prior to assuming that position, he was President and Chief Executive Officer of American's European operations for nine years. Mr. Burleson is presently a director of Decker's Outdoor Corp. and Alternative Living Services Inc., each publicly-held companies.

         SOLOMON A. WEISGAL. Mr. Weisgal has been a Director of the Company since February 27, 1995. Mr. Weisgal has been a director of Walnut Capital since 1984. Mr. Weisgal is a Certified Public

Accountant and has been President of Solomon A. Weisgal, Ltd., a financial consulting firm, since its inception in 1979. Mr. Weisgal is presently a director of Chicago Holdings, Inc., SportsTrac, Inc. and numerous other privately-held concerns, and First Merchants Acceptance Corporation, a publicly-held company.

         ALBERT MORRISON. Mr. Morrison has been a Director of the Company since August 1997. He has served as a director of Walnut Capital since 1984. Mr. Morrison is President of Morrison, Brown, Argiz & Company, Certified Public Accountants. He has more than 35 years experience as an accountant and is a member of a number of professional accounting institutes and associations. Mr. Morrison is Vice Chairman of the Dade County Industrial Development Authority, Treasurer of the Board of Trustees of Florida International University, and a member of the Board of Directors of Chicago Holdings, Inc., Heico Corporation, Logic Devices Incorporated and a Trustee of the Greater Miami Chamber of Commerce.

         EARL CHAPMAN. Mr. Chapman has been a Director of the Company since October 8, 1997. Mr. Chapman is currently the Chief Executive Officer and chairman of Booklines, Hawaii Ltd., a Hawaiian distributor of books, music, video tapes and other souvenir products. Prior to joining Booklines, Hawaii Ltd., Mr. Chapman was the Chief Executive Officer and Chairman of SiLite Corporation, a manufacturer of plastic food service products. Mr. Chapman serves as the President of the Board of the Neighborhood Justice Center, a volunteer mediation agency comprised of approximately 200 volunteer mediators.

         JOSHUA S. KANTER. Mr. Kanter has been the Secretary of the Company since February 28, 1995 and General Counsel of the Company since September 14, 1995. Since June 1993, Mr. Kanter has been of counsel to Barack Ferrazzano Kirschbaum Perlman & Nagelberg, a Chicago, Illinois law firm specializing in securities, corporate and real estate law. Mr. Kanter was an associate at that firm from September 1987 to February 1990. Since 1986, Mr. Kanter has also been Vice-President of Windy City. Mr. Kanter is the son of Burton W. Kanter and the brother of Joel S. Kanter.

         ROBERT F. MAUER. Mr. Mauer has been the Treasurer of the Company and Walnut Capital since February 1996. From 1991 to February 1996, he was Director of Corporate Planning of Washington Gas Light Company and, concurrently, Vice-President of its non-utility subsidiaries. In this planning role, he developed the strategic plan for the Washington Gas Light Company and was responsible for acquisition and divestiture analysis. The non-utility subsidiaries activities included manufacturing, contracting, home improvement and real estate. Mr. Mauer was employed by Owens Corning Corporation from 1977 until 1991. While there, he held a variety of financial positions that involved both domestic and international assignments. His responsibilities included roles of Manager of Consolidated Accounting, Controller and Treasurer of British Operations in Wrexham, Wales, which encompassed complete financial responsibilities of a manufacturing and import/export company. Other financial roles included that of Assistant Treasurer in Brussels, Belgium where he was in charge of all foreign currency transactions for Owens Corning.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by the Company to Messrs. Burton W. Kanter, Joel S. Kanter, Robert F. Mauer and Michael A. Faber (a former officer of Walnut Capital), in the last three fiscal years of the Company (collectively, the "Named Executive Officers"). Such persons were the executive officers of the Company and its subsidiaries whose cash compensation exceeded $100,000 for the 1996 fiscal year. Amounts paid to Messrs. Burton Kanter, Joel Kanter, Mauer and Faber reflect the fiscal years ended December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                           Long Term
                                                                                          Compensation
                                                                                    ---------------------------
                                                   Annual Compensation                       Awards
                                         --------------------------------------     ---------------------------


     Name and Current                                                                       Options/
    Principal Position         Year          Salary ($)             Bonus ($)               SARs(#)
--------------------------  ---------   --------------------   -------------------     ------------------------
Burton W. Kanter(1)            1996      $       100,000               --                      --
  Chairman of the Board        1995              150,000(2)            --                      --
                               1994              150,000(2)            --               249,929 options

Joel S. Kanter,                1996      $       200,000               --                      --
  President and Chief          1995               70,000               --                      --
Executive                      1994               70,000(3)            --               199,944 options
  Officer

Robert F. Mauer,               1996      $        91,667(4)            --               125,000 options
  Chief Financial              1995                   --               --                      --
  Officer and Treasurer        1994                   --               --                      --

Michael Alan Faber(5)          1996      $       150,000       $     10,000                    --
                               1995              150,000             10,000                    --
                               1994              135,000             15,000            149,958 options(6)


_______________

(1) Mr. Kanter was the President and Treasurer of Walnut Capital prior to the Business Combination.
(2) Of the $150,000 reported, $15,000 was base salary and $135,000 was paid to Mr. Kanter, d/b/a BK Consultants, in the form of consulting fees. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."
(3) Mr. Kanter was a consultant to Walnut Capital prior to the Business Combination and the amounts reflected represent consulting fees. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."
(4) Mr. Mauer joined the Company on February 1, 1996. Amounts reported reflect an annual salary of $100,000.
(5) Mr. Faber was formerly the Vice-President and Secretary of Walnut Capital. He resigned from Walnut Capital effective December 31, 1996.
(6)    Such options have expired in accordance with their terms.


       OPTIONS AND OTHER AWARDS. The following tables provide certain information regarding options granted to the Named Executive Officers and as to the value of outstanding options held by the Named Executive Officers, respectively.

                             OPTION GRANTS IN 1996

                                                                                                         Potential Realizable
                                                                                                        Value At Assumed Annual
                                                                                                            Rates of Stock
                                                                                                        Price Appreciation for
                                                          Individual Grants                                   Option Term
                                   -----------------------------------------------------------------  -----------------------------
                                     Number of      Percent of Total Options  Exercise
                                  Options Granted   Granted to Employees in     Price     Expiration
             Name                      (#)                  1996 (%)           ($/sh)(3)     Date        5%($)        10%($)
             -----------------   --------------------------------------------------------------------    -----        ------
             Burton W. Kanter               0                 N/A               N/A          N/A           N/A         N/A
             Joel S. Kanter                 0                 N/A               N/A          N/A           N/A         N/A
             Robert F. Mauer          100,000(1)             56.7%            $2.50(4)      2/1/07    $157,225    $398,425
                                       25,000(2)             14.2%            $1.50        12/10/07     23,584      59,764
             Michael Alan Faber             0                 N/A               N/A          N/A           N/A         N/A

_________________

(1) Represents incentive stock options granted under the Company's 1994 Stock Incentive Plan (the "Original 1994 Stock Plan") on February 1, 1996. Such options vest in four equal annual installments, commencing on February 1, 1997.
(2) Represents incentive stock options granted under the Original 1994 Stock Plan on December 10, 1996. Such options vest in four equal annual installments, commencing on December 10, 1997.
(3) Exercise price reflects that the closing price per share as reported on The Nasdaq National Market on the respective date of grant.
(4) The Board of Directors recently resolved to reduce the exercise price of such options to $2.00.

              AGGREGATED OPTIONS EXERCISED IN FISCAL YEAR 1996 AND
                       FISCAL 1996 YEAR-END OPTION VALUES


                        Shares                       Number of Securities       Value of Unexercised in-the-
                     Acquired on      Value               Underlying              Money Options at Fiscal
Name                   Exercise      Realized        Unexercised Options               Year-End($(1)
                         (#)           ($)          at Fiscal Year-End(#)
------------------  -------------  ------------   ----------------------------  ---------------------------------
                                                  Exercisable   Unexercisable   Exercisable    Unexercisable
                                                  -----------  ---------------  ------------  -------------------
Burton W. Kanter          0             0         187,447        62,482(2)      $       0         $     0

Joel S. Kanter            0             0         149,958        49,986(2)              0               0
Robert F. Mauer           0             0               0       125,000(3)              0               0

Michael Alan              0             0         149,958(4)          0            33,741               0
Faber

__________________________

(1) Except for Mr. Faber's options, no other outstanding options were in-the-money as of December 31, 1996. The closing bid price per share as quoted on The Nasdaq National Market on December 31, 1996 was $1-1/8 per share.
(2)      These options became exercisable on February 27, 1997.
(3)      25,000 of such options became exercisable on February 1, 1997.
(4)      These options have expired in accordance with their terms.


         EMPLOYMENT AGREEMENTS WITH MANAGEMENT. The Company has entered into employment agreements with Burton W. Kanter and Joel S. Kanter. Mr. Burton Kanter's employment agreement provides that he is entitled to a minimum base salary of $100,000 per annum (which is paid in part to Mr. Kanter individually and in part to his sole proprietorship doing business as BK Consultants). He is also entitled to a bonus as determined by the Board of Directors from time to time in its absolute and sole discretion. The agreement expires in February 1998, unless terminated at an earlier date pursuant to terms and conditions of the agreement. Amounts due under Mr. Burton Kanter's employment agreement were not currently paid in 1996 and are being accrued by the Company. The terms and conditions of the employment agreement of Mr. Joel Kanter is generally identical to that of Burton Kanter except that Joel Kanter is entitled to a minimum base salary of $70,000 per annum; however, the Board of Directors determined to increase such base salary to $200,000 for fiscal 1996. Joel Kanter's agreement also differs in that Joel Kanter has agreed not to compete with the Company or NFS (but not Walnut Capital) for a period of three years after his termination of employment with Walnut Capital. In the event of termination of any of the agreements without cause, Messrs. Kanter would be entitled to one year's salary.

         Eugene N. Scalercio has entered into a noncompetition agreement with NFS, which provides that Mr. Scalercio will not compete with the Company, or its subsidiaries (other than Walnut Capital), for a period of three years after termination of his employment with the Company. Neither the Company nor NFS has entered into any employment agreement with Mr. Scalercio.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has retained the firm of Barack Ferrazzano Kirschbaum Perlman & Nagelberg ("BFKPN") as its general counsel. Joshua S. Kanter is of counsel to such firm and is the General Counsel and Secretary of the Company. Walnut Capital paid approximately $17,400 in legal fees and expenses to BFKPN during fiscal 1996, and has current BFKPN invoices outstanding as of December 31, 1996 totalling approximately $19,000. In addition, the Company has paid approximately $160,000 in legal fees and expenses to BFKPN through December 31, 1996 and has current BFKPN invoices outstanding as of December 31, 1996 totalling approximately $121,000. The Company also issued 14,000 shares of Common Stock to Joshua Kanter in January 1996 in lieu of payment of fees of $35,000 owing to BFKPN.

         THC, a company of which Burton W. Kanter is President, had made unsecured loans to Walnut Capital in the aggregate principal amount of $270,000. Trusts for the benefit of Mr. Burton Kanter's family control a majority of the outstanding Common Stock of THC. Management believes that such loans were on terms no less favorable than the terms available from institutional lenders. The loans accrued interest at 8.75% per annum. The loans were repaid in April 1996. In addition, in April 1997, THC made an unsecured $400,000 loan to Walnut Capital. Such loan bears interest at 9.5% per annum. Interest and principal are due on October 31, 1997.

         Walnut Capital subleases approximately 1,192 square feet of office space at 8000 Towers Crescent Drive, Vienna, Virginia from Windy City. Messrs. Joel Kanter and Joshua Kanter are the President and Vice President, respectively, of Windy City. Trusts for the benefit of Mr. Burton Kanter's family own all of the outstanding Common Stock of Windy City. Rental under such lease is $4,855 per month and includes secretarial services, office equipment and furniture and parking. The sublease has a one-year term which is renewable annually. Management believes the terms of such sublease and the amounts paid thereunder are commensurate to the amounts Walnut Capital would have to pay to unaffiliated third parties for comparable leased offices and services.

         A wholly-owned subsidiary of Windy City is a general partner of UPLP, together with Universal Bridge. The partnership agreement provides that each general partner has the authority to bind UPLP and make decisions on behalf of UPLP. To date, Universal Bridge has primarily been exercising management control over UPLP.

         The Company has an outstanding $2,025,000 loan with ANB. Messrs. Burton W. Kanter and Joel S. Kanter have personally guaranteed such line of credit.

         In October 1997, certain officers and employees of the Placement Agent (including the president of the Placement Agent) agreed to purchase, subject to stockholder approval, Class A Warrants to purchase in aggregate 800,000 shares of Common Stock, at an exercise price of $1.50 per share, which, if exercised, would represent approximately 4.5% of the total number of currently outstanding shares of Common Stock that will be outstanding after closing of the minimum Offering (4.1% after closing of the maximum Offering). Such Class A Warrants will be immediately exercisable and will expire on October 15, 2002. Such Class A Warrants will be redeemable by the Company on the same terms as the Class A Warrants and will be subject to the Warrant Agreement. Such Class A Warrants, however, are not subject to the 18-month transfer restriction imposed on holders of Units. See "DESCRIPTION OF SECURITIES--Restrictions on Transfer--Placement Agent Lock Up." Such individuals paid aggregate consideration of $80,000 for such Class A Warrants.

         Windy City has been offered the option to exchange warrants to purchase 452,533 shares of Common Stock at $3.00 per share, which Windy City currently holds, for 113,133 shares of unregistered, restricted Common Stock. Windy City has indicated it will accept such offer.

         On September 29, 1997, the Company sold all of the outstanding stock of NFS to a company owned and/or controlled by Mr. Eugene Scalercio, who had been a director of the Company until his resignation in August 1997. Mr. Scalercio is the Chief Executive Officer of NFS. See "THE COMPANY--Recent Developments--Sale of NFS."


                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth (i) the number of shares of Common Stock beneficially owned by (x) owners of more than five percent (5%) of the outstanding Common Stock who are known to the Company, and (y) the Named Executive Officers and directors of the Company, individually, and the executive officers and Directors of the Company, as a group, and (ii) the percentage of ownership of the outstanding Common Stock represented by such shares. The share ownership is reported (a) as of September 30, 1997; (b) pro forma adjusted the sale of 50 Units (the minimum number offered hereby); and
(c) pro forma adjusted the sale of 80 Units (the maximum number offered hereby). The numbers do not take into account shares of Common Stock issuable upon exercise of any of the Class A Warrants. All share information supplied below has been provided to management of the Company by the respective individuals and members of the group. Each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

                                          (a)                              (b)                               (c)
                                         As of                       Assuming Minimum                  Assuming Maximum
                                   September 30, 1997                Number of Units                   Number of Units
                               ---------------------------       --------------------------      -----------------------------
                                                 Percent                          Percent                             Percent
                                 Number of         of             Number of          of            Number of            of
     Name/Address                 Shares         Class             Shares          Class            Shares            Class
--------------------------   --------------   ------------       ------------   -----------      -------------    ------------
Burton W. Kanter(1)
Two North LaSalle St.            1,260,555         8.5%           1,271,688          7.2%          1,271,688            6.7%
Suite 2200
Chicago, IL 60602

Solomon A. Weisgal(2)              430,057         2.9%             430,057          2.5%            430,057            2.3%
120 S. Riverside Plaza
Suite 1420
Chicago, IL 60606

Joel S. Kanter(3)                1,527,740        10.0%           1,527,740          8.6%          1,527,740            7.9%
8000 Towers Crescent Drive
Suite 1070
Vienna, VA  22182

William F. Burge, III                    0           0%                   0            0%                  0              0%
Ayrshire Corporation
2028 Buffalo Terrace
Houston, TX  77019

Gene E. Burleson                         0           0%                   0            0%                  0              0%
c/o GranCare, Inc.
One Ravinia Drive
Suite 1500
Atlanta, GA  30346

Albert Morrison(4)                 540,159         3.7%             540,159          3.1%            540,159            2.9%
9795 South Dixie Highway
Miami, FL  33156

Earl Chapman                             0           0%                   0            0%                  0              0%
2039 Laukahi Street
Honolulu, HI  96821

Robert F. Mauer(5)                  31,250            *              31,250             *             31,250               *
8000 Towers Crescent Drive
Suite 1070
Vienna, VA  22182

Michael Alan Faber(6)               34,205            *              34,205             *             34,205               *
1227 25th Street N.W.
Suite 700
Washington, D.C.  20037

Executive Officers and           3,835,099        25.3%           3,835,099         21.2%          3,835,099           19.5%
Directors, as a group(7)

Windy City, Inc. (8)               929,103         6.1%             929,103          5.3%            929,103            4.9%
8000 Tower Crescent Drive,
Suite 1070
Vienna, Virginia  22182
------------------------------

Footnotes follow on the next page.

__________________________
*        Less than one percent (1%).

(1) The number of shares reported includes: (i) 9,017 shares owned by BWK, Inc. ("BWK"), (ii) 40,523 shares owned by Carlco, Inc. ("Carlco"),
         (iii) 566,098 shares owned by Mr. Kanter, not personally but solely as Co-Trustee of each of the general partners of the HAP Trusts Partnership ("HAP"), (iv) 354,910 shares owned by THC, (v) 40,078 shares owned by TMT, Inc. ("TMT"), and (vi) options to purchase up to 249,929 shares at $1.80 per share, all of which options are presently exercisable.

         Mr. Kanter disclaims any and all beneficial interest in any of the above referenced shares of Common Stock owned by BWK, Carlco, HAP, THC or TMT. Mr. Kanter, as President of BWK, Carlco, TMT and THC, has sole voting and investment control of the 444,528 shares owned by BWK, Carlco, TMT and THC and, upon exercise thereof, will have sole voting and investment control over the 187,447 shares underlying Mr. Kanter's options. Mr. Kanter, as Co-Trustee of each of the general partners of HAP, shares voting and investment control of the 566,098 shares owned by HAP with his fellow co-trustee.

         Each of BWK, Carlco, HAP, THC and TMT disclaim any and all beneficial ownership of the shares owned by the others.

(2) The number of shares reported includes: (i) 45,199 shares owned by Cypress Lane Investments ("Cypress"), (ii) 45,199 shares owned by Nacha Investment Company ("Nacha") and (iii) 339,659 shares owned by the BRT Partnership ("BRT").

         Mr. Weisgal disclaims any and all beneficial interest in any of the shares owned by Nacha or BRT. As such, Mr. Weisgal has a beneficial interest only in the 45,199 shares owned by Cypress. Mr. Weisgal has sole voting and investment control of the 384,858 shares owned by Nacha and BRT. Mr. Weisgal, as the trustee of one of the general partners of Cypress, shares voting and investment control of the 45,199 shares owned by Cypress.

         Each of BRT, Cypress and Nacha disclaim any and all beneficial ownership in the shares owned by the others.

(3) The number of shares reported includes: (i) 398,593 shares owned by the Kanter Family Foundation ("KFF"), (ii) 476,670 shares owned by Windy City, (iii) warrants to purchase up to 452,533 shares at $3.00 per share owned by Windy City (which warrants Windy City has indicated it will exchange for 113,133 shares of Common Stock) and (iv) options to purchase up to 199,944 shares at $1.80 per share, all of which options are presently exercisable.

         Mr. Kanter disclaims any and all beneficial interest in any of the above referenced securities owned by KFF or Windy City. Mr. Kanter, as President of KFF and Windy City, has sole voting and investment control of the 855,163 shares owned by KFF and Windy City and, upon exercise thereof, will have sole voting and investment control over the 199,944 shares underlying Mr. Kanter's options and the 452,533 shares underlying Windy City's warrants.

         Each of KFF and Windy City disclaim any and all beneficial ownership of the shares owned by the other.

(4) The number of shares reported consists of 540,159 shares owned by Federal Business Investment Company ("FBIC"). Mr. Morrison is the president of FBIC and exercises sole voting and investment control over such Common Stock. Trusts established for the benefit of various members of Burton W. Kanter's family (excluding Mr. Kanter himself) beneficially own 48% of the outstanding common stock of FBIC. Trusts established for the benefit of various members of Mr. Morrison's family (excluding Mr. Morrison himself) beneficially owns 48% of the outstanding common stock of FBIC. The remaining 4% of the outstanding common stock of FBIC and a class of preferred stock of FBIC are beneficially owned by unrelated third parties. Mr. Morrison disclaims beneficial interest to the 540,159 shares of Common Stock owned by FBIC.

(5) The number of shares reported consists of options to purchase 25,000 shares at $2.00 per share and 6,250 shares at $2.00 per share, all of which options are presently exercisable.

(6) The number of shares reported includes: (i) 22,265 shares owned by Mr. Faber, and (ii) 11,940 shares owned by a corporation of which Mr. Faber is the president and sole director.

(7) Such group consists of eight persons. The number of shares reported includes all of the shares reported at Footnotes 1 through 6, inclusive.

(8) Includes (i) 476,670 shares owned by Windy City, and (ii) warrants to purchase up to 452,433 shares at $3.00 per share owned by Windy City (which warrants Windy City has indicated it will exchange for 113,133 shares of Common Stock).

                           DESCRIPTION OF SECURITIES

COMMON STOCK

         The summary of the terms of the Common Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles and Bylaws of the Company (the "Bylaws") and, in general, to the Utah Revised Business Corporation Act. Copies of the Articles and the Bylaws are available at no charge from the Company upon request.

         The Articles currently provide that the Company may issue up to 50,000,000 shares of Common Stock with a $.01 par value per share, and
1,000,000 shares of Preferred Stock.   The Company has the authority to issue
one or more new series of its Preferred Stock. The Board may amend the Articles without further vote of the stockholders of the Company to create such series, to fix the number of shares therein, to alter and revoke preferences, limitations and relative rights of any wholly unissued class or series and to change the number in such class or series, either before or after issuance, but not below the number of shares of a series outstanding nor above the number of shares of a class available for designation as part of a series. Assuming the maximum number of Units are sold pursuant to the Offering, 18,659,172 shares of Common Stock will be issued and outstanding and no Preferred Stock will be issued and outstanding. In addition, assuming the maximum number of Units are sold pursuant to the Offering, 2,800,000 shares of Common Stock will be reserved for issuance upon exercise of the Class A Warrants and up to 1,864,793 shares of Common Stock may be issued upon the exercise of options, warrants and other derivative securities under the Stock Plans and otherwise outstanding (including 1,000,000 Class A Warrants owned by certain officers and employees of the Placement Agent and an unrelated individual). See "DESCRIPTION OF SECURITIES--Stock Plans and Other Derivative Securities."

         All Common Stock issued pursuant to the Offering will be duly authorized, fully paid and nonassessable. Holders of Common Stock are entitled to receive dividends if, as and when authorized and declared by the Board out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Company.

         Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding Common Stock can elect all of the directors then standing for election.

         Holders of Common Stock have no conversion, sinking fund, redemption, or preferential rights to subscribe for any securities of the Company.

         Shares of Common Stock have equal dividend, distribution, liquidation and other rights, and have no preference, exchange or, except as expressly required by Utah law, appraisal rights.

         Pursuant to Utah law, a corporation generally cannot dissolve, amend its certificate of incorporation or merge, unless approved by the affirmative vote of stockholders holding at least a majority of the shares entitled to vote on the matter unless a greater percentage is set forth in the corporation's certificate of incorporation. The Articles do not provide for a greater percentage in such situations.

CLASS A WARRANTS

         Each Class A Warrant shall entitle the holder thereof to purchase one share of Common Stock at an initial exercise price of $1.50 per share (as may be adjusted pursuant to the terms of the Class A Warrants, the "Class A Exercise Price"). The Class A Warrants shall be exercisable until October 15, 2002; provided, however, that Class A Warrants may not be exercised until October 15, 1998, without the consent of the Placement Agent. Holders of Class A Warrants (or the Common Stock received upon exercise thereof) will not be allowed to transfer such securities during the first 18 months after the Initial Closing Date, without the consent of the Placement Agent. See "DESCRIPTION OF SECURITIES--Restrictions on Transfer." Class A Warrants shall be represented by a warrant certificate issued pursuant to the Warrant Agreement between the Company and Corporate Stock Transfer, Inc. in the form attached hereto as Exhibit D.

         The Company will have the right to redeem all of the then outstanding Class A Warrants (but not a portion) at a price of $0.10 per Class A Warrant at any time after October 15, 1998 if the closing bid price of the Company's Common Stock, as reported by any national stock exchange or over-the-counter market, is at least $4.00 for twenty (20) consecutive trading days. The Company will be required to deliver a written notice to each of the holders of the Class A Warrants of its intention to exercise this right of redemption. Upon receipt of such notice from the Company, each Class A Warrant holder will have the right to exercise the Class A Warrants at the then applicable exercise price for a period of thirty (30) days after the date of the Company's notice.

         A holder of Class A Warrants will not have any rights as a stockholder of the Company until such time as such holder exercises the Class A Warrant and pays the Class A Exercise Price. Shares of Common Stock issued upon the exercise of the Class A Warrants will be validly issued, fully paid and non-assessable. Upon the exercise of any Class A Warrant (other than the 1,000,000 Class A Warrants to be held by certain officers and directors of the Placement Agent and an unrelated individual), the Company is required to pay the Placement Agent a warrant solicitation fee equal to 5% of the Class A Exercise Price.

MARKET PRICE OF COMMON STOCK

         As of September 30, 1997, the Company's stock transfer agent reported 14,659,172 shares of Common Stock outstanding, held by approximately 700 holders of record.

         Prior to the Business Combination, the Common Stock was quoted in the National Quotation Bureau's interdealer system through the Nasdaq "Bulletin Board" under the symbol NFSS. From February 27, 1995 until August 21, 1995, the Common Stock has been quoted in the National Quotation Bureau's interdealer system through the Nasdaq "Bulletin Board" under the symbol WNUT. From and after August 22, 1995, the Common Stock has been listed on The Nasdaq National Market under the symbol WNUT. On October 24, 1997, the closing bid price for the Common Stock was $1 1/2 as reported on The Nasdaq National Market. The following table shows the high and low quotations for Common Stock for each quarter for the period January 1, 1995 through September 30, 1995 and high and low trade prices for each quarter thereafter based upon information received from the National Quotation Bureau or The Nasdaq Stock Market, as applicable. Such quotations represent prices between dealers and may not necessarily include retail markups, markdowns or commissions, and may not represent actual transactions.

                    QUARTER ENDED                HIGH             LOW
            -------------------------     --------------    --------------
            March 31, 1995                $     3 1/4       $    2 3/8
            June 30, 1995                       3 1/8            2 1/2
            September 30, 1995                  3 5/8                2
            December 31, 1995                   3 1/2                2

            March 31, 1996                $    3 3/16       $    2 1/4
            June 30, 1996                       2 7/8          2 11/32
            September 30, 1996                  2 7/8            1 1/2
            December 31, 1996                  2 1/16            1 1/8

            March 31, 1997                $     1 1/2       $    29/32
            June 30, 1997                       1 3/8            13/16
            September 30, 1997                  1 7/8            1 1/8
            December 31, 1997                   1 5/8            1 3/8
            (through October 24, 1997)

DIVIDENDS

         The Company has paid no cash dividends since its inception and it is unlikely that any cash dividend will be paid in the future. The declaration in the future of any cash or stock dividends will be at the discretion of the Board depending upon the earnings, capital requirement and financial position of the Company, general economic conditions and other pertinent factors.
Unless otherwise approved by the SBA, Walnut Capital is prohibited from making any dividend or other cash advance to the Company.

STOCK PLANS AND OTHER DERIVATIVE SECURITIES

         The Company has three stock option plans as more fully described below (collectively, the "Stock Plans"). Each of the Stock Plans provides that options are exercisable into shares of Common Stock.

         THE ORIGINAL 1994 STOCK PLAN AND THE AMENDED 1994 STOCK PLAN. The Original 1994 Stock Plan was intended to promote equity ownership of the Company by selected officers, directors, employees and consultants of the Company and its subsidiaries, to increase their proprietary interest in the success of the Company and to encourage them to remain in the employ of the Company or its subsidiaries. The Board adopted the Original 1994 Stock Plan on November 15, 1994 and stockholder approval of the Original 1994 Stock Plan has been obtained. The Board approved the amendment of the Original 1994 Stock Plan in order to bring such plan into conformity with the 1940 Act, to reflect certain revisions to Section 16(b) of the 1934 Act and to make other technical changes (as amended, the "Amended 1994 Stock Plan"). The Amended 1994 Stock Plan is subject to the approval of stockholders at their upcoming Annual Meeting. The Amended 1994 Stock Plan is likewise intended to promote equity ownership of the Company by selected officers, directors and employees (but not consultants) of the Company and its subsidiaries, to increase their proprietary interest in the success of the Company and to encourage them to remain in the employ of the Company or its subsidiaries. The 1940 Act prohibits the granting of any awards to non-employee directors unless and until the Amended 1994 Stock Plan has been approved by stockholders and the SEC.

         The Amended 1994 Stock Plan will be to be administered by a stock incentive plan administrative committee which must be comprised only of disinterested directors appointed by the Board (the

"Amended 1994 Stock Plan Committee"). The Amended 1994 Stock Plan Committee will have the authority, subject to approval by the Board, to select the persons to whom awards may be granted, to determine the terms of each award, to interpret the provisions of the Amended 1994 Stock Plan and to make all other determinations that it may deem necessary or advisable for the administration of the Amended 1994 Stock Plan.

         The 1994 Stock Plan will provide for the grant of "incentive stock options," as defined under Section 422(b) of the Code, options that do not so qualify (referred to herein as "nonstatutory options"), as determined in each individual case by the Amended 1994 Stock Plan Committee. The Board has reserved 500,000 shares of Common Stock for issuance under the Amended 1994 Stock Plan. In general, if any award granted under the Amended 1994 Stock Plan expires, terminates, is forfeited or is cancelled for any reason, the shares of Common Stock allocable to such award may again be made subject to an award granted under the Amended 1994 Stock Plan.

         The Amended 1994 Stock Plan will contain a formula grant to all non-employee directors of the Company. Upon approval of the stockholders of the Amended 1994 Stock Plan at the Annual Meeting and the SEC, all non-employee directors will receive an initial grant of options to purchase 60,000 shares at the market price on the date of grant. One-quarter of such initial options will vest immediately upon grant and the remaining three-quarters will vest upon the one-year anniversary of the grant date, subject to acceleration upon the occurrence of certain events. In addition, non-employee directors then in office will receive annual grants of options to purchase 6,000 shares at the market price on the date of grant which will vest immediately upon grant.

         Generally, options granted to employees under the Amended 1994 Stock Plan will remain outstanding and are exercisable for not more than 90 days from the date on which the person to whom they were granted ceases to be employed by the Company or its subsidiaries, provided that if the reason for said termination is the death or disability of the person to whom the options were granted, said options remain outstanding and are exercisable for 12 months from the date on which the person to whom they were granted ceases to be employed by the Company or its subsidiaries. The full exercise price for all shares of Common Stock purchased upon the exercise of options granted under the Amended 1994 Stock Plan must be paid at the time of exercise by cash, stock, personal check, personal note, shares of Common Stock already owned or awards granted pursuant to the Amended 1994 Stock Plan which the holder has an immediate right to exercise.

         Incentive stock options granted to employees under the Amended 1994 Stock Plan will be subject to the further restriction that the aggregate fair market value of Common Stock as to which any such incentive stock option first becomes exercisable in any calendar year is limited to $100,000 multiplied by the number of calendar years that the optionee has been entitled to exercise options.

         The Amended 1994 Stock Plan will expire ten years after its approval by stockholders, unless sooner terminated by the Board. The Board has authority to amend the Amended 1994 Stock Plan in such manner as it deems advisable, except that the Board will not permitted without stockholder approval to amend the Amended 1994 Stock Plan in a manner which would prevent the grant of incentive stock options under the Amended 1994 Stock Plan or increase the number of shares of Common Stock available. The Amended 1994 Stock Plan will provide for appropriate adjustment, as determined by the Amended 1994 Stock Plan Committee, in the number and kind of shares subject to the Amended 1994 Stock Plan, and the number, kind and per share exercise price of shares subject to unexercised options, in the event of any change in the outstanding shares of Common Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event.

         As of September 30, 1997, awards of stock options to purchase 257,500 shares of Common Stock had been granted and were outstanding pursuant to the Original 1994 Stock Plan to various officers and employees of the Company or the Company's subsidiaries. Said outstanding options are subject to a variety of vesting schedules and expire between September 2005 and December 2006. The exercise price of the outstanding options granted pursuant to the Original 1994 Stock Plan ranges from $1.50 per share of Common Stock to $3.00 per share of Common Stock. Stock options to purchase an additional 65,000 shares had been issued under the Original 1994 Stock Plan and were subsequently cancelled in connection with the Company's election as a BDC, because such grants would not have complied with the 1940 Act.

         THE 1987 STOCK OPTION PLAN. Walnut Capital, prior to the Business Combination, issued certain stock options under the Walnut Capital Corporation 1987 Stock Option Plan (as amended, the "1987 Plan"). The 1987 Plan provides for the grant of "incentive stock options," as defined under Section 422(b) of the Code, and options that do not so qualify (referred to herein as "nonstatutory options"), as determined in each individual case by a stock option plan administrative committee which must be comprised of three disinterested directors appointed by the Board (the "1987 Plan Committee"). As of September 30, 1997, there were 589,952 shares reserved for issuance under the 1987 Plan. If any award granted under the 1987 Plan expires, terminates, is forfeited or is cancelled for any reason, the shares of Common Stock allocable to such award will cease to be reserved for issuance thereunder.

         As of September 30, 1997, awards of stock options to purchase up to 589,952 shares of Common Stock had been granted and were outstanding pursuant to the 1987 Plan to various officers and employees of Walnut Capital. All of said outstanding options are fully vested and presently exercisable into shares of Common Stock and expire in September 2004. The exercise price of all of the outstanding options granted pursuant to the 1987 Plan is $1.80 per share of Common Stock. Stock options to purchase an additional 67,020 shares had been issued under the 1987 Plan and were subsequently cancelled in connection with the Company's election as a BDC because such grants would not have complied with the 1940 Act.

 The Company does not intend to grant any additional awards under the 1987 Plan.

         THE 1989 STOCK OPTION PLAN. The Company, prior to the Business Combination, issued certain stock options under the NFS Services, Inc. 1989 Incentive Stock Option Plan (as amended, the "1989 Plan"). The 1989 Plan provides for the grant of "incentive stock options," as defined under Section 422(b) of the Code, and options that do not so qualify (referred to herein as "nonstatutory options"), as determined in each individual case by a stock incentive plan administrative committee which must be comprised of at least two non-employee disinterested directors appointed by the Board (the "1989 Plan Committee"). As of September 30, 1997, the Board had reserved 29,500 shares of Common Stock for issuance under the 1989 Plan. In general, if any award granted under the 1989 Plan expires, terminates, is forfeited or is cancelled for any reason, the shares of Common Stock allocable to such award may again be made subject to an award granted under the 1989 Plan.

         As of September 30, 1997, awards of stock options to purchase 29,500 shares of Common Stock had been granted and were outstanding pursuant to the 1989 Plan to various officers and employees of the Company and NFS. All of said outstanding options are fully vested and presently exercisable into shares of Common Stock and expire on November 23, 1998. The exercise price of the outstanding options granted pursuant to the 1989 Plan is $2.50 per share of Common Stock.

 The Company does not intend to grant any additional awards under the 1989 Plan.

         OTHER DERIVATIVE SECURITIES. In addition to the outstanding options granted pursuant to the Stock Plans, as of September 30, 1997, the Company had issued and outstanding (i) options to purchase 40,000 shares of Common Stock at $2.00 per share, which options expire on July 14, 1998, (ii) warrants to purchase 452,533 shares of Common Stock at $3.00 per share, which warrants expire on June 30, 1998, (iii) warrants to purchase 697,391 shares of Common Stock at $3.00 per share, which warrants expire on June 17, 2001 and (iv) to certain officers and employees of the Placement Agent and an unrelated individual (collectively, the "Initial Warrant Purchasers") 1,000,000 Class A Warrants. The warrants described in (ii) and (iii) above are subject to the Exchange Offer. See "TERMS OF THE OFFERING--Closing Conditions." Stock options to purchase an additional 200,000 shares had been issued outside the Stock Plans and were subsequently cancelled in connection with the Company's election as a BDC because such grants would not have complied with the 1940 Act.

REGISTRATION RIGHTS

         REGISTRATION RIGHTS OF HOLDERS OF UNITS. Holders of the Units (the "Unit Holders") will have certain registration rights pursuant to the Registration Rights Agreement attached hereto as Exhibit E (the "Registration Rights Agreement"). The following summary does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement.

         Commencing six months after the Final Closing Date, the Placement Agent on behalf of the Initial Warrant Purchasers and/or the Unit Holders shall have the right to demand that the Company prepare and file a registration statement with respect to the Common Stock comprising part of the Units and any shares of Common Stock issued upon exercise of the Class A Warrants (the "Registrable Securities"). The Initial Warrant Purchasers and the Unit Holders will have certain priorities with respect to such registration as more fully described in the Registration Rights Agreement. The Placement Agent is entitled to exercise such demand right with respect to the Registrable Securities owned by the Initial Warrant Purchasers to the exclusion of the Unit Holders. Furthermore, there is no assurance that the Placement Agent will exercise any such demand rights.

         In addition, whenever the Company proposes to register any of its securities under the Securities Act on an appropriate registration form which may be used for the registration of the Registrable Securities, the Company shall give 30 days prior written notice to all Initial Warrant Purchasers and all Unit Holders of its intention to file such a registration statement and shall include in such registration all such Registrable Securities requested to be included, subject to certain conditions and priorities as more fully described in the Registration Rights Agreement. If the Initial Warrant Purchasers and Unit Holders wish to include their Registrable Securities in such registration, they must notify the Company. Such notice must be received by the Company within 20 days after receipt of the Company's notice.

         Whenever the Placement Agent has or, in the event of a piggyback registration, the Initial Warrant Purchasers and the Unit Holders have, requested that any Registrable Securities be registered pursuant to the Registration Rights Agreement, the Company will use its best efforts, among other things, (i) to effect the registration and sale of the Registrable Securities in accordance with the intended method of disposition thereof and pursuant thereto the Company will as expeditiously as possible prepare and file with the SEC the appropriate registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective; (ii) to prepare and file with the SEC all such amendments and supplements to the initial registration statement and the prospectus as may be necessary to keep such registration statement effective for a period of not less than nine months and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended method of disposition by the sellers thereof as set forth in the registration statement; (iii) to furnish to the Initial Warrant

Purchasers and the Unit Holders such copies of the registration statement, amendments and supplements thereto, and the prospectus as may be reasonably required by the Initial Warrant Purchasers or Unit Holders; and (iv) to register or qualify, as the case may be, such Registrable Securities under other securities or blue-sky laws in such jurisdictions as any holder of the Registrable Securities may reasonably request, as well as additional other items.

         At all times after the Company has filed any registration statement with the SEC pursuant to the requirements of the Registration Rights Agreement, the Company shall file all reports required to be filed by it pursuant to the Securities Act or the 1934 Act and will take such further action as any Initial Warrant Purchaser or Unit Holder may reasonably request, all to the extent required to enable such Initial Warrant Purchasers and Unit Holders to sell the Registrable Securities pursuant to (i) Rule 144 under the Securities Act or any similar rule then in force; or (ii) an effective registration statement.

         In the event that the Initial Warrant Purchasers or Unit Holders exercise their "piggyback" rights to include their Registrable Securities in such registration, then such Registrable Securities will be included subject to the priorities discussed below relating to that certain Registration Rights Agreement (the "Original Registration Rights Agreement") dated as of February 28, 1995 between the Company and certain parties to the Reorganization Agreement (the "Original Investors"). As a result of the priorities set forth in the Original Registration Rights Agreement, some or all of the Registrable Securities may not be included in a proposed piggyback registration. Copies of the Original Registration Rights Agreement are available from the Company upon request.

         In connection with any underwritten piggyback registration, the Initial Warrant Purchasers and the Unit Holders will agree pursuant to the Registration Rights Agreement not to effect any public sale or distribution of Registrable Securities for a period beginning seven days prior to the effective date of such registration and ending 90 days (or longer as the Company's underwriters may require) after such effective date.

         REGISTRATION RIGHTS OF OTHER HOLDERS. In connection with the Business Combination, the Company granted certain demand and piggyback registration rights for approximately 10,000,000 shares of Common Stock to the Original Investors pursuant to the Original Registration Rights Agreement. All of the Common Stock issued to the Original Investors in connection with the Business Combination is currently available for resale under Rule 144. As a result, management believes that it is unlikely that the Original Investors will exercise any of their demand registration rights. In general, the Original Investors have "piggy-back" registration rights subject to certain conditions and priorities. In addition, the Original Investors of at least one-third of the registrable securities held by the Original Investors may at any time, and up to two times, within five years from the date of the Original Registration Rights Agreement request that the Company file a registration statement with respect to all or part of their registrable securities. The Company shall pay all the registration expenses in connection with such registrations. Within ten days after the receipt of such request, the Company will give written notice to all Original Investors and will include in such registration all of the registrable securities held by the Original Investors with respect to which the Company receives a written request for inclusion.

         In connection with the Universal Acquisition, the Company granted "piggy-back" registration rights to the former limited partners of UPLP who in aggregate received 801,974 shares of Common Stock. See "THE COMPANY--UPLP and Universal Bridge."

RESTRICTIONS ON TRANSFER

         PLACEMENT AGENT LOCK UP. Purchasers of Units shall be prohibited from transferring, selling or otherwise disposing of the Common Stock or the Class A Warrants constituting the Units, or the Common Stock underlying the Class A Warrants, for a period of 18 months after the Initial Closing Date without the consent of the Placement Agent. Certain management and other stockholders are also subject to lock up agreements with the Placement Agent. See "PLAN OF DISTRIBUTION." The Initial Warrant Purchasers who will hold 1,000,000 Class A Warrants will not subject to any lock up agreements with the Placement Agent.

         TAX-RELATED TRANSFER RESTRICTIONS. The Company has imposed certain transfer restrictions on its Common Stock in order to achieve certain perceived tax benefits. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Certain Tax Matters." Until December 31, 1998 (the "Expiration Date"), no person may transfer Common Stock (or options to acquire Common Stock) to any transferee if such transfer (the "Proposed Transfer") (i) would result in the Ownership Interest Percentage (as defined below) of the transferee or any other person to increase above 4-1/2% (the "Ownership Threshold"), whether or not such transferee or other person held Common Stock in excess of the Ownership Threshold before the Proposed Transfer, (ii) would result in an increase in the Ownership Interest Percentage of any "Five Percent Stockholder" (as defined in Treasury Regulation Section 1.382-2T(g)), or (iii) is a transfer by a Five Percent Stockholder. The Articles define Ownership Interest Percentage to mean the sum of a person's direct and indirect ownership interest in the Company as determined by applicable Treasury Regulations promulgated pursuant to Section 382 of the Code. Any Proposed Transfer of Common Stock that would otherwise be prohibited pursuant to the foregoing may be permitted if the Board determines, among other things, that such Proposed Transfer will not jeopardize its Tax Attributes, based upon an opinion of counsel selected by the Board.

         Any Proposed Transfer prohibited pursuant to the foregoing shall not be effective to transfer ownership of those shares of Common Stock in excess of the shares that would be transferred without restriction (the "Prohibited Shares") to the purported transferee thereof (the "Purported Acquiror"). All rights with respect to the Prohibited Shares (including, without limitation, the right to vote and to receive dividends) shall remain the property of the person who attempted to transfer the Prohibited Shares to the Purported Acquiror (the "Transferor"). The Purported Acquiror shall be required, among other things, to transfer any certificate or other evidence of purported ownership of the Prohibited Shares to an agent designated by the Company (the "Agent"). The Agent shall then sell the Prohibited Shares in an arms-length transaction and shall distribute the proceeds therefrom to the Purported Acquiror up to the consideration paid by the Purported Acquiror for the Prohibited Shares (or fair value of the Prohibited Shares in the case of a gift, inheritance or similar transfer). Any excess sale proceeds shall be distributed to the Transferor.

         The Board has the right (i) to accelerate or extend the Expiration Date, (ii) to modify the definitions of Ownership Interest Percentage and Five Percent Stockholder, or (iii) to modify the Ownership Threshold, provided that the Board determines that such action is necessary or desirable to preserve the Company's consolidated Tax Attributes, based on the opinion of legal counsel. Any such change shall be published for seven consecutive days in accordance with applicable regulations and the Company's Articles.

         All stock certificates representing Common Stock will bear a legend referencing these transfer restrictions.

                             TERMS OF THE OFFERING

GENERAL

         The Company is offering a minimum of $2,500,000, and a maximum of $4,000,000, of Units for $50,000 per Unit. Each Unit consists of 50,000 shares of Common Stock (subject to adjustment; see "TERMS OF THE OFFERING--Adjustment to Units") and 35,000 Class A Warrants. At the discretion of the Placement Agent, fractional Units may be offered in increments of one-quarter ($12,500), one-half ($25,000) or three-quarters ($37,500).

         All subscriptions must be paid either in cash by wire transfer or accompanied by a personal, cashier's or certified bank check for the full subscription price payable to "Walnut Financial Services, Inc." The closing for the sale of the Common Stock offered hereby is expected to occur on or before 60 days after the date of this Memorandum; however, the Company may extend such closing or hold interim closings at the discretion of the Company and the Placement Agent. The Company reserves the right, exercisable in its absolute discretion, to reject any subscription hereunder, in whole or in part, for any reason, to allot to a particular subscriber fewer than the number of Units subscribed for and/or to withdraw or cancel the Offering without notice or to modify the terms thereof.

         All amounts received by the Company prior to completion of the Offering will be deposited in an non-interest-bearing account with American Stock Transfer, Inc., New York, New York. The funds in the account will not be released until the minimum number of Units have been subscribed for, at least $2,500,000 of gross proceeds have been received and the conditions to closing have been fulfilled. If requisite stockholder approval is not obtained or the Offering is otherwise terminated, all funds will be returned to subscribers, without interest thereon.

CLOSING CONDITIONS

         The 1940 Act provides that a BDC may issue warrants or options for voting securities of such company accompanied by securities, if (i) such warrants, options or rights expire by their terms within 10 years; (ii) such warrants or options are not separately transferrable unless no class of such warrants, options, and securities accompanying them has been publicly distributed; (iii) the exercise or conversion price is not less than the current market value at the date of issuance, or if no such market value exists, the current net asset value of such voting securities; and (iv) the proposal to issue such securities is authorized by the shareholders of such BDC, and such issuance is approved by the "required majority" (as defined in the 1940 Act) of the directors of the company on the basis that such issuance is in the best interest of such company and its stockholders. In addition, the rules of The Nasdaq National Market require that a listed company such as the Company obtain the consent of the holders of a majority of the outstanding shares of Common Stock for certain issuances of Common Stock (or securities convertible into Common Stock) if such issuance (i) is at an offering price below the then current market value and (ii) will represent in excess of 20% of the number of shares outstanding immediately prior to such issuance. The Board of Directors of the Company unanimously approved the Offering and the sale of 1,000,000 Class A Warrants to the Initial Warrant Purchasers on the basis that such issuances were in the best interest of the Company and its stockholders.

         The Company intends to solicit the approval of its stockholders for the consummation of the Offering, including the issuance of up to the maximum number of Units, and the issuance of the Common Stock issuable upon exercise of the Class A Warrants, at its 1997 annual meeting. In addition, the Company will seek the approval of stockholders to issue the 1,000,000 Class A Warrants to the Initial

Warrant Purchasers, as well as certain other outstanding warrants as required by the 1940 Act. The Company intends to hold such annual meeting on December 17, 1997; however, the Company has not yet mailed the necessary proxy materials to its stockholders. Such proxy materials must be submitted to the SEC and will be mailed promptly after the review process has been completed. The Board of Directors will recommend that the stockholders approve the Offering and the sale of 1,000,000 Class A Warrants to the Initial Warrant Purchasers and have agreed to vote any shares of Common Stock owned or controlled by them in favor of such matters. Management believes that the requisite number of stockholders will vote to approve such issuances; however, there can be no assurance in this regard. In the event the requisite number of stockholders does not approve the Offering, investors will receive their funds from escrow without interest.

         Pursuant to the 1940 Act, a BDC is generally prohibited from having outstanding derivative securities (e.g., options, warrants, etc.) convertible or exchangeable into a number of shares of capital stock in excess of 25% (the "25% Limitation") of the number of then outstanding shares of capital stock.
If the amount of voting securities that would result from the exercise of all outstanding options issued to the Company's directors, officers and employees pursuant to the Stock Plans would, at the time of issuance, exceed 15% of the outstanding voting securities of the Company, then the total amount of voting securities that would result from the exercise of these and any other outstanding warrants, options and rights at the time of issuance shall not exceed 20% of the outstanding voting securities of the Company. As of the date hereof, the Company's current officers and employees hold options to purchase approximately 3.9% of the outstanding Common Stock of the Company. These limitations are imposed by the current provisions of the 1940 Act and are subject to change. Upon the closing of the minimum Offering, the Company will have 17,159,172 shares of Common Stock outstanding. As a result, the Company is prohibited from having outstanding derivative securities convertible or exchangeable into more than 4,289,793 shares of capital stock. The Company currently has 2,066,876 derivative securities outstanding and would be obligated to issue an additional 1,750,000 derivative securities (in the form of Class A Warrants) as a result of the minimum Offering. In order to comply with the 25% Limitation, the Company intends to commence the Exchange Offer to holders of 1,149,924 warrants, whereby the holders of such warrants have the right to elect to exchange each such warrant for .25 shares of unregistered, restricted Common Stock. In order to close the minimum Offering, holders of at least 527,083 of such warrants must elect to accept the exchange offer. Windy City owns 452,533 of such warrants and has indicated its election to accept the exchange offer. The minimum Offering cannot close unless holders of an additional 74,550 warrants elect to accept the exchange offer. No assurances can be given that the requisite number of holders of warrants will elect to so exchange and, therefore, the size of the Offering may be reduced.

         In addition, an additional 675,000 derivative securities must be cancelled or an additional 2,700,000 shares of Common Stock must be issued (or some combination of cancellation of derivative securities and issuances of additional Common Stock must occur) in order to close the maximum Offering. Management anticipates that the Pacific Financial Transaction will close prior to the closing of the maximum Offering, which will result in the issuance of approximately 600,000 shares of Common Stock.

ADJUSTMENT TO UNITS

         The 1940 Act generally prohibits a BDC like the Company from selling its common stock at a price below its current "net asset value." The offering price for the Common Stock comprising a part of each of the Units is expected to be higher than the net asset value of the Company's Common Stock, within the meaning of the 1940 Act, at the time of closing. However, since the assets of the Company on a consolidated basis include shares of publicly-traded stocks, any change in the aggregate market value of such stocks would cause a corresponding change in the net asset value of the Company's Common Stock. If such a change occurs that causes a significant increase in the net asset value of the Company's Common Stock, the offering price could be lower than the net asset value at the time of closing. Accordingly, if at the time of closing the offering price is below the net asset value, the offering price will be adjusted to an amount that is no less than the net asset value per share. Under these circumstances, a purchaser would receive fewer shares of the Company's Common Stock than the purchaser would have received if the net asset value thereof had remained below the offering price.

RESTRICTIONS ON TRANSFERABILITY

         None of the Units, the Common Stock or Class A Warrants underlying the Units, or the Common Stock underlying the Class A Warrants issued in the Offering will be freely tradeable without registration or other compliance with the federal and applicable state securities laws. Said securities are or will be "restricted securities" under the meaning of Rule 144 promulgated under the 1933 Act and may be transferred only pursuant to an effective registration statement under federal and applicable state securities laws or an applicable exemption.

         The holders of restricted securities may be able to sell their Common Stock without registration in accordance with the exemption provided by Rule 144 under federal securities laws. In general, under Rule 144, a person (or persons whose shares are aggregated in accordance with Rule 144) who has beneficially owned "restricted securities" (defined generally as securities acquired from the issuer or an affiliate in a non-public transaction) for at least one year, as well as any persons who purchase unrestricted securities on the open market who may be deemed "affiliates" of the Company (as defined in Rule 144), would be entitled to sell within any three-month period a number of said securities that does not exceed the greater of 1% of the then outstanding number of said securities or the average weekly trading volume of said securities during the four calendar weeks preceding each such sale. The Company generally requires that a selling stockholder provide an opinion of counsel with respect to the applicability of Rule 144 to a proposed sale.
After restricted securities are held for two years, a person who is not deemed an "affiliate" of the Company is entitled to sell such securities under Rule 144 without regard to the volume limitations described above. Sales of securities by affiliates will continue to be subject to the volume limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

         For a description of significant transfer restrictions relating to Common Stock contained in the Articles and the required lock up agreement, see "DESCRIPTION OF SECURITIES--Restrictions on Transfer."

REPRESENTATIONS TO BE MADE BY ALL INVESTORS

         Unless otherwise determined by the Company in its sole discretion and in compliance with applicable federal and state securities laws, subscriptions for Units will only be accepted from those investors who represent, and who can support their contention, that: (i) they are "accredited investors," (see "INVESTOR SUITABILITY STANDARDS"); (ii) they are acquiring the Units for their own account, for investment only and not with a view toward the resale or distribution of the Units; (iii) they have such knowledge and experience in financial and business matters that they are capable, either alone or together with one or more advisors, of evaluating the merits and risks of the prospective investment; and (iv) they have been provided the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished in this Memorandum. Each subscriber will be required to sign a Subscription Agreement which provides, in part, that none of the Units, the Common Stock or Warrants underlying the Units, or the Common Stock underlying the Warrants may be sold, transferred or otherwise disposed of unless they are subsequently registered under the applicable securities laws, or are transferred pursuant to exemption therefrom, and which contains other representations and acknowledgements of the prospective investor.

                              PLAN OF DISTRIBUTION

         The Placement Agent has agreed, on behalf of the Company, to sell all or none of the minimum number of Units offered hereby and to use its best efforts to sell the remaining Units offered hereby, subject to the terms and conditions set forth in an agreement between the Company and the Placement Agent (as amended, the "Placement Agent Agreement"). The Placement Agent may allow other brokers or dealers approved by the Company to sell Units and shall remit to such brokers and dealers all or a portion of the compensation to which the Placement Agent would otherwise be entitled with respect to the sales of such Units.

         The Placement Agent is entitled to a sales commission equal to 10%, and a non-accountable expense allowance equal to 3%, of the Offering Price of each Unit sold in the Offering. In addition, the Placement Agent will be entitled to receive a Class A Warrant solicitation fee equal to 5% of the exercise price of any Class A Warrant exercised (other than the Class A Warrants held by the Initial Warrant Purchasers).

         Pursuant to the terms of the Placement Agent Agreement, all of the Named Executive Officers and certain other stockholders will enter into a lock-up agreement with the Placement Agent which prohibits such people and entities from transferring their Common Stock, without the prior consent of the Placement Agent, at any time during the two-year period commencing on the Initial Closing Date.

         In the Placement Agent Agreement, the Company has agreed to indemnify the Placement Agent against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Placement Agent may be required to make in respect thereof.

         Subject to approval by the stockholders of the sale of the 1,000,000 Class A Warrants to the Initial Warrant Purchasers, 800,000 of such Class A Warrants will be owned by certain officers and employees of the Placement Agent. Such Class A Warrants will be subject to the terms and conditions of the Class A Warrant Agreement and the Registration Rights Agreement. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" and "DESCRIPTION OF SECURITIES--Class A Warrants" and "--Registration Rights."


                         INVESTOR SUITABILITY STANDARDS

         Investor suitability standards for the Offering are as follows:

         1. Substantial Means and Net Worth. Purchase of the Units is suitable only for investors who have no need for liquidity in this investment and who have adequate means of providing for their current needs and contingencies. Unless the Company should otherwise determine in its sole discretion, no Units will be sold to a prospective investor unless such investor is an Accredited Investor under 17 CFR 230.501(a). An "Accredited Investor" shall mean any person who comes within any of the following categories, or who the Company reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

                 (1) Any bank as defined in Section 3(a)(2) of the 1933 Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the 1933 Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the 1934 Act; any insurance company as defined in Section 2(13) of the 1933 Act; any investment company registered under the 1940 Act or a business development company as defined in
                          Section 2(a)(48) of that Act; any SBIC licensed by the SBA under Section 301(c) or (d) of the SBIA; any plan established and maintained by a state, its political subdivision, or any agency or instrumentality of a state or its political subdivision, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decisions are made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

                 (2) Any private BDC as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

                 (3) Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

                 (4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

                 (5) Any natural person whose individual net worth, or joint net worth with the person's spouse, at the time of his purchase exceeds $1,000,000;

                 (6) Any natural person who has an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

                 (7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in 17 CFR Section 230.506(b)(2)(ii); and

                 (8) Any entity in which all of the equity owners are accredited investors.

         The Company will attempt to ensure compliance with the above suitability standards by, among other things, requiring the investors to represent in writing in the Subscription Documents that they meet the applicable standards. See "TERMS OF THE OFFERING--Representations to be Made by all Investors."

         2. Ability and Willingness to Accept Risks. The economic benefit from an investment in the securities depends on the successful operation of the Company's business, and in turn on many factors beyond the control of the Company. Accordingly, the suitability for any particular investor of an investment in the securities will depend upon, among other things, such investor's investment objectives and such investor's ability to accept substantial risks, including the risk of a total loss of his investment in the securities.

         3. Ability to Accept Limitations on Transferability. The investors may not be able to liquidate their investment in Units in the event of an emergency or for any other reason because the transferability of the securities is affected by restrictions on resales imposed by Federal securities laws and the laws of some states.

                               ******************

                                   EXHIBIT A
                        UNAUDITED FINANCIAL INFORMATION
                     FOR THE SIX-MONTHS ENDED JUNE 30, 1997
                                      FOR
                        WALNUT FINANCIAL SERVICES, INC.



BECAUSE OF ITS RECENT ELECTION TO BE REGULATED AS A BDC, THE COMPANY'S FUTURE
   FINANCIAL STATEMENTS WILL BE PRESENTED IN A DIFFERENT MANNER IN ORDER TO
    COMPLY WITH THE 1940 ACT.  FURTHERMORE, THE ELECTION OF BDC STATUS MAY
          AFFECT THE HISTORICAL PRESENTATION OF FINANCIAL STATEMENTS
                              FOR PRIOR PERIODS.

                        WALNUT FINANCIAL SERVICES, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                 June 30, 1997          December 31, 1996
                                                             ---------------------    ---------------------
                                                                  (Unaudited)
ASSETS
Portfolio securities:
         Marketable equity securities                             $15,949,538              $23,842,962
         Non-marketable securities                                  6,195,968                4,468,692
         Non-marketable debt securities                             1,315,201                1,512,081
                                                             ---------------------    ---------------------
           Total portfolio securities (Note 4)                     23,460,707               29,823,735
Current assets:
         Cash and cash equivalents                                  1,305,326                  840,225
         Accounts receivable (net of allowance)                       263,722                  420,612
         Interest receivable (net of allowance)                         3,981                   26,603
         Unbilled receivables                                         715,516                  770,754
         Other current assets                                         253,753                  208,078
                                                             ---------------------    ---------------------
           Total current assets                                     2,542,298                2,266,272
Fixed assets, net of accumulated depreciation                          47,116                   43,431
Other long term assets                                                208,489                  208,489
Intangible assets                                                      62,954                  856,548
                                                             ---------------------    ---------------------
         TOTAL ASSETS                                             $26,321,564              $33,198,475
                                                             =====================    ======================


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
         Margin payable to brokers                                 $3,469,813               $5,459,118

         Notes payable  to banks and current portion of long        2,275,000                2,850,000
           term debt
         Notes payable to other                                       890,056                  875,000
         Accounts  payable,  accrued   expenses  and   other        1,035,605                1,119,785
           current liabilities
         Current portion of long - term debt                        2,064,006                4,049,500
                                                             ---------------------    ---------------------
           Total current liabilities                                9,734,480               14,353,403
Long-term debt, net of current portion                              2,000,000                4,013,321
Non-current deferred tax liability                                    305,667                   37,689
Deferred rent, net of amortization                                     15,966                   19,651
                                                             ---------------------    ---------------------
           Total liabilities                                       12,056,113               18,424,064
Minority interest                                                     391,243                  386,750
Shareholders' equity:
     Preferred  stock,  no  stated  value, 1,000,000  shares
     authorized, no shares issued
     Common  stock,  $.01 stated  value,  50,000,000  shares          146,167                  146,167
     authorized, 14,616,687 issued in 1997 and
     14,616,687  issued  in 1996

     Additional paid in capital                                    15,030,269               15,030,269
         Retained deficit                                          (1,302,228)                (788,775)
                                                             ---------------------    ---------------------
         Total shareholders' equity                                13,874,208               14,387,661
                                                             ---------------------    ---------------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $26,321,564              $33,198,475
                                                             =====================    ======================





Attention is directed to the accompanying notes to these financial statements

                        WALNUT FINANCIAL SERVICES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)


                                          For the Six Months Ended                 For the Three Months Ended
                                    ------------------------------------  --------------------------------------------
                                      June 30, 1997      June 30, 1996        June 30, 1997       June 30, 1996
                                      -------------      -------------        -------------       -------------
 Revenue:
          Recovery services            $365,694           $535,285               $225,693               $315,890
          Operational support           232,800            332,749                 33,501                113,582
          Investment and other
           income                        54,564             31,882                 16,852                 26,244
                                     ----------        -----------             ----------            -----------
                                        653,058            899,916                276,046                455,716
                                     ----------        -----------             ----------            -----------
 Costs and Expenses:
          Cost of services              732,701            858,960                346,738                464,433
          General and
           administrative             1,482,995            853,174              1,124,300                440,386
                                     ----------        -----------             ----------            -----------
                                      2,215,696          1,712,134              1,471,038                904,819
                                    -----------        -----------             ----------            -----------
 Operating (loss)                    (1,562,638)          (812,218)            (1,194,992)              (449,103)
 Interest and other financial           652,313            921,169                289,938                439,231
 costs                              -----------        -----------             ----------            -----------
                                     (2,214,951)        (1,733,387)            (1,484,930)              (888,334)
 Minority Interest                      (33,970)                 0                (27,352)                     0
                                    ------------     -------------            ------------          ------------
 (Loss) before taxes and realized
   and unrealized gain and loss      (2,248,921)        (1,733,387)            (1,512,282)              (888,334)
 Income tax benefit                     539,502            693,706                253,608                356,915
 Realized gain/(loss) on sale of
   securities, net of tax             4,188,177            788,375                662,120                345,443
                                    -----------        -----------            -----------            -----------
 Gain/(loss) before unrealized        2,478,758           (251,306)              (596,554)              (185,976)
   loss

 Unrealized gain on investments,     (2,992,211)         1,530,621              1,118,532               (158,882)
   net of tax                       ------------       -----------             ----------            ------------

 Net income/(loss)                    $(513,453)        $1,279,315               $521,978              $(344,858)
                                    ============       ===========             ==========             ===========
 Income/(loss) per share                 $(0.04)             $0.09                  $0.04                 $(0.02)
                                   -------------     -------------           ------------            ------------
 Weighted average shares             14,616,687         14,298,173             14,638,512             13,930,554
   outstanding                      -----------        -----------             ----------             ----------


 Attention is directed to the accompanying notes to these financial statements

                        WALNUT FINANCIAL SERVICES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                  (Unaudited)

                                                                            For the Six Months ended June 30,
                                                                   ---------------------------------------------------
                                                                               1997                      1996
                                                                   ---------------------------   ---------------------
 Operating activities:
      Net increase/(decrease) in net assets resulting from                      $(513,453)            $1,279,315
      operations
 Adjustments to reconcile net income/(loss) to net cash
   provided by (used in) operating activities:
      Depreciation/amortization                                                    86,563                 73,438
      Net unrealized depreciation/(appreciation)                                4,987,016             (2,551,038)
      Realized gains                                                           (6,980,295)            (1,358,106)
      Write off of NFS Goodwill                                                   800,000                      0
 Changes in operating assets and liabilities                                      131,665              1,003,651
                                                                              -----------             ----------
            Net cash (used in) operating activities                            (1,488,504)            (1,552,740)
                                                                               ----------             ----------
 Investing activities:
      Additions to property and equipment                                          (5,250)                (5,087)
      Purchases of investments                                                   (514,975)              (334,811)
      Proceeds from sale of investments                                         9,021,894              3,436,676
      Cash acquired at UPLP                                                             0                575,740
                                                                             ------------             ----------
            Net cash provided by investing activities                           8,501,669              3,672,518
                                                                               ----------             ----------
 Financing activities:
      Net proceeds from sale of common stock                                            0                 35,000
      Borrowings/(repayments) of short term debt                               (4,558,759)              (844,800)
      Increase/(decrease) in margin accounts                                   (1,989,305)               352,024
                                                                               ----------             ----------
            Net cash (used in) financing activities                            (6,548,064)              (457,776)
                                                                               ----------             ----------
      Net increase/(decrease) in cash and cash equivalents                        465,101              1,662,002
      Cash and cash equivalents, at the beginning of the year                     840,225                396,440
      Cash and cash equivalents, at the end of the period                      $1,305,326             $2,058,442
                                                                               ==========             ==========
 Supplemental Information:
 Cash paid for interest                                                          $490,432             $ 865,870
                                                                              ===========             ==========

 Attention is directed to the accompanying notes to these financial statements

\                        WALNUT FINANCIAL SERVICES, INC.
      CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (Unaudited)





                                                   Common Stock
                                 --------------------------------------------------
                                                                                     Additional Paid In
                                        Shares             Par Value at $0.01             Capital
                                 ---------------------  ---------------------------  --------------------------
Balance, December 31, 1996              14,616,687                $146,167               $15,030,269
Net income/(loss)
                                 ---------------------  ---------------------------  --------------------------
Balance, June 30, 1997                  14,616,687                $146,167               $15,030,269
                                 =====================  ===========================  ==========================




                                            Retained Deficit         Total
                                          ---------------------   ------------
Balance, December 31, 1996                     $(788,775)          $14,387,661
Net income/(loss)                               (513,453)             (513,453
                                          ---------------------   ------------
Balance, June 30, 1997                       $(1,302,228)          $13,874,208
                                          =====================   ============

Attention is directed to the accompanying notes to these financial statements

                       WALNUT FINANCIAL SERVICES, INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.       BASIS OF PREPARATION.

         The accompanying consolidated financial statements as of June 30, 1997 and for the three and six months ended June 30, 1997 and June 30, 1996, are unaudited; however, in the opinion of the management of Walnut Financial Services, Inc., a Utah corporation (the "Company"), such statements include all adjustments (consisting of normal recurring accruals) necessary to present a fair statement of the information presented therein. The balance sheet at December 31, 1996 was derived from the audited financial statements at such date. Pursuant to accounting requirements of the Securities and Exchange Commission applicable to quarterly reports on Form 10-Q, the accompanying financial statements and these notes do not include all disclosures required by generally accepted accounting principles for audited financial statements. Accordingly, these statements should be read in conjunction with the Company's most recent audited financial statements included in its Form 10-K for the fiscal year ended December 31, 1996, as amended.

         Results of operations for interim periods are not necessarily indicative of those to be achieved for fiscal years.

2.       ORGANIZATION.

         The Company currently has three primary business focuses: (i) investing in start-up and early stage development companies, (ii) operating an investment vehicle that specializes in bridge financing to small to medium sized companies, and (iii) providing diversified consulting and asset recovery services (recovery of financial assets, e.g., cash and securities, which had not been accounted for by its clients) to securities firms, banks and others. The Company engages in the investment business through its wholly-owned subsidiary, Walnut Capital Corp., a Delaware corporation ("Walnut"). Walnut was formed for the purpose of operating as a Small Business Investment Company (a "SBIC") under the Small Business Investment Act of 1958 (as amended, the "SBIA"), and is subject to regulations promulgated by the Small Business Administration (the "SBA") pursuant to the provisions of the SBIA. The Company pursues its bridge financings through its wholly-owned subsidiary, Universal Bridge Funds, Inc., a Delaware corporation ("Universal Bridge"). Universal Bridge owns 50% of the outstanding general partnership interests and approximately 83% of the limited partnership interests of Universal Partners, L.P., an Illinois limited partnership ("UPLP"). The Company engages in the consulting and asset recovery business through its wholly-owned subsidiary, NFS Services, Inc., a New York corporation ("NFS"), and NFS' wholly-owned subsidiaries: (i) Asset Recovery Services, Inc., a New York corporation ("ARS"), and (ii) NFS Collection Services, Inc., a New York corporation ("NFS Collection"). NFS conducts its operations both directly and through its subsidiaries.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

         PRINCIPLES OF CONSOLIDATION. The financial statements of the Company include the accounts of Walnut, NFS and NFS' wholly-owned subsidiaries, ARS and NFS Collection, and Universal Bridge (from the date of acquisition) and its subsidiary, UPLP. Intercompany transactions and balances have been eliminated in consolidation. The Company accounts for its controlling partnership interest in UPLP on a consolidated basis.

         ACQUISITION OF UPLP. On June 17, 1996, the Company issued 801,974 shares of Common Stock, together with five-year warrants to purchase an additional 697,391 shares of Common Stock at an exercise price of $3.00, in connection with Universal Bridge's purchase of approximately 83% of the limited partnership interests and 50% of the general partnership interests of UPLP. Universal Bridge's purchase of interests in UPLP has been accounted for as a purchase according to Accounting Principles Board Opinion 16. The investment assets of UPLP at the time of acquisition were $1,251,000, net debt securities were $423,000, total assets were $2,226,000 and liabilities were $75,000. UPLP's activities are consolidated in the Company's results from the date of acquisition.

         NET INCOME (LOSS) PER SHARE. Net income (loss) per share is computed based on the weighted average number of shares outstanding for each period. Common stock equivalents have been considered where they are not anti-dilutive. A new accounting pronouncement FAS 128 (Accounting for Earnings per Share) will provide a simplified standard for accounting for earnings per share. This will be effective December 31, 1997 and will require restatement of quarterly per share information as of 1997, 1996 and 1995.

4.  SECURITIES.

    Securities as of June 30, 1997 consisted of the following:


                                                           Market Fair Value                    Cost
                                                  -----------------------------------  ------------------------
    Equity:
                        Biotechnology             $                    473,955          $              640,566
                        Communications                               1,033,593                       2,945,712
                        Environmental                                  205,546                          75,848
                        Health Care                                 15,211,200                       5,284,341
                        High technology                              1,816,864                       2,909,457
                        Other                                        3,404,348                       2,835,177
                                                  -----------------------------------  ------------------------

                           Total equity           $                 22,145,506          $           14,691,101
                                                  -----------------------------------  ------------------------
    Debt:
                        Environmental             $                     93,465          $              400,590
                        Health care                                    175,000                         180,460
                        Services                                       737,736                       1,012,892
                        Other                                          309,000                         510,000
                                                  -----------------------------------  ------------------------

                           Total debt                                1,315,201                       2,103,942
                                                  -----------------------------------  ------------------------

    Total Securities                              $                 23,460,707          $           16,795,043
                                                  ===================================  ========================

5.       RELATED PARTY TRANSACTIONS.

         The Company and its subsidiaries retain a law firm at which a Company officer is of counsel. Payments of $114,400 were paid to such firm by the Company for reimbursement of expenses and legal services incurred during the six months ended June 30, 1997. Such expenses and fees were incurred in connection with normal business activities.

         In April, 1997, the Company received an unsecured loan from a related party in the amount of $400,000. The loan bears interest which is payable upon maturity, at a rate of 9.5% per annum, matures on August 30, 1997, and is reflected in Notes Payable to Other on the balance sheet.

         The Company has a $4 million line of credit with a third party institutional lender, of which $2,275,000 was outstanding as of June 30, 1997. Such line of credit has been converted into a permanent loan with a principal balance of $2,025,000 and matures in June 1999. Repayment of such loan is guaranteed by two Directors of the Company.

                                   EXHIBIT B



                         AUDITED FINANCIAL INFORMATION
                               FOR THE YEAR ENDED
                               DECEMBER 31, 1996
                                      FOR
                        WALNUT FINANCIAL SERVICES, INC.



         BECAUSE OF ITS RECENT ELECTION TO BE REGULATED AS A BDC, THE COMPANY'S FUTURE FINANCIAL STATEMENTS WILL BE PRESENTED IN A
     DIFFERENT MANNER IN ORDER TO COMPLY WITH THE 1940 ACT. FURTHERMORE, THE ELECTION OF BDC STATUS MAY AFFECT THE HISTORICAL PRESENTATION OF
                   FINANCIAL STATEMENTS FOR PRIOR PERIODS.

                                 AUDITOR'S PAGE
                                     1 of 3

                                 AUDITOR'S PAGE
                                     2 of 3

                                 AUDITOR'S PAGE
                                     3 of 3

                        WALNUT FINANCIAL SERVICES, INC.
                         CONSOLIDATED BALANCE SHEETS

                                                                       December 31,            December 31,
                                                                           1996                    1995
                                                                  -------------------     ------------------
 ASSETS
 Portfolio securities:
    Marketable equity securities (cost of $11,864,004
    in 1996 and $12,564,401 in 1995 )                             $     23,842,962        $     26,622,030
    Non-marketable equity securities (cost of $6,760,208
    in 1996 and $6,832,836 in 1995)                                      4,468,692               4,486,237
    Non-marketable debt securities (less reserve of $806,711
    in 1996 and $384,008 in 1995)                                        1,512,081                 846,694
                                                                  -------------------     ------------------
          Total portfolio securities                                    29,823,735              31,954,961


 CURRENT ASSETS:
    Cash and cash equivalents                                              840,225                 396,440
    Accounts receivable (net of allowance for doubtful
      accounts $547,074 in 1996 and $305,273 in 1995)                      420,612                 630,092
    Interest receivable (net of allowance for doubtful
      accounts $14,030 in 1996 and $14,030 in 1995)                         26,603                  27,549
    Unbilled receivables                                                   770,754                 501,332
    Other current assets                                                   208,078                  76,420
                                                                  -------------------     ------------------
          Total current assets                                           2,266,272               1,631,833
                                                                  -------------------     ------------------
 Fixed assets (net of accumulated depreciation of
  $149,604 in 1996 and $123,382 in 1995)                                    43,431                  54,935
                                                                  -------------------     ------------------
 Other assets                                                              208,489                 355,283
                                                                  -------------------     ------------------
 Intangible assets, net of accumulated amortization                        856,548               2,066,492
                                                                  -------------------     ------------------
          TOTAL ASSETS                                            $     33,198,475        $     36,063,504
                                                                  ===================     ==================

 LIABILITIES AND SHAREHOLDERS' EQUITY
 ------------------------------------
 Current liabilities:
    Margin payable to brokers                                     $      5,459,118        $      5,131,783
    Notes payable to banks                                               2,850,000               4,933,791
    Notes payable to other                                                 875,000                 270,000
    Accounts payable, accrued expenses, and
     other current liabilities                                           1,119,785               1,003,088
    Current portion of long-term debt                                    4,049,500                  47,953
                                                                  -------------------     ------------------
          Total current liabilities                                     14,353,403              11,386,615

 Long-term debt, net of current portion                                  4,013,321               8,013,285
 Non-current deferred tax liability                                         37,689               1,247,967
 Deferred rent, net of amortization                                         19,651                  16,311
                                                                  -------------------     ------------------
                  Total liabilities                                     18,424,064              20,664,178
                                                                  -------------------     ------------------
 Minority Interest                                                         386,750                       0
                                                                  -------------------     ------------------
 Commitments and contingencies
 Shareholders' equity:
 Preferred stock, no stated value, 1,000,000 shares                             --                      --
  authorized, no shares issued
 Common stock, $.01 stated value, 50,000,000 shares
  authorized, 14,616,687  issued in 1996 and 13,800,713
  issued in 1995                                                           146,167                 138,007
 Additional paid in capital                                             15,030,269              13,085,428
 Retained earnings (deficit)                                              (788,775)              2,175,891
                                                                  -------------------     ------------------
          Total shareholders' equity                                    14,387,661              15,399,326
                                                                  -------------------     ------------------
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $     33,198,475        $     36,063,504
                                                                  ===================     ==================

----------------------------------

Attention is directed to the foregoing accountants' report and to the accompanying notes to the financial statements.

                        WALNUT FINANCIAL SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                           For the year ended
                                                 ----------------------------------------------------------------------
                                                         12/31/96               12/31/95                12/31/94*
                                                 ----------------------  ------------------------  --------------------
Revenues:
        Recovery services                         $        886,800        $      270,716            $           --
        Operational support                              1,157,210             1,763,320                        --
        Investment and other income                         96,162               500,011                   443,354
                                                 ----------------------  ------------------------  --------------------
                                                         2,140,172             2,534,047                   443,354
                                                 ----------------------  ------------------------  --------------------
Costs and expenses:
        Cost of services                                 1,663,663             2,450,364                        --
        General and administrative expenses              3,115,424             1,892,080                   722,250
                                                 ----------------------  ------------------------  --------------------
                                                         4,779,087             4,342,444                   722,250
                                                 ----------------------  ------------------------  --------------------
Operating (loss)                                        (2,638,915)           (1,808,397)                 (278,896)
Interest and other financial costs                       2,003,189             1,839,649                 1,593,419
                                                 ----------------------  ------------------------  --------------------
(Loss) before taxes and realized gain and
  unrealized gain/(loss)                                (4,642,104)           (3,648,046)               (1,872,315)
Income tax benefit                                       1,413,456             1,438,252                   725,000

Realized gain/(loss) on sale of securities, net
  of tax                                                 1,791,169             2,845,417                   636,932
                                                 ----------------------  ------------------------  --------------------
Income (loss) before unrealized gain/(loss)             (1,437,479)              635,623                  (510,383)
Unrealized (loss)/gain on investments, net of
  tax                                                   (1,527,187)           (2,602,589)                2,810,823
                                                 ----------------------  ------------------------  --------------------
NET (LOSS)/INCOME                                 $     (2,964,666)       $   (1,966,966)           $    2,300,440
                                                 ======================  ======================== =====================
(Loss)/Income per share                           $          (0.21)       $        (0.15)           $         0.28
                                                 ======================  ======================== =====================
Weighted average shares outstanding                     14,247,099            12,747,656                 8,353,860
                                                 ======================  ======================== =====================



_______________________________

*Includes the results of operations of Walnut Capital Corp. only (see Footnotes
 1 and 2).



Attention is directed to the foregoing accountants' report and to the accompanying notes to the financial statements.

                        WALNUT FINANCIAL SERVICES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                          Common Stock
                                                -------------------------------
                                                                                     Additional        Retained
                                                                    Par Value         Paid in          Earnings
                                                    Shares            at $.01          Capital        (Deficit)
                                                -----------   ----------------   --------------   -------------------
Balance, December 31, 1993*                      8,158,047     $     81,580      $ 7,290,220      $   1,842,417

Net income                                              --               --               --          2,300,440

Issuance of common stock                           667,962            6,680          743,320              --
                                                -----------   ----------------   --------------   -------------------
Balance, December 31, 1994*                      8,826,009           88,260        8,033,540          4,142,857

Net loss                                                --               --               --         (1,966,966)

Exchange of shares for business combination      3,190,504           31,905        1,591,000              --

Treasury stock at business combination                  --               --               --              --

Sale of treasury stock                                  --               --             (105)             --

Issuance of common stock and warrants in
exchange for marketable securities                 452,533            4,525        1,013,675              --

Issuance of common stock for legal fees             69,000              690          127,310              --

Issuance of common stock for finders' fees         125,000            1,250          248,750              --

Issuance of common stock for litigation             22,500              225           44,775              --
settlement

Issuance of common stock, net of commissions     1,060,895           10,609        1,951,881              --

Exercise of stock options                           54,272              543           74,602              --
                                                -----------   ----------------   --------------   -------------------

Balance, December 31, 1995                      13,800,713          138,007       13,085,428          2,175,891

Net loss                                                                                             (2,964,666)

Issuance of common stock for legal fees             14,000              140           34,860

Issuance of compensatory warrants for consulting                                     125,000

Issuance of common stock for Universal
acquisition                                        801,974            8,020        1,784,981
                                                -----------   ----------------   --------------   -------------------

Balance, December 31, 1996                      14,616,687     $    146,167      $15,030,269      $   (788,775)
                                                ===========   ================   ==============   ===================



                                                         Treasury Stock
                                                   ------------------------

                                                     Shares          Value            Total
                                                   ----------  ------------    -------------
Balance, December 31, 1993*                            --              --       $ 9,214,217

Net income                                             --              --         2,300,440

Issuance of common stock                               --              --           750,000
                                                   ----------  ------------    ------------

Balance, December 31, 1994*                            --              --        12,264,657

Net loss                                               --              --        (1,966,966)

Exchange of shares for business combination            --              --         1,622,905

Treasury stock at business combination               50,000     $  (100,000)       (100,000)

Sale of treasury stock                              (50,000)        100,000          99,895

Issuance of common stock and warrants in
exchange for marketable securities                     --              --         1,018,200

Issuance of common stock for legal fees                --              --           128,000

Issuance of common stock for finders' fees             --              --           250,000

Issuance of common stock for litigation                --              --            45,000
settlement

Issuance of common stock, net of commissions           --              --         1,962,490

Exercise of stock options                              --              --            75,145
                                                   ----------  ------------    ------------

Balance, December 31, 1995                                0            0         15,399,326

Net loss                                                                         (2,964,666)

Issuance of common stock for legal fees                                              35,000

Issuance of compensatory warrants for consulting                                    125,000

Issuance of common stock for Universal
acquisition                                                                       1,793,001
                                                   ----------  ------------    ------------
Balance, December 31, 1996                             0       $       0         14,387,661
                                                   ==========  ============    ============


* Includes the results of operations of Walnut Capital Corp. only (see Footnotes 1 and 2).


  Attention is directed to the foregoing accountants' report and to the accompanying notes to the financial statements.

                        WALNUT FINANCIAL SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    For the years ended December 31,
                                                                         ----------------------------------------------------------
                                                                                1996              1995               1994*
                                                                         -----------------  -------------------  ------------------

Operating activities:
         Net (loss)/income                                               $ (2,964,666)      $(1,966,966)      $  2,300,440

Adjustments to reconcile net income/(loss) to net cash (used in)
operating activities:
         Depreciation/amortization                                            141,510           152,873              1,685
         Issuance of stock as litigation settlement                                              45,000
         Provision for loss of receivables                                                       45,099             39,046
         Unrealized gain/(loss)                                             2,545,313         4,321,192         (4,633,835)
         Realized gains                                                    (2,985,283)       (5,596,760)        (1,766,329)
         Write off of investments                                                               879,714            825,305
         Write off of NFS Goodwill                                          1,100,000
         Issuance of compensatory warrants                                    125,000
         Receipt of securities in lieu of interest                                             (437,287)
         Provision for loss in unbilled receivables                                             814,474
         Write off of deferred rent                                                            (180,466)
  Effect on Minority Interest from Net Income in Subsidiaries                  (7,673)


Changes in operating assets and liabilities:
         Decrease in interest and accounts receivable                         212,137           322,626              2,596
         Decrease in deposits and other assets                                 19,296            49,112             37,754
         Decrease in interest payable                                          (2,740)         (140,168)
         Increase/(decrease) in accounts payable                              123,744        (1,075,715)            39,805
         Increase in deferred rent                                              3,340            15,844
         Increase/(decrease) in net deferred tax liability                 (1,253,383)       (1,285,142)         1,498,000
 (Increase)/decrease in unbilled receivables                                 (269,422)           82,922
                                                                         -----------------  -------------------  ------------------


                          Net cash (used in) operating activities          (3,212,827)       (3,953,648)        (1,655,533)
                                                                         -----------------  -------------------  ------------------

Investing activities:
         Costs in connection with the acquisition of NFS                                       (291,739)
         Additions to property and equipment                                   (9,393)           (3,356)            (1,491)
         Purchases of investments                                          (2,027,940)       (7,694,007)        (1,250,718)
         Proceeds from sale of investments                                  6,269,661         9,672,259          2,669,514
         Advances to officers                                                                   (23,076)
         Cash acquired in Universal Acquisition                               575,740
                                                                         -----------------  -------------------  ------------------

                          Net cash provided by investing activities         4,808,068         1,660,081          1,417,305
                                                                         -----------------  -------------------  ------------------

Financing activities:
         Deferred private placement costs                                                       (15,000)
         Net proceeds from sale of common stock                                               1,962,490            750,000
         Borrowings/(repayments) of short term debt                        (1,478,791)          209,569                 (1)
         Increase/(decrease) in margin accounts                               327,335           (88,733)            11,058
         Exercise of stock options                                                               75,146
                                                                         -----------------  -------------------  ------------------
                          Net cash provided by/(used in) financing         (1,151,456)        2,143,472            761,057
                          activities                                     -----------------  -------------------  ------------------

         Net increase/(decrease) in cash and cash equivalents                 443,785          (150,095)           522,829
         Cash and cash equivalents, at the beginning of the year              396,440           546,535             23,706
                                                                         -----------------  ----------------    ------------------
         Cash and cash equivalents at the end of the year                $    840,225       $   396,440       $    546,535
                                                                         =================  =================  ===================
Supplemental Information:
Cash paid for Interest                                                   $  1,626,419       $ 1,675,965       $  1,287,339
                                                                         =================  =================  ===================
Receipt of equity securities in lieu of cash interest                                       $   437,287       $    119,565
                                                                         =================  =================  ===================
Receipt of equity securities in lieu of cash                                                                  $    221,547
                                                                         =================  =================  ===================
Exchange of debt securities for equity securities                                                             $    624,438
                                                                         =================  =================  ===================
Issuance of common stock and warrants for marketable securities                             $ 1,018,200
                                                                         =================  =================
Issuance of common stock and warrants for Universal Acquisition          $  1,793,001
                                                                         =================

__________________________________

* Includes the results of operations of Walnut Capital Corp. only (see Footnotes 1 and 2).



   Attention is directed to the foregoing accountants' report and to the accompanying notes to the financial statements

                        WALNUT FINANCIAL SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION

         Walnut Financial Services, Inc., a Utah corporation (the "Company"), currently has three primary business focuses: (i) investing in start-up and early stage development companies, (ii) providing diversified consulting and asset recovery services (recovery of financial assets, e.g., cash and securities, which had not been accounted for by its clients) to securities firms, banks and others, and (iii) operating an investment vehicle that specializes in bridge financing to small to medium-sized companies. The Company engages in the investment business through its wholly-owned subsidiary Walnut Capital Corp., a Delaware corporation ("Walnut"). Walnut was formed for the purpose of operating as a Small Business Investment Company (an "SBIC") under the Small Business Investment Act of 1958 (as amended the "SBA Act"), and is subject to regulations promulgated by the Small Business Administration (the "SBA") pursuant to the provisions of the Act. The Company engages in the consulting and asset recovery business through its wholly-owned subsidiary NFS Services, Inc., a New York corporation ("NFS"). NFS currently has two wholly-owned subsidiaries: (i) Asset Recovery Services, Inc., a New York corporation ("ARS"), and (ii) NFS Collection Services, Inc., a New York corporation ("NFS Collection"). NFS conducts its operations both directly and through its subsidiaries. The Company pursues its bridge financings through its wholly-owned subsidiary, Universal Bridge Fund, Inc., a Delaware corporation ("Universal Bridge"). Universal Bridge owns 50% of the outstanding general partnership interests and approximately 83% of the limited partnership interests of Universal Partners, L.P., an Illinois limited partnership ("UPLP").

         The Company has relied on an exemption from the registration, filing and operating requirements imposed by the Investment Company Act of 1940, as amended (the "1940 Act") provided by Rule 3a-2 promulgated by Securities and Exchange Commission (the "SEC") under the 1940 Act. The Company's one-year exemption period has expired, and the Company may be deemed an unregistered investment company. The Board of Directors of the Company (the "Board") has resolved that the Company's business purpose is to be an operating company through its subsidiaries and not to be engaged in activities which would require the Company to register as an investment company. The Company believes that other exemptions to the registration requirements of the 1940 Act may be available to the Company. Should the Company fail to acquire or develop such assets or otherwise avail itself on an exemption, the Company may be required to meet the registration, filing and operating requirements of the 1940 Act.

         In the event that the SEC determines that either the Company or Walnut is an investment company and that no exemption from the 1940 Act is applicable, the Company may incur substantial costs in connection with the registration of itself or Walnut as an investment company and otherwise complying with the provisions of the 1940 Act. Specifically, if the Company or Walnut were to register as an investment company under the 1940 Act, the Company and/or Walnut would be subject to, among other things, certain limitations with respect to
(i) capital structure and the ability to buy or issue securities; (ii) the ownership of securities issued by other investment companies, insurance companies and organizations engaged in investment advisory, underwriting and brokerage businesses; and (iii) the ability to engage in transactions involving persons who are "affiliates" of the Company or Walnut, or "affiliates" of such persons. The Company and/or Walnut would also be subject to certain other operational restrictions and reporting requirements.

         On February 27, 1995, the Company issued 8,826,009 shares of its Common Stock (including 333,981 shares issued in August 1995 in settlement of an appraisal action brought by two dissenting stockholders) in exchange for all of the outstanding common stock of Walnut Capital (such transaction is referred to herein as the "Business Combination.") The Company also issued 125,000 shares of Common Stock as finders' fees in connection with the Business Combination.

         In connection with the Business Combination, the Company engaged in a private placement (completed in June 1995) of its Common Stock for net proceeds of $1,962,490 (the "1995 Private Placement"). In addition, the Company issued 45,270 shares of Common Stock in lieu of the payment of cash commissions in connection with the 1995 Private Placement.

         For financial accounting purposes, in accordance with applicable accounting standards, the Business Combination has been accounted for as a reverse acquisition of the Company by the stockholders of Walnut Capital. Immediately after the consummation of the Business Combination, and without taking into account any sales in the 1995 Private Placement, the stockholders of Walnut Capital owned approximately 73% of the Company. In connection with the Business Combination, the Company recorded goodwill of approximately $2,200,000. As a result, on February 27, 1995, Walnut Capital was deemed to have acquired the Company in exchange for 3,190,504 shares of Common Stock and incurred acquisition costs of approximately $700,000. The net assets of the Company, exclusive of goodwill, were valued at approximately $100,000. If the acquisition of the Company had taken place on January 1, 1995, pro forma revenues, net loss, and loss per share would have been approximately $2,975,000, ($2,200,000), and ($.18), respectively. Goodwill is being amortized, using the straight-line method, over 20 years. Proforma revenues, net income and income per share for 1994 would have been approximately $6,222,000, $1,495,000 and $0.12, respectively.

          On June 17, 1996, the Company issued 801,974 shares of Common Stock, together with five-year warrants to purchase an additional 697,391 shares of Common Stock at an exercise price of $3.00, in connection with Universal Bridge's purchase of approximately 83% of the limited partnership interests and 50% of the general partnership interests of UPLP. Had the acquisition of the UPLP partnership interest occurred as of January 1, 1996, the results for the Company for the twelve month period ended December 31, 1996 would have been a loss of ($2,434,703) or $(0.17) per share. Universal Bridge's purchase of interests in UPLP has been accounted for as a purchase according to Accounting Principles Board Opinion 16. The investment assets of UPLP at the time of acquisition were $1,251,000, net debt securities were $423,000, total assets were $2,266,000 and liabilities were $75,000.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION. The financial statements include the accounts of the Company, Walnut Capital, Universal Bridge (from date of acquisition) and its subsidiary, UPLP, NFS and its wholly-owned subsidiaries, ARS and NFS Collection. Intercompany transactions and balances have been eliminated in consolidation. The Company accounts for its controlling partnership's interest in UPLP on a consolidated basis.

         REVERSE STOCK SPLIT AND BUSINESS COMBINATION. In January 1994, the Company effected a one-for-five reverse stock split. In February 1995, the Company effected a one-for-two reverse stock split. All references to the number of common shares and per common share amounts have been restated to reflect the reverse stock splits. The accompanying financial statements also reflect, as outstanding for all periods presented, the common stock of Walnut Capital as adjusted for the exchange ratio (111.327 shares for 1 share of Walnut Capital) applicable to the Business Combination.

         NET INCOME (LOSS) PER SHARE. Net income (loss) per share is computed based on the weighted average number of shares outstanding for each period. Common stock equivalents have been considered where they are not anti-dilutive.

         GENERAL. Walnut Capital is an SBIC licensee. In the accompanying financial statements, the financial information of Walnut Capital has been prepared on a basis appropriate for SBICs as indicated in the American Institute of Certified Public Accountants in the Audits of Investment Companies.

         INVESTMENT VALUATION. The non-marketable investments are stated at fair value as determined by the Board at December 31, 1996. The Board takes into account developments since the acquisition of the investments, and other factors pertinent to the valuation of investments. The Board, in making its valuation, has in many instances relied on financial data and on estimates by the investee companies and professional advisors as to the effect of future developments. The marketable investments and/or their derivatives are carried at market value. Market values are determined based on the average of the closing quotations as of December 31, 1996 and the preceding two trade days, recognizing a percentage reduction when applicable.

         Debt securities are valued at their face principal amount and bear interest from 7% to 12%. The debt may be issued together with stock or warrants whose initial value is nominal. The Company does not obtain collateral upon the extension of credit for most debt securities. In the event that a debt security is in default with respect to principal or interest, the Company establishes a reserve against the face value and does not accrue additional interest. A reserve may be established for the full amount due to the Company if the Board determines that the issuer will be unable to fulfill its obligation to the Company.

         Realized gains and losses on securities are determined on the specific identification method by subtracting the cost, plus any transaction fees, from the sales prices, less any transaction fees. Unrealized gains and losses are determined by subtracting the carrying value (market/fair value) at the end of the period from the carrying value at the beginning of the period.

         INTEREST INCOME. The Company records interest on debt securities when the indebtedness is current, in accordance with the terms of the agreements made with investee debtors. A reserve for loss is established to the extent there is doubt as to the collectibility of current amounts recorded. The Company generally recognizes interest earned on debt securities which are six months or more delinquent only when collectibility is assured.

         REVENUES AND COSTS. Under its asset recovery agreements, the Company charges its customers an agreed-upon percentage of the customers' recoverable amounts. The Company records, as unbilled receivables, amounts representing its share of customers' recoverable amounts when the recovery process is substantially complete and the realization of the amounts is reasonably assured. The recovery process is substantially complete when the Company receives third party acknowledgement of pending recoveries. Revenues from operational support are recognized when billed. Accounts receivable represent amounts actually billed to customers. Allowances are provided for amounts not expected to be realized.

         Costs of services include salaries, commissions, employee benefits and payroll taxes and are charged to expense as incurred.

         FAIR VALUE OF FINANCIAL INSTRUMENTS. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial statements:

         Cash and cash equivalents approximate fair value. The cost and fair value of investments are disclosed in Note 4.

         Short-term payables -- the carrying amount approximates fair value due to the short-term maturities of these instruments.

         Long-term debt approximates fair value based on borrowing rates currently offered to the Company.

         INCOME TAXES. Deferred tax liabilities are recognized for the estimated future tax consequences of temporary differences and net operating loss carryforwards. Temporary differences are primarily the result of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax liabilities are measured by applying enacted statutory tax rates, applicable to the future years, in which deferred tax liabilities are expected to be settled or realized. (Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.) Income tax expense consists of the taxes payable for the current period and the change in deferred tax assets and liabilities during the period.

         CASH AND CASH EQUIVALENTS. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents for purposes of the statement of cash flows. Cash and cash equivalents which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments with commercial banks. The Company had approximately $693,500 of temporary cash on deposit in excess of insured amounts as of December 31, 1996.

         MARGIN ACCOUNTS. The Company uses margin accounts established at several brokerage houses for operations. Interest accrues at the brokers' call rate plus 1% and is charged monthly on the margin balance.

         FIXED ASSETS. Fixed assets are recorded at cost. Depreciation is computed on the straightline method over the estimated economic lives of the assets, which range from 5 to 7 years.

         DEFERRED FINANCING COSTS. Deferred financing costs are being amortized by the straight-line method over the five year term of the related debt.

         USE OF ESTIMATES. The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         STOCK-BASED COMPENSATION. During 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans. See the notes to the financial statements for further information.

3.       FIXED ASSETS

         Fixed assets as of December 31 consisted of the following:

                                                    1996                      1995
                                            ----------------------    --------------------
 Office furniture & equipment               $      193,035             $     178,317

 Less: accumulated depreciation                   (149,604)                 (123,382)
                                            ----------------------    --------------------
                                            $       43,431            $       54,935
                                            ======================    ====================


4.       SECURITIES.  Securities as of December 31 consisted of the following:



                                                 1996                                 1995
                             ------------------------------------------  -----------------------------------
                                      Market/                                 Market/
                                     Fair Value              Cost            Fair Value          Cost
                             ----------------------   -----------------  ------------------  ---------------
Equity:   Healthcare           $       21,549,896     $      6,613,021   $     25,941,009    $   9,648,427

         Other                          2,728,738            4,034,952          1,600,523        3,740,782

         Communications                 1,630,703            4,013,187          1,963,396        4,060,639

         High technology                1,746,317            2,971,548          1,471,439        1,754,201

         Biotechnology                    607,132              922,656            131,100          150,000

         Environmental                     48,867               50,848                  0           25,188

         Gold                                   1               18,000                800           18,000
                             ----------------------   -----------------  ------------------  ---------------
             Total equity              28,311,654           18,624,212         31,108,267       19,397,237
                             ----------------------   -----------------  ------------------  ---------------

Debt:    Healthcare                       150,000              155,546                 --            5,460

         Other                            953,486            1,447,526            552,314          690,392

         Service                          329,970              339,970            294,380          312,350

         Environmental                     53,625              350,750                 --          222,500

         Communication                     25,000               25,000                 --               --

         Gold                                  --                   --                 --               --
                             ----------------------   -----------------  ------------------  ---------------
              Total debt                 1,512,081            2,318,792            846,694        1,230,702
                             ----------------------   -----------------  ------------------  ---------------
Total securities               $       29,823,735     $     20,943,004   $     31,954,961    $  20,627,939
                             ======================   =================  ==================  ===============


5.       LONG-TERM DEBT

         a)      SBA DEBENTURES

         Total debentures payable were $8,000,000 at December 31, 1996 (the "SBA Debentures"). One Walnut Capital Debenture with a principal balance of $4,000,000 is payable to SBIC Funding Corp. or its designee on April 1, 1997 and bears interest at 8.95%, payable semiannually on April 1 and October 1 of each year. One Walnut Capital Debenture with a principal balance of $2,000,000 is payable to SBIC Funding Corp. or its designee on June 1, 1998 and bears interest at 9.80%, payable semiannually on June 1 and December 1 of each year. One Walnut Capital Debenture with a principal balance of $2,000,000 is payable to SBIC Funding Corp. or its designee on September 1, 1999 and bears interest at 8.8%, payable semiannually on March 1 and September 1 of each year. Additionally, eight debentures with an aggregate principal balance of $4,000,000 were due to the SBA, as agent for the holders, on September 1, 1995, and were so repaid in accordance with their terms (the "September Debentures").

         All principal and interest payments due pursuant to the SBA Debentures and the September Debentures have been paid as required. Payment of the SBA Debentures is guaranteed by the SBA. Under the terms of the SBA Debentures, Walnut Capital may not, without prior permission of the SBA, repurchase or retire any of its common stock or make any distribution to the Company, except from undistributed realized earnings computed in accordance with SBA regulations.

         Pursuant to an examination by the SBA, the SBA issued a finding related to Walnut Capital's capital impairment. Section 107.203(d) of Part 13 of the Code of Federal Regulations defines capital impairment as a realized earnings deficit in excess of 50% of private capital. On July 29, 1994, Walnut Capital entered into an agreement with the SBA (as amended, the "SBA Agreement") whereby, subject to certain conditions, the SBA would refrain until June 30, 1995 from declaring an event of default under 13 CFR 107.203(d) with regard to Walnut Capital's capital impairment. Principal conditions of the agreement were: (a) Walnut Capital would limit annual management expenses to $609,295 per year; and (b) Walnut Capital would realize gains of, or would increase paid-in capital by contributions of cash or marketable securities, in the aggregate of $4 million (in equal quarterly amounts of $1 million for the quarters ended September 30, 1994, December 31, 1994, March 31, 1995, and June 30, 1995). Pursuant to an amendment to the agreement dated September 27, 1994, amounts in excess of $1 million each quarter could be applied by Walnut Capital to future quarterly requirements, and the annual management expense was increased to $659,295.

         Effective as of June 30, 1995, the Company entered into a transaction with Windy City, Inc. ("Windy City"), an affiliate, pursuant to which Windy City subscribed to purchase 452,533 units valued at $2.25 per unit, each unit consisting of one share of Common Stock and one three-year common stock purchase warrant entitling the holder thereof to purchase one share of Common Stock at $3.00 per share. Windy City made payment for said subscription by delivering to the Company 45,000 shares of Logic Devices Incorporated common stock (Nasdaq - LOGC) and 500,000 shares of Consolidated Technology Group, Inc. common stock (Nasdaq - TGSI), having an aggregate market value of approximately $1,018,000 as of said date. Immediately thereafter, the Company contributed these securities to Walnut Capital in order to satisfy Walnut Capital's June 30, 1995 obligation pursuant to the SBA Agreement.

         As of June 30, 1995, Walnut Capital had realized gains and increased paid-in capital by an amount in excess of $4,000,000 and had otherwise fully complied with the terms of the SBA Agreement. The SBA Agreement expired, by its terms, on June 30, 1995.

         By letters dated November 9, 1995 and April 19, 1996, the SBA determined that it would not take any action with regard to the capital impairment issue under certain circumstances. Specifically, the SBA stated that the SBA "would refrain from any action [against Walnut Capital] if: (1) the market value of [Walnut Capital's] holdings of HealthCare COMPARE and GranCare in the aggregate exceeds by $10 million the total of all secured and unsecured third party debt, and (2) the balance in the Undistributed Net Realized Account does not become negative in an amount greater than $9,000,000." As of the year ended December 31, 1996, Walnut Capital's holdings of HealthCare COMPARE Corp. and GranCare, Inc. in the aggregate exceeded the total of all secured and unsecured third party debt by approximately $12 million and the "Undistributed Net Realized Earnings Account" equaled approximately negative $6 million. Accordingly, management believes that, by terms of its own statements, the SBA will not take any adverse actions against Walnut Capital with respect to the capital impairment issue.

         The SBA has issued a finding that the Company has violated Section 107.903(b)(1) and (d) by financing an Associate and paying fees to an Associate. The Company has provided information to the SBA to show that such findings are inaccurate. Additionally, the SBA has issued a finding that the Company has violated Section 107.501(b)(1), (3) and (4) by not seeking prior approval of the SBA for management services provided by Associates. The Company believes that such findings are inaccurate and current SBA regulations no longer require prior approval in such circumstances.

         The last examination report issued to Walnut Capital by the SBA is dated May 14, 1996 and covered the 14-month period ended February 28, 1995. To date, the SBA has not declared or threatened to declare a default with respect to any of its findings; however, there can be no assurance that the SBA will be willing to further refrain from declaring an event of default under the SBA Act and it is likely that the SBA will continue to deem these issues to be open until fully resolved to the SBA's satisfaction, irrespective of any continuing discussions with respect thereto between the SBA and Walnut Capital's management. If such a default were to be declared and Walnut Capital failed to cure the same, the SBA would have the right to accelerate the maturity of the $8 million debentures issued by Walnut Capital to the SBIC Funding Corp. pursuant to the SBA Act (the "SBA Debentures") currently outstanding. Management believes that Walnut Capital could immediately remedy fully the capital impairment issue through the sale of certain of Walnut Capital's portfolio securities.

         b)      NOTES TO OTHERS

         NFS has a note payable outstanding to an individual in the amount of $50,050. This note is due in monthly installments of $2,000 with interest at 11%. No payments have been made pursuant to this note since August 1994.

         NFS has payments due on capital leases in monthly installments through May 2000. The leases bear interest at 12%. The balance outstanding at December 31, 1996 was $12,771.

         As of December 31, 1996, the Company had outstanding a promissory note to a third party representing principal owed of $875,000. The note was issued in connection with an acquisition by the Company of a limited partnership interest in Knox Liquidating Partnership, L.P., which, in turn, has an ownership interest in a catalog company known as Foster & Gallagher, Inc. Such note accrues interest at 8% per annum. Principal is payable in two installments, $175,000 on January 31, 1997 (which amount was timely paid) and the remaining $700,000 on July 31, 1997.

         Long-term debt as of December 31 was as follows:

                                                           1996                     1995
                                                  -----------------        ------------------
         Debentures payable to the SBA            $      8,000,000          $      8,000,000

         Installment note payable                           50,050                    44,845

         Capital leases                                     12,771                    16,393
                                                  -----------------        ------------------
                          TOTAL                          8,062,821                 8,061,238

         Less:  current portion                          4,049,500                    47,953
                                                  -----------------        ------------------
         Long-term portion                        $      4,013,321          $      8,013,285
                                                  =================        ==================

     As of December 31, 1996, the aggregate principal maturities of long-term debt are as follows:



                                                       Amount
                                                  ---------------
         1997                                      $    4,049,500

         1998                                           2,005,660

         1999                                           2,006,129

         2000                                               1,532
                                                  ---------------
                                                   $    8,062,821
                                                  ===============

         c)      NOTES PAYABLE TO BANKS

         On August 31, 1995 the Company established a $4 million line of credit with American National Bank and Trust Company of Chicago ("ANB"). This credit line was replaced as of September 8, 1996 with a term loan of $2,850,000. This loan required interest only payments as of September 30, 1996 and December 31, 1996. A principal payment of $575,000 is due on March 31, 1997, with the balance due on June 30, 1997. The interest rate associated with this loan is ANB's base rate plus 2% (10.25% as of December 31, 1996). This loan is personally guaranteed by two Directors of the Company.

         On December 31, 1993, Walnut Capital entered into a $600,000 revolving credit agreement with ANB, which accrued interest at ANB's base rate plus 2% (10.25% at December 31, 1996). Interest is payable monthly, with the principal balance due on July 31, 1996. The line is collateralized by a variety of securities having a fair market value in excess of $600,000. The balance of this note was $585,000 at December 31, 1995 and was repaid in full as of December 31, 1996.

         On September 7, 1995, NFS established a $350,000 line of credit with ANB. The line of credit accrued interest at ANB's base rate plus 2% (10.25% at December 31, 1996). The amount borrowed was due on July 31, 1996. The balance of this note was $348,791 at December 31, 1995 and was repaid in full as of December 31, 1996.

         d)      NOTES PAYABLE TO RELATED PARTIES

         In November 1995, the Company received two unsecured loans from a related party for an aggregate amount of $270,000. The loans accrued interest at 8.75% and mature through April 1996. The aggregate balance of these notes was $270,000 at December 31, 1995; these notes were repaid upon maturity in April 1996.

6.       MARGIN BROKERAGE ACCOUNTS

         Brokerage margin payable to one investment banker consists of advances of $2,586,362 under a line of credit as of December 31, 1996. The brokerage account accrues interest on a monthly basis at the brokers' call rate plus 1% (7.75% at December 31, 1996) and was collateralized by 182,500 shares of HealthCare COMPARE Corp. common stock, having a fair market value of approximately $7,733,000 at December 31, 1996, and 15,000 shares of GranCare, Inc. common stock, having a fair market value of approximately $268,000 at December 31, 1996.

         Brokerage margin payable to a second investment banker consists of advances of $2,872,756 under a line of credit as of December 31, 1996. Advances under this line cannot exceed 40% of the quoted market bid for shares accepted by the investment banker, and this amount is calculated on an ongoing basis to reflect market changes. The brokerage account accrues interest on a monthly basis at the brokers' call rate plus 1% (7.75% at December 31, 1996) and is collateralized by 170,000 shares of HealthCare COMPARE Corp. common stock, having a fair market value of approximately $7,204,000 at December 31, 1996, and 91,916 shares of GranCare, Inc. common stock, having a fair market value of approximately $1,643,000 at December 31, 1996.

7.       ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

         Accounts payable, accrued expenses and other current liabilities as at December 31 consisted of the following:

                                                  1996                      1995
                                        -------------------      -------------------
         Accounts payable               $           324,581      $           364,073

         Accrued interest                           163,118                  165,858

         Accrued payroll taxes(1)                   144,302                  211,705

         Accrued taxes payable                      113,692                  157,835

         Accrued professional fees                  148,237                   55,153

         Accrued payroll                            146,640                   31,224

         Other accrued expenses                      79,215                   17,240
                                        -------------------      -------------------
         Total                          $         1,119,785      $         1,003,088
                                        ===================      ===================

(1) NFS had a tentative deferred payment agreement with the State of New York Department of Taxation and Finance for delinquent payroll taxes, and the related interest and penalties. The agreement called for monthly installments of $33,465 with interest at 7.3%. NFS has been current with the terms of this tentative agreement since November 1994. On February 20, 1996 NFS signed an installment agreement with the State of New York Department of Taxation and Finance for 18 monthly payments of $8,851.58 effective March 15, 1996.

8.       INCOME TAXES

         As at December 31 the components of the Company's net deferred tax asset and liability were as follows:

                                             1996                    1995
                                       -----------------      -----------------
Deferred tax liabilities:
   Unrealized gains                    $      3,680,832       $      4,518,621

Deferred tax asset:
   Net operating loss benefit                (3,060,400)            (2,942,400)
   Allowance for doubtful accounts             (224,442)              (127,721)
   Accounts receivable and other               (358,301)              (200,533)
                                       -----------------      -----------------
Deferred tax liability                 $         37,689       $      1,247,967
                                       =================      =================



         The difference between book and tax accounting for investments and allowances is the primary source of the non-current deferred tax liability. For financial statement purposes, investments are carried at market and for income tax purposes, investments are carried at cost. This resulted in unrealized gains that are treated as temporary differences under standards for accounting for income taxes.

         The components of the deferred income taxes for the years ended December 31 were as follows:



                                                     1996                1995                1994
                                             --------------      ---------------     --------------
Tax (benefit) on net income:
                                    Federal  $  (1,201,438)      $  (1,177,608)      $    (594,000)
                                      State       (212,018)           (260,644)           (131,000)
                                             --------------      ---------------     --------------
                                      Total  $  (1,413,456)      $  (1,438,252)      $    (725,000)
                                             ==============      ===============     ==============
Tax expense on realized gain:
                                    Federal  $   1,014,996       $   1,491,524       $     328,000
                                      State        179,711             330,192              72,000
                                             --------------      ---------------     --------------
                                      Total  $   1,194,707       $   1,821,716       $     400,000
                                             ==============      ===============     ==============
Tax expense (benefit) on unrealized
loss:                               Federal  $    (865,406)      $  (1,366,361)      $   1,493,000
                                      State       (152,719)           (302,483)            330,000
                                             --------------      ---------------     --------------
                                             $  (1,018,125)      $  (1,668,844)      $   1,823,000
                                             ==============      ===============     ==============

         In 1996, current tax expense approximated $27,000.

         The Company's effective federal tax rate was 24% in 1996, compared to an overall statutory rate of 34%. This difference was primarily due to the reserve for write-off of goodwill at NFS.

                                                 1996                  1995                  1994
                                       ------------------      -----------------    ----------------
Pre-tax (loss)/gain                    $      (4,202,000)      $   (3,252,000)      $     2,988,000
                                       ==================      =================    ================
Federal tax expense/(benefit) at
statutory rate of 34%                         (1,428,000)          (1,106,000)            1,019,000

Federal tax effect of write-off of
goodwill                                         374,000                    0                     0
                                       ------------------      -----------------    ----------------
                                              (1,054,000)          (1,106,000)            1,019,000

Other - net                                        3,000               54,000                64,000
                                       ------------------      -----------------    ----------------
Tax (benefit)/expense                  $      (1,051,000)      $   (1,052,000)      $     1,083,000
                                       ==================      =================    ================



         As of December 31, 1996, the Company had net operating loss carryforwards available for federal income tax purposes as follows:



                     Expiration
          -------------------------------
                        2006                   $    2,192,000

                        2007                        2,588,000

                        2008                        1,933,000

                        2009                          643,000

                        2011                          295,000
                                               ------------------
                                               $    7,651,000
                                               ==================

         In addition, NFS has net operating loss carryforwards of approximately $3,700,000 at December 31, 1996 for federal income tax purposes which may only be used to offset income earned by NFS. Such net operating loss carryforwards are subject to limitation under Section 382 of the Internal Revenue Code of 1986 (the "Code"), as amended and expire in various amounts from the years 2002 to 2009. NFS has a deferred tax asset of approximately $1,000,000 which has been fully reserved due to uncertainty about future operating results.

9.       COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

         a.      LEASE

         The Company leases office facilities for NFS, ARS and NFS Collection under an operating lease expiring in August 1999. The annual minimum rentals under noncancelable operating leases at December 31, 1996 were as follows:

                 Year ending
                December 31,
         ----------------------------
                    1997           $85,664

                    1998            85,664

                    1999            57,109


         The Company leases office space and services for Walnut Capital from an affiliate at $4,550 per month as of December 31, 1996. The lease is renewable annually at the discretion of the parties. The Company paid $56,544, $51,482, and $49,020 for rent for the years ended December 31, 1996, 1995, and 1994, respectively, and $8,505, $70,051, and $43,626 for services for the years ended December 31, 1996, 1995 and 1994, respectively.

         b.      LITIGATION

         NFS is the defendant in an action entitled Josephberg Grosz & Co., Inc. v. NFS Services, Inc. which was filed on September 19, 1996 in the Supreme Court of the New York, County of New York, Index No. 604744/96 (the "Action"). In the Action, Josephberg Grosz & Co. ("JGC") asserts, among other things, that, pursuant to the terms of a 1990 agreement between JGC and NFS Services (as amended, the "JGC Agreement"), JGC was entitled to manage, and be compensated in connection with the Business Combination and the 1995 Private Placement. In the Action, JGC claims potential damages of $600,000 to $1,000,000.

         On or about November 15, 1996, NFS filed a Memorandum in Support of NFS Services' Motion to Dismiss (the "Motion to Dismiss"). Pursuant to the Motion to Dismiss, NFS asserted, among other things, that JGC was not entitled to manage, or receive compensation in connection with, either the Business Combination or the Private Placement. In particular, in the Motion to Dismiss, NFS asserted that NFS was not a party to either the Business Combination or the Private Placement and that NFS did not, and could not, bind the Company as a party to the Business Combination and the issuer pursuant to the 1995 Private Placement, to the terms of the JGC Agreement.

         The Motion to Dismiss was denied on February 18, 1997, and NFS will be required to file an answer to JGC's original complaint and substantive discovery will commence. The Action is in the preliminary stages and the outcome cannot be determined at this time.

         In March 1994, a former employee commenced an action against NFS for failure to pay bonuses (No. 94 CIV 1503, William D. Riley v. NFS Services, Inc., United States District Court for the Southern District of New York) The complaint sought damages in excess of $400,000 plus an additional 25% for wages and legal fees. The claim was settled for a cash payment of $10,000 and the issuance of 22,500 shares of the Company's Common Stock having a fair value of $45,000 at the time of issuance in 1995.

         In connection with the merger of Walnut Capital and FAO Corp. immediately after the Business Combination, two former stockholders of Walnut Capital commenced appraisal proceedings on June 30, 1995 to determine the fair value of their Walnut Capital common stock pursuant to Section 262 of the Delaware General Corporation Law. (Civil Action No. 14391, The Lee and Rose Warner Foundation and Space Center, Inc. v. Walnut Capital, Court of Chancery of the State of Delaware in and for New Castle County.) The parties settled this matter. The Company issued 333,981 shares of Common Stock in the aggregate to the plaintiffs in connection with such settlement (the same number of shares of Common Stock the plaintiffs would have received in connection with the Business Combination).

         c.      EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with Burton W. Kanter and Joel S. Kanter. In addition, Walnut Capital had entered into an employment agreement with Michael Faber. Effective December 31, 1996, Michael
A. Faber resigned from Walnut Capital and Walnut Capital has no further contractual obligations to him. Mr. Burton Kanter's employment agreement provides that he is entitled to a minimum base salary of $100,000 per annum (which is paid in part to Mr. Kanter individually and in part to his sole proprietorship doing business as BK Consultants; see Footnote 10 - Related Party Transactions.) He is also entitled to a bonus as determined by the Board of Directors from time to time in its absolute and sole discretion. The agreement expires in February 1998, unless terminated at an earlier date pursuant to terms and conditions of the agreement. Amounts due under Mr. Burton Kanter's employment agreement were not currently paid in 1996 and are being accrued by the Company. The terms and conditions of the employment agreement of Mr. Joel Kanter is generally identical to that of Burton Kanter except that Joel Kanter is entitled to a minimum base salary of $70,000 per annum; however, the Board of Directors determined to increase such base salary to $200,000 for fiscal 1996 (see Footnote 10 - Related Party Transactions). Joel Kanter's agreement also differs in that Joel Kanter has agreed not to compete with the Company or NFS (but not Walnut Capital) for a period of three years after his termination of employment with Walnut Capital. In the event of termination of any of the agreements without cause, Messrs. Kanter would be entitled to one year's salary.

         Eugene N. Scalercio has entered into a noncompetition agreement with NFS, which provide that Mr. Scalercio will not compete with the Company, or its subsidiaries (other than Walnut Capital), for a period of three years after termination of his employment with the Company. Neither the Company nor NFS has entered into any employment agreement with Mr. Scalercio.

         d.      MAJOR CUSTOMERS.

         Approximately 60% and 73% of the Company's revenues were derived from three customers for the year ended December 31, 1996 and 1995, respectively. Accounts receivable from such customers were approximately $131,000 and $181,000 in the aggregate at December 31, 1996 and 1995, respectively.

10.      RELATED PARTY TRANSACTIONS

         The Company and its subsidiaries retain a law firm at which an officer has been of counsel since 1993. Expenses of $165,692 and $165,127 were incurred by the Company for reimbursement of expenses and legal services for the years ended December 31, 1996 and 1995, respectively.

         The Company and its subsidiaries retained an additional law firm at which another officer is of counsel. Expenses of $34,759, were incurred by the Company for reimbursement of expenses and legal services incurred during the year ended December 31, 1995. No such expenses were incurred in 1996.

         At December 31, 1996 and 1995, approximately $128,000 and $116,000, respectively, were due to the law firms and are included in accounts payable, accrued expenses and other current liabilities in the accompanying financial statements.

         As described above at Footnote 9.c., the Company retains Mr. Burton W. Kanter and his sole proprietorship doing business as BK Consultants to render services regarding the Company's operations and investment matters. Salary to Mr. Kanter and fee payments to such sole proprietorship of $15,000 and $135,000, respectively, were paid for the years ended December 31, 1995 and 1994. There were no payments in 1996, but $100,000 in salary was accrued by the Company for fiscal 1996.

         Periodically an officer of Walnut Capital, or a designee of Walnut Capital, serves in the capacity of director or observer to the board of directors of investee companies.

         Prior to March 1, 1995, Walnut Capital retained Mr. Joel S. Kanter on a consulting basis to perform due diligence and monitor certain investment matters. Fees paid to Mr. Kanter for professional services performed for the period from January 1, 1995 through February 28, 1995 were $20,059. As of March 1, 1995, Mr. Kanter became an officer of Walnut Capital and received salary payments of $49,941 for the period March 1, 1995 through December 31, 1995. (See Footnote 9.c. - Employment Agreements.)

11.      GUARANTY OF LOANS

         The Company has guaranteed $318,000 of a secured loan obtained by an investee company as of December 31, 1996.

12.      CONCENTRATION OF CREDIT RISK

         The Company has significant holdings of investments in the health care industry. Total investments in debt and equity were approximately $21,700,000 as of December 31, 1996 (including unrealized appreciation of approximately $14,931,000 as of December 31, 1996).

13.      FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         The Company from time to time makes commitments to provide financing in the form of loans, debt securities and equity investments. The Company's maximum exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notational amount of these instruments. As of December 31, 1996, no commitments were outstanding.

         The Company evaluates each portfolio investee's credit worthiness on a case-by-case basis. Generally, collateral is not obtained by the Company upon the extension of credit.

14.      STOCKHOLDERS' EQUITY

         a.      Preferred Stock.

                 The Company is authorized to issue up to 1,000,000 of its preferred stock in one or more series. As of December 31, 1996, no shares of preferred stock were outstanding.

         b.      Common Stock Options and Warrants.

         (1) In 1989, the Company adopted the NFS Services, Inc. 1989 Incentive Stock Option Plan (as amended, the "1989 Plan"). The 1989 Plan is administered by a stock incentive plan administrative committee appointed by the Company's Board of Directors (the "1989 Plan Committee"). The 1989 Plan Committee has the authority, subject to approval by the Company's Board of Directors and the terms of the 1989 Plan, to select the persons to whom awards may be granted, to determine the terms of each award, to interpret the provisions of the 1989 Plan and to make all other determinations that it may deem necessary or advisable for the administration of the 1989 Plan. The 1989 Plan provides for the grant of "incentive stock options," as defined under Section 422(b) of the Internal Revenue Code ("incentive options"), and options that do not so qualify ("nonstatutory options"), as determined in each individual case by the 1989 Plan Committee. The Company's Board of Directors has reserved 33,700 shares of Common Stock for issuance under the 1989 Plan. Awards of stock options to purchase 33,700 shares of Common Stock have been granted pursuant to the 1989 Plan to various officers, employees and consultants of the Company, or its subsidiaries. All of said options are fully vested and presently exercisable into shares of Common Stock and expire on November 23, 1998. The exercise price of the options granted pursuant to the 1989 Plan is $2.50 per share of Common Stock. As a result of the Business Combination, no further awards will be granted under the 1989 Plan.

         (2) In 1994, the Company adopted the NFS Services, Inc. (Utah) 1994 Incentive Stock Option Plan (the "1994 Stock Plan"). The 1994 Stock Plan is administered by a stock incentive plan administrative committee appointed by the Company's Board of Directors (the "1994 Stock Plan Committee"). The 1994 Stock Plan Committee has the authority, subject to approval by the Company's Board of Directors and the terms of the 1994 Stock Plan, to select the persons to whom awards may be granted, to determine the terms of each award, to interpret the provisions of the 1994 Stock Plan and to make all other determinations that it may deem necessary or advisable for the administration of the 1994 Stock Plan. The 1994 Stock Plan provides for the grant of incentive stock options, nonstatutory options, and restricted stock and stock appreciation rights ("SARs"), as determined in each individual case by the 1994 Stock Plan Committee. The Company's Board of Directors has reserved 500,000 shares of Common Stock for issuance under the 1994 Stock Plan. The Company has granted options under the 1994 Stock Plan as follows:

                                                  1996                                 1995
                                    ------------------------------     ----------------------------------
                                                           Average                              Average
                                      Number of           Exercise         Number of           Exercise
                                       Shares               Price           Shares               Price
                                    ----------------  ------------      -----------------  ---------------
Outstanding at January 1                119,500            $2.76
Granted                                 134,000             2.36             119,500       $     2.76
                                    ----------------                    -----------------
Outstanding at December 31              253,500             2.55             119,500             2.76
                                    ================                    =================
Exercisable                             129,500             2.76              35,000             2.79
                                    ================                    =================




--------------------
(1)      Option exercise prices range from $2.25 to $3.00.
(2)      Option expiration dates range from March 1998 to January 2006.
(3)      Issued in January 1997.

         (3) In connection with the Business Combination, the Company assumed the Walnut Capital Corporation 1987 Stock Option Plan (as amended, the "1987 Plan"). The 1987 Plan is administered by a stock option plan administrative committee appointed by the Board of Directors (the "1987 Plan Committee"). The 1987 Plan Committee has the authority, subject to approval by the Company's Board of Directors and the terms of the 1987 Plan, to select the persons to whom awards may be granted, to determine the terms of each award, to interpret the provisions of the 1987 Plan and to make all other determinations that it may deem necessary or advisable for the administration of the 1987 Plan. The 1987 Plan provides for the grant of incentive stock options or nonstatutory options, as determined in each individual case by the 1987 Plan Committee. There are 806,930 shares of Common Stock reserved for issuance under the 1987 Plan. Awards of incentive stock options to purchase up to 149,958 shares of Common Stock, and awards of nonstatutory options to purchase 656,972 shares of Common Stock, have been granted pursuant to the 1987 Plan to various officers, directors, employees, and consultants of Walnut Capital. All of said options are subject to a variety of vesting requirements and at December 31, 1996, 665,238 shares were exercisable. The exercise price of the options granted pursuant to the 1987 Plan ranges from $.90 to $1.80 per share of Common Stock. The average exercise price of options outstanding under the 1987 Plan was $1.63. As a result of the Business Combination between the Company and Walnut Capital, no further awards will be granted under the 1987 Plan. During the year ended December 31, 1996, no options to acquire Common Stock were exercised.

         (4) In addition to the options granted pursuant to the 1989 Plan, the 1994 Stock Plan and the 1987 Plan, the Company has issued certain options and warrants to purchase (i) 95,000 shares of Common Stock at $2.00 per share, which options expire on July 14, 1998, (ii) 225,269 shares of Common Stock at $1.81 per share which warrants expired on March 13, 1997, (iii) 452,533 shares of Common Stock at $3.00 per share which options expire June 30, 1998, (iv) 100,000 shares of Common Stock at $2.50 per share which options expire August 31, 2001, (v) 50,000 shares of Common Stock at $3.00 per share which options expire June 30, 2001, and (vi) 697,391 shares of Common Stock at $3.00 per share which warrants expire June 17, 2001.

15.      SEGMENT INFORMATION

         The Company is engaged primarily in two segments: (1) investment activities; and (2) providing consulting and asset recovery services through NFS. The following table shows certain operating information for each segment for the years ended December 31, 1996 and 1995.

                                         1996
                                         ----
                                                                      Consulting and
                                  Corporate          Investing        Asset Recovery             Total
                            -----------------    ---------------  -----------------------  --------------------
 Revenues                   $        3,636       $   79,115       $        2,057,421       $   2,140,172

 Operating (loss)                 (877,235)        (750,036)              (1,011,644)         (2,638,915)

 Identifiable Assets             2,405,224       28,530,591                2,262,660          33,198,475

 Depreciation                           --            2,008                   18,889              20,897

                                      1995
                                      ----
                                                                   Consulting and
                             Corporate           Investing         Asset Recovery           Total
                         -----------------    ---------------  -----------------------  ---------------
Revenues                     $    7,845         $    444,762         $   2,081,440         $   2,534,047

Operating (loss)               (567,639)            (261,800)             (978,958)           (1,808,397)

Identifiable Assets           4,132,014           28,526,894             3,404,596            36,063,504

Depreciation                         --                1,910                22,146                24,056

         Prior to the acquisition of NFS in February 1995, the Company was in one line of business and therefore no segment information is provided for those years.

16.      STOCK OPTIONS

         The Company applies APB 25 in accounting for its stock option plans and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant exercise price of the option at the date of grant. The effect of applying SFAS No. 123 on 1995 and 1996 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future years due to, among other things, (1) the vesting period of the stock options and (2) the fair value of additional stock options in future years. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's net loss in 1996 and 1995 would have been approximately $3,226,041 and $2,105,544, or $(.23) per share and $(.17) per share, respectively. The fair value of the options granted during 1996 and 1995 are estimated at $1.16 and $1.95, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%, volatility of 67% for 1996 and 62% for 1995, risk-free interest rate of 5.9%-7.9% for 1996 and 5.3%-6.6% for 1995 and expected life of 5 years.

17.      LONG-TERM ASSETS

         The Company is re-evaluating the asset recovery business at NFS. As a result of the calculations required under FAS 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to Be Disposed of," NFS recorded an expense of $1,100,000 representing a write-down of its goodwill. Management believes that the remaining NFS goodwill of approximately $800,000 is consistent with the accounting requirements of FAS 121.

                                   EXHIBIT C

                             SUBSCRIPTION DOCUMENTS

            INTENTIONALLY OMITTED FOR PURPOSES OF OFFERING CIRCULAR
                             FOR THE EXCHANGE OFFER

                                   EXHIBIT D

                               WARRANT AGREEMENT

                   INTENTIONALLY OMITTED FOR PURPOSES OF THE
                    OFFERING CIRCULAR FOR THE EXCHANGE OFFER

                                   EXHIBIT E

                         REGISTRATION RIGHTS AGREEMENT

          INTENTIONALLY OMITTED FOR PURPOSES OF THE OFFERING CIRCULAR
                             FOR THE EXCHANGE OFFER

                                   EXHIBIT F

                      ORGANIZATIONAL CHART OF THE COMPANY
                              AND ITS SUBSIDIARIES

   -----------------------------------
     Walnut Financial Services, Inc.
   -----------------------------------
     100%                  100%               100%                  100%               --------------
--------------         -------------    -----------------      ----------------        Various Trusts
Walnut Capital         Walnut Funds,    Walnut Consulting      Universal Bridge        --------------
     Corp                  Inc.               Inc.                Fund, Inc.                100%
--------------         -------------    -----------------      ----------------        --------------
--------------                                              83% limited   50% general    Windy City,
   Portfolio                                                  partner       partner          Inc.
  Investments                                                                          --------------
--------------                                                                              100%
                       -------------                                                   --------------
               40%     Michael Faber    40%                                               Windy City
                       -------------                                                     Bridges, Inc.
                    60%             60%                                                ---------------

          --------------        -----------------            -----------------------
          WGP Management        Walnut GP, L.L.C.            Universal Partners, L.P.
           Company, Inc         -----------------            ------------------------    50% general partner
          --------------                                     -----------------------          partner
                                                1%            Portfolio Investments
     --------------------        ----------------------      -----------------------
     Teachers' Retirement        Walnut Growth Partners
     System of the State   99%    Limited Partnership
         of Illinois             ----------------------
     -------------------         ----------------------
                                  Portfolio Investments
                                 ----------------------


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                        WALNUT FINANCIAL SERVICES, INC.
                           8000 Towers Crescent Drive
                                   Suite 1070
                            Vienna, Virginia  22182















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